As filed with the Securities and Exchange Commission on July 15, 1997
                                                  Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                     -------------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                     -------------------------------------

                        PROVIDENT BANKSHARES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         Maryland                                           6712                                         52-158642
(State or Other Jurisdiction      (Primary Standard Industrial Classification Code Number)  (I.R.S. Employer Identification Number)
of Incorporation or Organization)

                           114 EAST LEXINGTON STREET
                           BALTIMORE, MARYLAND  21202
                                 (410) 281-7000
               (Address, including Zip Code and Telephone Number,
       including Area Code, of Registrant's Principle Executive Offices)


                                 CARL W. STEARN
                            CHIEF EXECUTIVE OFFICER
                           114 EAST LEXINGTON STREET
                           BALTIMORE, MARYLAND 21202
                                 (410) 281-7000

            (Name, Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)

             ------------------------------------------------------
                                   COPIES TO:
MARY M. SJOQUIST, ESQ.                             WILLIAM S. RUBENSTEIN, ESQ.
MULDOON, MURPHY & FAUCETTE                         SKADDEN, ARPS, SLATE,
5101 WISCONSIN AVENUE, N.W.                        MEAGHER & FLOM LLP
WASHINGTON, D.C.  20016                            919 THIRD AVENUE
(202) 362-0840                                     NEW YORK, NEW YORK  10022
                                                   (212) 735-3000
                   ------------------------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
   PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND THE SATISFACTION OR WAIVER OF ALL OTHER CONDITIONS TO THE MERGER DESCRIBED IN THE
                       JOINT PROXY STATEMENT/PROSPECTUS.


If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. [ ]

               -------------------------------------------------

                        Calculation of Registration Fee

--------------------------------------------------------------------------------------------------------------------
                                                         Proposed                Proposed
Title of Each                                            Maximum                  Maximum
Class of Securities              Amount                  Offering                Aggregate               Amount of
Being                             To Be                    Price                 Offering               Registration
Registered(1)                  Registered               Per Share                Price (2)                Fee (2)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $1.00 per                 2,745,945                   N/A                 $87,870,236               $26,678
share ("Common
Stock")
--------------------------------------------------------------------------------------------------------------------

(1) Also includes associated Rights to purchase the Registrant's Class A Preferred Stock which Rights (a) are not currently separable from the shares of Provident Common Stock and (b) are not currently exercisable. See "Description of Provident Capital Stock--Rights Plan" and "Comparison of Stockholders Rights--Rights Plan."

(2) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Common Stock of First Citizens Financial Corporation ("First Citizens") reported on the Nasdaq National Market on July 11, 1997, ($32.00) and the maximum number of such shares (3,582,446) that may be exchanged for the securities being registered. Pursuant to Rule 457(b), the registration fee has been reduced by the $18,464 paid on May 20, 1997 upon the filing under the Securities Exchange Act of 1934, as amended, of Provident's proxy materials included herein relating to the Merger. Accordingly, the registration fee payable upon the filing of this Registration Statement is $8,214.
                 ---------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OR THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K
          SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS
              OF THE INFORMATION REQUIRED BY THE ITEMS OF FORM S-4


       S-4 ITEM NUMBER AND CAPTION                                     LOCATION IN PROXY STATEMENT/PROSPECTUS
 1.    Forepart of Registration Statement and Outside Front            Cover Page of Registration Statement; Cross Reference
       Cover page of Prospectus                                        Sheet; Outside Front Cover Page

 2.    Inside Front and Outside Back Cover Pages of                    Inside Front Cover Page; Available Information; Table of
       Prospectus                                                      Contents

 3.    Risk Factors, Ratio of Earnings to Fixed Charges, and           Summary; Parties to the Merger; Meeting of Provident
       Other Information                                               Stockholders; Meeting of First Citizens Stockholders; The
                                                                       Merger; Pro Forma Combined Selected Historical Financial
                                                                       Information

 4.    Terms of the Transaction                                        Summary; The Merger; Certain Related Transactions;
                                                                       Description of Provident Capital Stock; Comparison of
                                                                       Stockholder Rights

 5.    Pro Forma Financial Information                                 Pro Forma Condensed Combined Financial Statements
                                                                       (Unaudited)

 6.    Material Contacts with the Company Being Acquired               Summary; The Merger

 7.    Additional Information Required for Reoffering by                    *
       Persons and Parties Deemed to be Underwriters and
       Parties Deemed to be Underwriters

 8.    Interests of Named Experts and Counsel                          Legal Matters; Experts

 9.    Disclosure of Commission Position on Indemnification                 *
       for Securities Act Liabilities

10.    Information with Respect to S-3 Registrants                     Available Information; Incorporation of Certain Documents
                                                                       by Reference; Summary; The Merger; Pro Forma
                                                                       Condensed Combined Financial Statements (Unaudited);
                                                                       Parties to the Merger-Provident

11.    Incorporation of Certain Information by Reference               Incorporation of Certain Documents by Reference

12.    Information with Respect to S-2 or S-3 Registrants                   *

13.    Incorporation of Certain Information by Reference                    *

14.    Information with Respect to Registrants other Than S-3               *
       or S-2 Registrants

15.    Information with Respect to S-3 Companies                       Available Information; Incorporation of Certain Documents
                                                                       by Reference; Summary; Parties to the Merger-First Citizens

16.    Information with Respect to S-2 or S-3 Companies                     *

17.    Information with Respect to Companies Other Than S-2                 *
       or S-3 Companies

18.    Information if Proxies, Consents or Authorizations are          Summary; Meeting of Provident Stockholders; Meeting of
       to be Solicited                                                 First Citizens Stockholders; The Merger

19.    Information if Proxies, Consents or Authorizations are               *
       not to be Solicited, or in an Exchange Offer

---------------
* Omitted because inapplicable or answer is negative.

                             [PROVIDENT LETTERHEAD]


                                                                  July 15, 1997

Dear Provident Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of Provident Bankshares Corporation ("Provident") which will be held on August 20, 1997 at 10:00 a.m., local time, at the offices of Provident, 114 East Lexington Street, Baltimore, Maryland 21202 (the "Special Meeting").

         At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), amended and restated as of July 14, 1997 by and between Provident and First Citizens Financial Corporation ("First Citizens") pursuant to which First Citizens will be merged (the "Merger") with and into Provident. It is intended that immediately following the Merger, Citizens Savings Bank F.S.B., a federally chartered savings bank and a wholly owned subsidiary of First Citizens, will merge with and into Provident Bank of Maryland, a Maryland-chartered commercial bank and a wholly owned subsidiary of Provident. Upon consummation of the Merger, each share of the common stock of First Citizens will be converted into and exchangeable for .7665 shares (the "Exchange Ratio") of Provident common stock, subject to certain adjustments. The Merger Agreement originally provided for an exchange ratio of .73 shares of Provident common stock for each share of First Citizens common stock; this exchange ratio was adjusted pursuant to the Merger Agreement as a result of the 5% stock dividend declared by the Board of Directors of Provident to Provident's stockholders of record as of April 28, 1997.

         The proposed Merger has been unanimously approved by the Board of Directors of each company. Your Board has determined that the Merger is in the best interests of Provident and its stockholders and unanimously recommends that you vote FOR approval of the Merger Agreement. The investment banking firm of Keefe, Bruyette & Woods, Inc. ("KBW") has issued a written opinion to your Board of Directors that, as of the date of such opinion, the Exchange Ratio was fair to Provident's stockholders from a financial point of view. The written opinion of KBW is reproduced in full as Annex D to the accompanying Joint Proxy Statement/Prospectus, and Provident's stockholders are urged to read carefully such opinion in its entirety.

         Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of the First Citizens common stock and holders of Provident common stock and the approval of the Merger by various regulatory agencies.

         Specific information regarding the Special Meeting is contained in the enclosed Notice of Special Meeting and Joint Proxy Statement/Prospectus. Please read these materials carefully.

         IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING COMMON STOCK OF PROVIDENT IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. A FAILURE TO

VOTE FOR APPROVAL OF THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. THEREFORE, I URGE YOU TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE THE PROXY GIVEN ON SUCH FORM AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR FORM OF PROXY.

         On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR the Merger Agreement.

                             Sincerely,


                             Carl W. Stearn
                             Chairman of the Board and Chief Executive Officer

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                        PROVIDENT BANKSHARES CORPORATION
                           114 EAST LEXINGTON STREET
                           BALTIMORE, MARYLAND  21202
                                 (410) 281-7000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 20, 1997



To the Stockholders of
Provident Bankshares Corporation:


                  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Provident Bankshares Corporation ("Provident") will be held at the offices of Provident, 114 East Lexington Street, Baltimore, Maryland 21202 on Wednesday, August 20, 1997, at 10:00 a.m. local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:


         1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, amended and restated as of July 14, 1997 (the "Merger Agreement"), between Provident and First Citizens Financial Corporation. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

         2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


                  The Provident Board of Directors has fixed the close of business on July 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting.


         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
EACH STOCKHOLDER, EVEN THOUGH HE OR SHE NOW PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR

HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                              By Order of the Board of Directors,


                              Carl W. Stearn
                              Chairman of the Board and Chief Executive Officer
July 15, 1997

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                         [ FIRST CITIZENS LETTERHEAD ]


                                                                  July 15, 1997


To First Citizens Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of First Citizens Financial Corporation ("First Citizens") to be held at the DoubleTree Hotel, 1750 Rockville Pike, Rockville, Maryland on Wednesday, August 20, 1997 at 9:00 a.m. local time.

         At the Annual Meeting, you will be asked to consider and vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger, amended and restated as of July 14, 1997 (the "Merger Agreement"), by and between Provident Bankshares Corporation ("Provident") and First Citizens, pursuant to which First Citizens will merge (the "Merger") with and into Provident and stockholders of First Citizens will receive .7665 shares (the "Exchange Ratio") of the common stock of Provident for each share of First Citizens common stock, plus cash in lieu of fractional shares and subject to certain adjustments, all as more fully described in the enclosed Joint Proxy Statement/Prospectus. The Merger Agreement originally provided for an exchange ratio of .73 shares of Provident common stock for each share of First Citizens common stock; this exchange ratio was adjusted pursuant to the Merger Agreement as a result of the 5% stock dividend declared by the Board of Directors of Provident to Provident's stockholders of record as of April 28, 1997.

         Your Board of Directors unanimously approved the Merger and believes that it is in the best interests of First Citizens and our stockholders. Accordingly, the Board of Directors unanimously recommends that you vote FOR approval of the Merger Agreement and the Merger provided for therein.

         Your Board of Directors has retained the investment banking firm of Endicott Financial Advisors, L.L.C. ("Endicott") to act as its financial advisor in connection with the Merger. As discussed in the accompanying Joint Proxy Statement/Prospectus, Endicott has delivered to the Board of Directors its written opinion that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of First Citizens. The written opinion of Endicott is included as Annex C to the accompanying Joint Proxy Statement/Prospectus. You are urged to read these materials carefully.

         In addition to voting on the Merger, you will be asked to vote for the election of two directors to serve for three-year terms and until their successors shall have been elected and qualified, or, if earlier, until the proposed Merger is consummated.

         Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of the First Citizens common stock and holders of Provident common stock and the approval of the Merger by various regulatory agencies.

         IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING COMMON STOCK OF FIRST CITIZENS IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. A FAILURE

TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. THEREFORE, I URGE YOU TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY GIVEN ON SUCH FORM AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR FORM OF PROXY.

Sincerely,


Herbert W. Jorgensen                     Enos K. Fry
Chairman of the Board and                Vice Chairman and President
Chief Executive Officer

                      FIRST CITIZENS FINANCIAL CORPORATION
                               22 FIRSTFIELD ROAD
                         GAITHERSBURG, MARYLAND  20878
                                 (301) 527-2400



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 20, 1997



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Citizens Financial Corporation ("First Citizens"), Gaithersburg, Maryland will be held at the DoubleTree Hotel, 1750 Rockville Pike, Rockville, Maryland on August 20, 1997 at 9:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

         1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, amended and restated as of July 14, 1997 (the "Merger Agreement"), between Provident Bankshares Corporation and First Citizens. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

         2. To elect two directors of First Citizens for three-year terms and until their successors shall have been elected and qualified, or, if earlier, until the proposed merger is consummated.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Pursuant to the by-laws, the board of directors has fixed July 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. A list of First Citizens stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting, during ordinary business hours, at the principal executive offices of First Citizens located at 22 Firstfield Road, Gaithersburg, Maryland for 10 days prior to the Annual Meeting and will also be available at the Annual Meeting.

         In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation by First Citizens.

                                           By Order Of The Board Of Directors


                                           Herbert W. Jorgensen
                                           Chairman of the Board and
                                           Chief Executive Officer



                                           Enos K. Fry
                                           Vice Chairman and President
Gaithersburg, Maryland
July 15, 1997

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED PRIOR TO THE VOTING BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                        PROVIDENT BANKSHARES CORPORATION
                      FIRST CITIZENS FINANCIAL CORPORATION
                             JOINT PROXY STATEMENT

                              --------------------

                        PROVIDENT BANKSHARES CORPORATION
                                   PROSPECTUS

                             ---------------------

                        2,745,945 SHARES OF COMMON STOCK


         This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of First Citizens Financial Corporation, a Delaware corporation ("First Citizens"), with and into Provident Bankshares Corporation, a Maryland corporation ("Provident"), with Provident as the surviving corporation in the Merger, as contemplated by the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), amended and restated as of July 14, 1997, between Provident and First Citizens. A copy of the Merger Agreement is attached as Annex A hereto and is incorporated herein by reference.

         This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Provident and First Citizens in connection with the solicitation of proxies by the respective Boards of Directors of Provident and First Citizens for use at the meetings of stockholders of Provident and First Citizens, each to be held on August 20, 1997, including any adjournments or postponements of such meetings (the "Meetings"). At their respective Meetings, stockholders of Provident and First Citizens will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. In addition, the stockholders of First Citizens will consider and vote on the election of two directors to serve for the terms for which they are nominated and until their successors shall have been elected and qualified, or, if earlier, until the proposed Merger is consummated.

         This Joint Proxy Statement/Prospectus also constitutes a prospectus of Provident with respect to up to 2,745,945 shares of common stock, par value $1.00 per share, of Provident (the "Provident Common Stock") issuable to holders of common stock, par value $.01 per share, of First Citizens ("First Citizens Common Stock") in the Merger.

         Upon consummation of the Merger, each outstanding share of First Citizens Common Stock will, with certain exceptions, be converted into and exchangeable for .7665 shares of Provident Common Stock. The Merger Agreement originally provided for an exchange ratio of .73 shares of Provident Common Stock for each share of First Citizens Common Stock; this exchange ratio was adjusted pursuant to the Merger Agreement as a result of the 5% stock dividend declared by the Board of Directors of Provident to Provident's stockholders of record as of April 28, 1997 (the "Provident 5% Stock Dividend"). As used herein, "Exchange Ratio" means .73, the original exchange ratio, or .7665, the original exchange ratio, as adjusted for the Provident 5% Stock Dividend pursuant to the Merger Agreement, as the context requires.

         If the Average Closing Price (as defined below) is less than $33.929, First Citizens may terminate the Merger Agreement unless Provident increases the Exchange Ratio so that the shares of Provident Common Stock issued in exchange for each share of First Citizens Common Stock have a value (based on the Average Closing Price) of $26.006. If the Merger is approved by First Citizens' stockholders, the Board of Directors of First Citizens (the "First Citizens Board") may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting First Citizens' stockholders if the Average Closing Price is less than $33.929, even though, as a result of the application of the Exchange Ratio, the value of the shares of Provident Common Stock (valued at the Average Closing Price) issued in exchange for each share of First Citizens Common Stock would be less than $26.006. The Average Closing Price is the average closing sales price of the Provident Common Stock on the Nasdaq Stock Market (the "Nasdaq") for the 10 consecutive trading days ending on the date on which the last required regulatory approval for the Merger is obtained, without regard to any requisite waiting periods in respect thereof. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of Provident Common Stock. In addition, each share of Provident Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to the Provident Rights Agreement (as defined below). See "The MERGER -- Exchange Ratio." No stockholder of First Citizens or Provident is entitled to appraisal rights in connection with or as a result of the Merger. See "The Merger -- No Appraisal Rights."

         Because the market price of Provident Common Stock is subject to fluctuation, the value of the shares of Provident Common Stock that holders of First Citizens Common Stock would receive in the Merger may increase or decrease prior to and after the Merger. See "MARKET PRICES AND DIVIDEND INFORMATION." Upon consummation of the Merger, the holders of First Citizens Common Stock will own approximately 20% of the outstanding shares of Provident Common Stock.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

         THE SHARES OF PROVIDENT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY GUARANTEED BY ANY BANK OR BANK HOLDING COMPANY.

                          ----------------------------

         This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Provident and First Citizens on or about July 18, 1997.

         The date of this Joint Proxy Statement/Prospectus is July 15, 1997.

         No persons have been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Provident or First Citizens. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Provident or First Citizens since the date of this Joint Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein is correct as of any time subsequent to such date. All information contained in this Joint Proxy Statement/Prospectus relating to Provident and its subsidiaries has been supplied by Provident and all information contained in this Joint Proxy Statement/Prospectus relating to First Citizens and its subsidiaries has been supplied by First Citizens.

                               TABLE OF CONTENTS

                                                                                                               Page
AVAILABLE INFORMATION.............................................................................................8

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................9

SUMMARY  ........................................................................................................11
         Parties to the Merger...................................................................................11
         Effects of the Merger...................................................................................13
         Exchange Ratio..........................................................................................13
         Recommendations of Boards of Directors; Reasons for the Merger..........................................14
         Opinions of Financial Advisors..........................................................................14
         Termination of the Merger Agreement.....................................................................16
         Nasdaq Listing..........................................................................................16
         Anticipated Accounting Treatment........................................................................16
         Certain Federal Income Tax Consequences of the Merger...................................................16
         No Appraisal Rights.....................................................................................17
         Stock Option Agreement; Termination Fee.................................................................17
         Comparison of Stockholder Rights........................................................................17

MARKET PRICES AND DIVIDEND INFORMATION...........................................................................18

SELECTED HISTORICAL FINANCIAL INFORMATION........................................................................20

PRO FORMA COMBINED SELECTED HISTORICAL
         FINANCIAL INFORMATION...................................................................................22

COMPARATIVE PER SHARE DATA.......................................................................................24

PARTIES TO THE MERGER............................................................................................25
         Provident...............................................................................................25
         First Citizens..........................................................................................25

MEETING OF PROVIDENT STOCKHOLDERS................................................................................26
         Date, Time and Place; Purpose of Meeting................................................................26
         Record Date.............................................................................................26
         Voting; Revocation of Proxies...........................................................................26
         Vote Required to Approve the Merger; Principal Stockholders.............................................28
         Solicitation of Proxies.................................................................................28

MEETING OF FIRST CITIZENS STOCKHOLDERS...........................................................................28
         Date, Time and Place; Purpose of Meeting................................................................28
         Record Date.............................................................................................29
         Voting; Revocation of Proxies...........................................................................29

                                       4


         Vote Required to Approve the Merger; Principal Stockholders.............................................31
         Solicitation of Proxies.................................................................................31

THE MERGER.......................................................................................................32
         General.................................................................................................32
         Exchange Ratio..........................................................................................32
         Background of the Merger................................................................................34
         Recommendation of the First Citizens Board; First Citizens' Reasons for the Merger......................38
         Recommendation of the Provident Board; Provident's Reasons for the Merger...............................39
         Opinion of First Citizens' Financial Advisor............................................................40
         Opinion of Provident's Financial Advisor................................................................45
         Interests of Certain Persons in the Merger..............................................................50
         Management and Operations Following the Merger..........................................................54
         Employee Matters........................................................................................54
         Effective Time..........................................................................................55
         Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares........................55
         Conditions to the Merger................................................................................57
         Regulatory Approvals Required for the Merger............................................................59
         Conduct of Business Pending the Merger..................................................................61
         Representations and Warranties..........................................................................63
         Waiver and Amendment; Termination; Termination Fee......................................................63
         Nasdaq Listing..........................................................................................65
         Anticipated Accounting Treatment........................................................................65
         Certain Federal Income Tax Consequences of the Merger...................................................66
         Resales of Provident Common Stock by Affiliates.........................................................68
         No Appraisal Rights.....................................................................................68
         Expenses ...............................................................................................69

CERTAIN RELATED TRANSACTIONS.....................................................................................69
         Stock Option Agreement; Termination Fee.................................................................69
         Bank Merger Agreement...................................................................................74

CERTAIN REGULATORY CONSIDERATIONS................................................................................74
         General  ...............................................................................................74
         Payment of Dividends....................................................................................75
         Transactions with Affiliates............................................................................75
         Holding Company Liability...............................................................................76
         Prompt Corrective Action................................................................................76
         Capital Adequacy........................................................................................77
         Enforcement Powers of the Federal Banking Agencies......................................................78
         FDIC Insurance Assessments..............................................................................78
         Control Acquisitions....................................................................................79
         Future Legislation......................................................................................80


                                       5



DESCRIPTION OF PROVIDENT CAPITAL STOCK...........................................................................80
         General.................................................................................................80
         Common Stock............................................................................................80
         Rights Plan.............................................................................................81

COMPARISON OF STOCKHOLDER RIGHTS.................................................................................84
         General.................................................................................................84
         Special Meeting of Stockholders.........................................................................85
         Stockholder Action by Written Consent...................................................................85
         Stockholder Nominations and Proposals for Business......................................................86
         Certain Extraordinary Corporate Transactions ...........................................................87
         Business Combinations Involving Interested Stockholders.................................................87
         Removal of Directors....................................................................................88
         Consideration of Other Constituencies...................................................................89
         Personal Liability of Directors and Officers............................................................89
         Indemnification of Officers and Directors...............................................................90
         Amendments to By-laws...................................................................................90
         Rights Plan.............................................................................................90
         Appraisal Rights........................................................................................91
         Dividends and Distributions.............................................................................91

PRO FORMA CONDENSED COMBINED
         FINANCIAL STATEMENTS....................................................................................92

ELECTION OF FIRST CITIZENS DIRECTORS............................................................................100
         Information as to Nominees and Other Directors.........................................................101
         Other Executive Officers...............................................................................102
         Corporate Governance and Other Matters.................................................................103
         Compensation of Directors..............................................................................104
         Executive Compensation and Other Information...........................................................106
         Employment and Other Agreements........................................................................110
         Report on Executive Compensation of the Boards of Directors of First Citizens and
           Citizens Savings and First Citizens' Stock Option Committee..........................................113
         Compensation Committee Interlocks and Insider Participation............................................114
         Stock Performance Graph................................................................................117
         Section 16(a) Beneficial Ownership Reporting Compliance................................................118
         Certain Transactions...................................................................................118
         Independent Public Accountants.........................................................................118
         Stock Owned by Management..............................................................................119
         Principal Holders of Voting Securities.................................................................120

LEGAL MATTERS...................................................................................................122

EXPERTS  .......................................................................................................122

STOCKHOLDER PROPOSALS...........................................................................................123

ANNEX A           Amended and Restated Agreement and Plan of Merger
ANNEX B           Stock Option Agreement
ANNEX C           Opinion of Endicott Financial Advisors, L.L.C.
ANNEX D           Opinion of Keefe, Bruyette & Woods, Inc.

                             AVAILABLE INFORMATION

         Provident and First Citizens are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Provident and First Citizens with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Web Site maintained by the Commission at "http://www.sec.gov." In addition, material filed by Provident and First Citizens can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         Provident has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Provident Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed with the Commission by Provident (File No. 0-16421) and First Citizens (File No. 0-17912) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

         1. Provident's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Provident Form 10-K").

         2. Provident's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         3. Provident's Current Report on Form 8-K, dated March 18, 1997.

         4. The description of Provident Common Stock and Provident Class A Preferred Stock ("Provident Class A Preferred Stock") and Preferred Share Purchase Rights set forth in Provident's registration statements filed by Provident pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

         5. The portions of Provident's Proxy Statement for the Annual Meeting of Stockholders held on April 16, 1997 that have been incorporated by reference in the 1996 Provident Form 10-K.

         6. First Citizens' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 First Citizens Form 10-K").

         7. First Citizens' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         8. First Citizens' Current Report on Form 8-K, dated March 14, 1997.

         9. The description of First Citizens Common Stock set forth in First Citizens' Registration Statement filed by First Citizens pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

         All documents and reports filed by Provident or First Citizens with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

         THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO PROVIDENT, TO PROVIDENT BANKSHARES CORPORATION, 114 EAST LEXINGTON STREET, BALTIMORE, MARYLAND 21202, ATTENTION: ROBERT L. DAVIS, GENERAL COUNSEL, TELEPHONE NUMBER (410) 281-7000, AND IN THE CASE OF DOCUMENTS RELATING TO FIRST CITIZENS, TO FIRST CITIZENS FINANCIAL CORPORATION, 22 FIRSTFIELD ROAD, GAITHERSBURG, MARYLAND 20878, ATTENTION: BARBARA J. GUY, CORPORATE SECRETARY, TELEPHONE NUMBER (301) 527-2400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY AUGUST 13, 1997.

         This Joint Proxy Statement/Prospectus contains certain forward looking statements with respect to the financial condition, results of operations and business of Provident following the consummation of the Merger. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:
(1) expected cost savings or revenue enhancements from the Merger cannot be fully realized; (2) deposit attrition, customer loss or revenue loss following the Merger is greater than expected; (3) competitive pressure in the banking and financial services industry increases significantly; (4) changes in the interest rate environment reduce margins; and (5) general economic conditions, either nationally or in the State of Maryland, are less favorable than expected.

                                    SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. AS THIS SUMMARY IS NECESSARILY INCOMPLETE, REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. PROVIDENT AND FIRST CITIZENS STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY. CERTAIN CAPITALIZED TERMS WHICH ARE USED BUT NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

PARTIES TO THE MERGER

         PROVIDENT. Provident is a regional bank holding company organized under the laws of the State of Maryland in 1987 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Provident's direct subsidiary, Provident Bank of Maryland ("Provident Bank"), operates 56 banking facilities throughout the Baltimore metropolitan area and one in Hanover, Pennsylvania. Provident Bank is a Maryland-chartered commercial bank which has operated since 1886. At December 31, 1996, Provident Bank was the second largest commercial bank chartered under the laws of the State of Maryland in terms of assets.

         At March 31, 1997, Provident had assets of $2.9 billion, deposits of $1.9 billion and stockholders' equity of $199 million. Provident's principal executive offices are located at 114 East Lexington Street, Baltimore, Maryland 21202 and its telephone number is (410) 281-7000.

         For more information about Provident, reference is made to "PARTIES TO THE MERGER -- Provident" and to the 1996 Provident Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         FIRST CITIZENS. First Citizens is a savings and loan holding company organized under the laws of Delaware in 1989. First Citizens' primary subsidiary, Citizens Savings Bank F.S.B. ("Citizens Savings"), operates 15 banking offices serving customers in Montgomery and Frederick Counties, Maryland.

         At March 31, 1997, First Citizens had total assets of $694 million, deposits of $544 million and stockholders' equity of $42 million. First Citizens' principal executive offices are located at 22 Firstfield Road, Gaithersburg, Maryland 20878 and its telephone number is (301) 527-2400.

         For more information about First Citizens, reference is made to "PARTIES TO THE MERGER -- First Citizens" and to the 1996 First Citizens Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" REFERENCE."

THE MEETINGS

         PROVIDENT. The special meeting of stockholders of Provident will be held at 10:00 a.m. on August 20, 1997 at the offices of Provident, 114 East Lexington Street, Baltimore, Maryland 21202 (including any adjournments or postponements thereof, the "Provident Meeting "). The purpose of the Provident Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus, and the consummation of the transaction contemplated thereby, and (ii) such other matters as may properly be brought before the Provident Meeting.

         Only holders of record of Provident Common Stock at the close of business on July 14, 1997 (the "Provident Record Date ") will be entitled to vote at the Provident Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Provident Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. As of the Provident Record Date, there were 9,052,418 shares of Provident Common Stock outstanding and entitled to be voted at the Provident Meeting.

         The directors and executive officers of Provident and their affiliates beneficially owned, as of the Provident Record Date, 541,400 shares, or approximately 6% of the outstanding shares, of Provident Common Stock entitled to vote a the Provident Meeting and all such persons have indicated a present intent to vote their shares in favor of the Merger. As of the Provident Record Date, neither First Citizens nor its subsidiaries nor the directors and executive officers of First Citizens beneficially owned any shares of Provident Common Stock, except that one executive officer possesses shared investment power with respect to 1,050 shares of Provident Common Stock. See "MEETING OF PROVIDENT STOCKHOLDERS."

         FIRST CITIZENS. The annual meeting of stockholders of First Citizens will be held at 9:00 a.m. on August 20, 1997 at the DoubleTree Hotel, 1750 Rockville Pike, Rockville, Maryland (including any adjournments or postponements thereof, the "First Citizens Meeting "). The purpose of the First Citizens Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby,
(ii) the election of two directors of First Citizens for three-year terms and until their successors shall have been elected and qualified, or, if earlier, until the proposed Merger is consummated, and (iii) such other matters as may properly be brought before the First Citizens Meeting.

         Only holders of record of First Citizens Common Stock at the close of business on July 14, 1997 (the "First Citizens Record Date") will be entitled to vote at the First Citizens Meeting. The affirmative vote of holders of a majority of the outstanding shares of First Citizens Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. Directors are elected by a plurality vote pursuant to First Citizens By-laws. As of the First Citizens Record Date, there were 2,901,433 shares of First Citizens Common Stock outstanding and entitled to be voted at the First Citizens Meeting.

         The directors and executive officers of First Citizens and their affiliates beneficially owned, as of the First Citizens Record Date, 268,453 shares, or approximately 9.25% of the outstanding shares, of First Citizens Common Stock entitled to vote at the First Citizens Meeting and all such persons have indicated a present intent to vote their shares in favor of the Merger. As of the First Citizens Record Date, neither Provident and its subsidiaries, nor the directors and executive officers of Provident, beneficially owned any outstanding shares of First Citizens Common Stock. See "MEETING OF FIRST CITIZENS STOCKHOLDERS."

EFFECTS OF THE MERGER

         Pursuant to the Merger Agreement, at the Effective Time (as defined below), First Citizens will be merged with and into Provident, and First Citizens stockholders will become stockholders of Provident. See "THE MERGER -- General."

         Immediately following the consummation of the Merger, Citizens Savings will merge with and into Provident Bank (the "Bank Merger"). Provident Bank will continue as a Maryland-chartered commercial bank and a wholly owned subsidiary of Provident. See "THE MERGER -- General" and "CERTAIN RELATED TRANSACTIONS -- Bank Merger Agreement."

EXCHANGE RATIO

         At the Effective Time, each issued and outstanding share of First Citizens Common Stock, except for shares held directly or indirectly by Provident or First Citizens (other than shares held by Provident or First Citizens in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for .7665 shares of Provident Common Stock. The Merger Agreement originally provided for an exchange ratio of .73 shares of Provident Common Stock for each share of First Citizens Common Stock; this exchange ratio was adjusted pursuant to the Merger Agreement as a result of the 5% stock dividend declared by the Board of Directors of Provident to Provident's stockholders of record as of April 28, 1997 (the "Provident 5% Stock Dividend"). As used herein, "Exchange Ratio" means .73, the original exchange ratio, or .7665, the original exchange ratio as adjusted for the Provident 5% Stock Dividend pursuant to the Merger Agreement, as the context requires. If the Average Closing Price (as defined below) is less than $33.929, First Citizens may terminate the Merger Agreement unless Provident increases the Exchange Ratio such that the shares of Provident Common Stock issued in exchange for each share of First Citizens Common Stock have a value (based on the Average Closing Price) of $26.006. The Average Closing Price is the average closing sales price per share of Provident Common Stock on Nasdaq for the 10 consecutive trading days (the "Valuation Period") ending on the date on which the last required regulatory approval for the Merger is obtained, without regard to any requisite waiting periods in respect thereof.

         If the Average Closing Price is less than $33.929 and, in response to an election by First Citizens to terminate the Merger Agreement, Provident elects to increase the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $26.006 by (ii) the Average Closing Price. If the Merger is approved by First Citizens' stockholders, the First Citizens Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting First Citizens' stockholders if the Average Closing Price is less than $33.929, even though, as a result of the application of the Exchange Ratio, the value of the shares of Provident Common Stock (valued at the Average Closing Price) issued in exchange for each share of First Citizens Common Stock would be less than $26.006. In such a situation, in considering whether to consummate the Merger without the resolicitation of First Citizens' stockholders, the First Citizens Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, the advice of its financial advisor and
legal counsel.   See "THE MERGER -- Exchange Ratio" and "-- Waiver and
Amendment; Termination; Termination Fee."

         Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of Provident Common Stock. In addition, each share of Provident Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to the Provident Rights Agreement (as defined below). See "DESCRIPTION OF PROVIDENT CAPITAL STOCK -- Rights Plan."

         At the Effective Time, each outstanding and unexercised option to purchase shares of First Citizens Common Stock (a "First Citizens Option") will be assumed by Provident. See "THE MERGER -- Interests of Certain Persons in the Merger."

RECOMMENDATIONS OF BOARDS OF DIRECTORS; REASONS FOR THE MERGER

         FIRST CITIZENS. The First Citizens Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, First Citizens and its stockholders. THE FIRST CITIZENS BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT FIRST CITIZENS' STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. For a discussion of the factors considered by the First Citizens Board in approving the Merger Agreement, see "THE MERGER -- Recommendation of the First Citizens Board; First Citizens' Reasons for the Merger."

         PROVIDENT. The Provident Board of Directors (the "Provident Board") has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Provident and its stockholders. THE PROVIDENT BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT PROVIDENT'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. For a discussion of the factors considered by the Provident Board in approving the Merger Agreement, see "THE MERGER -- Recommendation of the Provident Board; Provident's Reasons for the Merger."

OPINIONS OF FINANCIAL ADVISORS

         Endicott Financial Advisors, L.L.C. ("Endicott") has rendered a written opinion to the First Citizens Board, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of First Citizens Common Stock. As discussed in "THE MERGER -- Recommendation of the First Citizens Board; First Citizens' Reasons for the Merger," Endicott's opinion and presentation to the First Citizens Board, together with a review by the First Citizens Board of the assumptions used by Endicott, were among the factors considered by the First Citizens Board in reaching its determination to approve the Merger. The opinion of Endicott is attached as Annex C to this Joint Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Endicott in connection therewith. See "THE MERGER -- Opinion of First Citizens' Financial Advisor."

         Keefe, Bruyette & Woods, Inc. ("KBW") has rendered a written opinion to the Provident Board, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio was fair to Provident's stockholders from a financial point of view. As discussed in "THE MERGER -- Recommendation of the Provident Board; Provident's Reasons for the Merger," KBW's opinion and presentation to the Provident Board, together with a review by the Provident Board of the assumptions used by KBW, were among the factors considered by the Provident Board in reaching its determination to approve the Merger. The opinion of KBW is attached as Annex D to this Joint Proxy Statement/Prospectus.

Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by KBW in connection therewith. See "THE MERGER -- Opinion of Provident's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of First Citizens' management and the First Citizens Board have interests in the Merger in addition to their interests as stockholders of First Citizens generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, the payout of cash benefits under certain existing employment agreements, the appointment to the Provident Board of Messrs. Herbert W. Jorgensen and Enos K. Fry, the provision by Provident of a new consulting and employment agreements for Messrs. Jorgensen and Fry, respectively, and the creation of an advisory board. The First Citizens Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- Interests of Certain Persons in the Merger."

EMPLOYEE MATTERS

         The Merger Agreement provides for Citizens Savings' employees who continue to be employed by Provident to participate in benefit plans maintained by Provident and provides, in certain instances, more specific provisions with respect to such participation and treatment of Citizens Savings' benefit plans following the Merger. See "THE MERGER -- Employee Matters."

EFFECTIVE TIME

         The Merger will become effective at the date and time (the "Effective Time ") set forth in the articles of merger which will be filed with the Department of Assessment and Taxation of the State of Maryland (the "Department") in accordance with applicable law. The articles will be filed on the first day which is (i) the last business day of a month and (ii) at least two business days after the satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by Provident and First Citizens. See "THE MERGER -- Effective Time."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various mutual conditions, including, among others, receipt of the stockholder approvals solicited hereby, receipt of necessary regulatory approvals, receipt of an opinion of counsel regarding certain federal income tax consequences of the Merger, receipt of a letter from Provident's independent accountants that the Merger qualifies for pooling-of-interests accounting treatment and the satisfaction of certain other customary closing conditions. See "THE MERGER -- Conditions to the Merger."

         Consummation of the Merger and the transactions contemplated thereby are subject to the prior approval of the FDIC and the Maryland Commissioner of Financial Regulation and notification to the Federal Reserve Board and the Office of Thrift Supervision ("OTS"). Applications have been filed with each of the aforementioned agencies. On July 7, 1997, the FDIC approved the application filed by Provident. On July 7, 1997, the Federal Reserve Board approved the notification filed by Provident. See "THE MERGER -- Regulatory Approvals Required for the Merger."

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of First Citizens and Provident and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by December 31, 1997. In addition, the Merger Agreement provides that First Citizens may elect to terminate the Merger Agreement if the Average Closing Price is less than $33.929 unless Provident agrees to increase the Exchange Ratio to an amount equal to $26.006 divided by the Average Closing Price. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination; Termination Fee." Additionally, following termination of the Merger by Provident under certain circumstances, First Citizens will be obligated to pay Provident a cash termination fee of $1,700,000. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement; Termination Fee."

NASDAQ LISTING

         The Provident Common Stock is listed on Nasdaq. Provident has agreed to use reasonable efforts to cause the shares of Provident Common Stock to be issued in the Merger to be approved for quotation on Nasdaq. See "THE MERGER -- Nasdaq Listing." The obligation of each of First Citizens and Provident to consummate the Merger is subject to approval for quotation by Nasdaq of such shares. See "THE MERGER -- Conditions to the Merger."

ANTICIPATED ACCOUNTING TREATMENT

         The Merger is expected to qualify as a pooling-of-interests for accounting and financial reporting purposes. Should there be an issuance of shares of First Citizens Common Stock pursuant to the Stock Option Agreement (as defined below), this may prevent the Merger from qualifying as a pooling-of-interests for accounting and financial reporting purposes. It is a condition to each of Provident's and First Citizens' obligation to consummate the Merger that Provident receives a letter from its independent accountants to the effect that the Merger qualifies for pooling-of-interests accounting treatment. See "THE MERGER -- Conditions to the Merger" and "-- Anticipated Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         It is a condition to the respective obligations of First Citizens and Provident to consummate the Merger that First Citizens and Provident each shall have received the opinion of Muldoon, Murphy & Faucette, dated as of the Effective Time, in form and substance reasonably satisfactory to First Citizens and Provident, respectively, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by First Citizens or Provident as a result of the Merger except to the extent First Citizens or Citizens Savings may be required to recognize any income due to the recapture of bad debt reserves, (ii) no gain or loss will be recognized by the stockholders of First Citizens who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Provident Common Stock), and
(iii) the aggregate tax basis of Provident Common Stock received by stockholders of First Citizens who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the First Citizens Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). Each of First Citizens and Provident, at its option, may waive such condition. First Citizens stockholders are urged to consult their tax advisors concerning the specific tax consequences to them related to the Merger, including the applicability and effect of various state, local and foreign tax laws. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger " and "-- Conditions to the Merger."

NO APPRAISAL RIGHTS

         No stockholder of First Citizens or Provident is entitled to appraisal rights in connection with or as a result of the Merger. See "THE MERGER -- No Appraisal Rights."

STOCK OPTION AGREEMENT; TERMINATION FEE

         Execution of the Stock Option Agreement, dated as of March 10, 1997 (the "Stock Option Agreement"), by and between First Citizens and Provident, and the inclusion of the provisions of the Merger Agreement relating to the Termination Fee (as defined below) were conditions to Provident's merger proposal. Pursuant to the Stock Option Agreement, First Citizens granted Provident an option (the "Option") to purchase 291,388 shares of First Citizens Common Stock, representing approximately 9.9% of the issued and outstanding shares of such common stock without giving effect to the shares issuable upon exercise of the Option, at an exercise price of $23.00, subject to the terms and conditions set forth therein. The Option may only be exercised upon the occurrence of certain events (none of which have occurred). The Merger Agreement provides that, upon the termination of the Merger Agreement under certain circumstances, First Citizens will pay Provident a cash termination fee of $1,700,000 (the "Termination Fee "). The Termination Fee is only payable upon the occurrence of certain events (none of which has occurred). The Merger Agreement (which includes the provisions providing for the Termination Fee) and the Stock Option Agreement are attached as Annex A and B, respectively, to this Joint Proxy Statement/Prospectus. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement; Termination Fee."

         The Stock Option Agreement and the Termination Fee are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement and the Termination Fee may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in First Citizens from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First Citizens Common Stock than the price per share implicit in the Exchange Ratio.

COMPARISON OF STOCKHOLDER RIGHTS

         At the Effective Time, First Citizens' stockholders automatically will become stockholders of Provident and their rights as stockholders of Provident will be governed by the Maryland General Corporation Law and by Provident's Articles of Incorporation and Bylaws. The rights of stockholders of Provident differ from the rights of the stockholders of First Citizens with respect to certain important matters, including among others, the ability of stockholders to call a special meeting of stockholders, the ability of stockholders to act by written consent, the procedures governing stockholder nominations of directors and proposals for business, the vote required for certain business combinations, the provisions of the Provident stockholder rights plan, limitations on personal liability of directors, consideration of constituencies other than stockholders, amendment of bylaws, and the removal of directors. For a summary of these differences, see "COMPARISON OF STOCKHOLDER RIGHTS."

                     MARKET PRICES AND DIVIDEND INFORMATION

         Provident Common Stock is traded over the counter and quoted on Nasdaq under the symbol "PBKS." First Citizens Common Stock is traded over the counter and quoted on Nasdaq under the symbol "FCIT."

         The following table sets forth, for the calendar periods indicated, the high and low closing prices per share for the Provident Common Stock and First Citizens Common Stock as reported on the Nasdaq, and the quarterly cash dividends declared by Provident for the periods indicated. During the calendar periods indicated, First Citizens has not paid any cash dividends to holders of its common stock.

                                                        PROVIDENT COMMON STOCK(1)                FIRST CITIZENS COMMON STOCK(1)
                                                -----------------------------------------    --------------------------------------
                                                   HIGH           LOW         DIVIDENDS        HIGH          LOW        DIVIDENDS
                                                -----------   -----------    ------------    ---------    ----------   ------------
1995
    Quarter ended March 31.....................    $21.59        $19.11             .11       $13.02        $ 9.81            .00
    Quarter ended June 30......................     23.92         20.30             .12        17.05         11.98            .00
    Quarter ended September 30.................     28.45         24.27             .14        16.94         15.69            .00
    Quarter ended December 31..................     30.61         26.75             .15        18.19         14.09            .00
1996
    Quarter ended March 31.....................     30.50         25.06             .15        17.05         15.56            .00
    Quarter ended June 30......................     32.14         29.48             .16        19.09         16.81            .00
    Quarter ended September 30.................     33.69         30.23             .18        18.63         16.00            .00
    Quarter ended December 31..................     37.27         33.09             .19        19.00         18.00            .00
1997
    Quarter ended March 31.....................     40.83         33.67             .20        28.63         18.25            .00
    Quarter ended June 30......................     41.75         34.00             .21        31.00         24.25            .00
    Quarter ended September 30
      (Through July 14, 1997)..................     42.13         41.38              --        32.50         30.75             --

---------------------------------
(1) Stock prices and dividends for both Provident and First Citizens have been adjusted to reflect stock dividends.

         The following table sets forth the closing price per share of Provident Common Stock and First Citizens Common Stock and the equivalent per share price for First Citizens Common Stock giving effect to the Merger on (i) March 10, 1997, the last business day preceding public announcement of the proposed Merger; and (ii) July 14, 1997, the last practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus:


                                  PROVIDENT COMMON          FIRST CITIZENS         EQUIVALENT PRICE PER
                                        STOCK                COMMON STOCK         FIRST CITIZENS SHARE(1)
                                ---------------------    --------------------   ---------------------------
March 10, 1997..................       $40.83                   $24.75                    $31.30
July 14, 1997...................       $41.50                   $31.75                    $31.81

-----------------------
(1) The equivalent price per share of First Citizens Common Stock at each specified date was determined by multiplying the closing sales price of Provident Common Stock on each specified date by the Exchange Ratio of .7665 (see "THE MERGER -- Exchange Ratio").


         First Citizens and Provident stockholders are advised to obtain current market quotations for First Citizens Common Stock and Provident Common Stock. It is expected that the market price of Provident Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Provident Common Stock to be received by First Citizens stockholders in the Merger is fixed (subject to possible increase in certain limited circumstances) and because the market price of the Provident Common Stock is subject to fluctuation, the value of the shares of Provident Common Stock that holders of First Citizens Common Stock would receive in the Merger may increase or decrease prior to the Merger. No assurance can be given concerning the market price of Provident Common Stock before or after the Effective Time. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination; Termination Fee."

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)

         The following tables set forth selected unaudited historical consolidated financial information for Provident and First Citizens for the five years ended December 31, 1996 and the three-month periods ended March 31, 1997 and 1996. The tables have been derived from, and should be read in conjunction with, the historical financial statements of Provident and First Citizens, including the related notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The financial information for the three-month periods ended March 31, 1997 and 1996 for Provident and First Citizens reflect, in the opinions of the management of Provident and First Citizens, respectively, all adjustments necessary for a fair presentation of such information and includes only normal recurring items. Results for these interim periods are not necessarily indicative of the results which may be expected for the full year or any other interim period.

                        PROVIDENT BANKSHARES CORPORATION
                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                      THREE MONTHS ENDED
                                           MARCH 31,                               YEARS ENDED DECEMBER 31,
                                    ----------------------   --------------------------------------------------------------------
                                       1997        1996         1996          1995            1994          1993          1992
                                    ----------   ---------   ----------   -------------   ------------  ------------   ----------
                                                           (Dollars in thousands, except per share data)
CONSOLIDATED SUMMARY OF OPERATIONS:
Interest income (tax-equivalent)(1).   $53,814     $47,185     $200,226        $180,560       $134,639      $118,166     $116,722
Interest expense....................    29,266      25,306      108,107          96,866         62,027        53,757       62,041
                                       -------     -------     --------         -------        -------       -------      -------
Net interest income (tax-equivalent)    24,548      21,879       92,119          83,694         72,612        64,409       54,681
Provision for loan losses...........       834       5,400        9,918           1,545            500         1,516        9,150
                                      --------     -------     --------        --------      ---------     ---------    ---------
Net interest income after provision
   for loan losses..................    23,714      16,479       82,201          82,149         72,112        62,893       45,531
Non-interest income.................     9,513       8,772       39,979          31,976         26,699        24,161       13,876
Net securities gains (losses).......        71       5,070        5,507         (2,729)            571         2,951        3,768
Non-interest expense................    23,137      21,883       91,781          83,115         79,286        75,751       57,746
                                      --------    --------      -------       ---------        -------      --------     --------
Income before taxes and cumulative
   effect of change in accounting
   principle........................    10,161       8,438       35,906          28,281         20,096        14,254        5,429
Income tax expense (tax-equivalent).     3,646       3,133       12,886          10,256          7,566         5,390        1,210
Cumulative effect of change in
   accounting for purchased mortgage
   servicing rights.................        --          --           --              --             --           733           --
                                       -------     -------   ----------      ----------    -----------      --------    ---------
Net income..........................   $ 6,515     $ 5,305      $23,020        $ 18,025       $ 12,530      $  8,131     $  4,219
                                       =======     =======      =======        ========       ========      ========     ========
CONSOLIDATED PER SHARE AMOUNTS (2):
   Net income before cumulative
      effect of change in accounting
      principle.....................   $   .70     $   .58        $2.50           $2.00          $1.54         $1.15        $ .56
   Cumulative effect of change in
      accounting principle..........        --          --           --              --             --           .10           --
                                        ------      ------      -------          ------         ------         -----       ------
   Net income - primary.............    $  .70      $  .58        $2.50           $2.00          $1.54         $1.05        $ .56
   Net income - fully diluted.......       .70         .58         2.48            2.00           1.54          1.05          .55
                                        ------      ------        -----           -----          -----        ------        -----
   Cash dividends paid..............    $  .20      $  .15        $ .69           $ .51          $ .36         $ .25        $ .17
                                        ======      ======        =====           =====          =====         =====        =====
Tax-equivalent adjustment(1)........      $231        $189         $832            $754           $417          $317         $353
                                          ====        ====         ====            ====           ====          ====         ====
CONSOLIDATED BALANCE SHEET DATA
  AT PERIOD END:
Total assets........................$2,945,641   $2,663,536  $2,798,839      $2,562,961     $2,283,762    $1,843,968   $1,633,963
Total stockholders' equity..........   198,749     181,311      197,181         184,408        150,322       133,945      116,217
Return on average assets............      .93%        .84%         .86%            .75%           .66%          .48%         .27%
Return on average equity............     13.16       11.81        12.24           10.77           9.16          6.71         3.71
Stockholders' equity to assets......      6.75        6.81         7.05            7.20           6.58          7.26         7.11
Average equity to average assets....      7.04        7.08         7.02            7.00           7.21          7.10         7.25
Dividend payout ratio...............     28.61       25.92        27.74           25.78          23.53         23.93        31.29

------------------
(1) Tax advantaged income has been adjusted to a tax-equivalent basis using the combined statutory federal and state income tax rate in effect of 39.55% in 1997, 1996, 1995 and 1994, 38.62% in 1993 and 34.50% in 1992.

(2) The per share amounts for all periods presented have been given retroactive treatment for the May 9, 1997 5% stock dividend.

                      FIRST CITIZENS FINANCIAL CORPORATION
                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                     THREE MONTHS ENDED
                                          MARCH 31,                                  YEARS ENDED DECEMBER 31,
                                    ---------------------   --------------------------------------------------------------------
                                       1997        1996        1996          1995           1994         1993           1992
                                    ----------   --------   ----------   ------------   ------------  -----------   ------------
                                                              (Dollars in thousands, except per share data)
CONSOLIDATED SUMMARY OF OPERATIONS:
Interest income (tax-equivalent)....  $ 12,904   $ 11,407     $ 48,085       $ 43,463       $ 37,339     $ 38,248       $ 41,202
Interest expense....................     7,649      6,997       29,170         25,740         19,854       20,921         26,618
                                        ------   --------     --------       --------       --------     --------       --------
Net interest income (tax-equivalent)     5,255      4,410       18,915         17,723         17,485       17,327         14,584
Provision (recovery) for loan losses        --        148           94            (28)          (635)       1,329            352
                                        ------   --------     --------       --------       --------     --------       --------
Net interest income after provision
   for loan losses..................     5,255      4,262       18,821         17,751         18,120       15,998         14,232
Non-interest income.................       652      1,347        3,469          2,597          2,423        3,936          4,448
Net securities gains................        --          4           49             46            124           --            105
Non-interest expense................     3,580      3,984       17,557(1)      14,301         15,335       14,092         13,982
                                        ------   --------     --------       --------       --------     --------       --------
Income before taxes and cumulative
   effect of change in accounting
   principle........................     2,327      1,629        4,782          6,093          5,332        5,842          4,803
Income tax expense (tax-equivalent).       912        551        1,614          1,986          1,697        1,473          1,914
Cumulative effect of change in
   accounting for income tax........        --         --           --             --             --        1,510             --
                                      --------   --------     --------       --------       --------     --------       --------
Net income..........................  $  1,415   $  1,078     $  3,168       $  4,107       $  3,635     $  5,879       $  2,889
                                      ========   ========     ========       ========       ========     ========       ========
CONSOLIDATED PER SHARE AMOUNTS:
   Net income before cumulative
       effect of change in accounting
       principle....................  $    .44   $    .34     $    .99       $   1.29       $   1.17     $   1.43       $   1.02
   Cumulative effect of change in
     accounting for income tax......        --         --           --             --             --          .50             --
                                      --------   --------     --------       --------       --------     --------       --------
   Net income - primary.............  $    .44   $    .34     $    .99       $   1.29       $   1.17     $   1.93       $   1.02
                                      ========   ========     ========       ========       ========     ========       ========
   Net income-fully diluted.........  $    .42   $    .34     $    .99       $   1.29       $   1.17     $   1.93       $   1.02
                                      ========   ========     ========       ========       ========     ========       ========
   Cash dividends paid..............        --         --           --             --             --           --             --
Tax-equivalent adjustment...........        --         --           --             --             --           --             --
CONSOLIDATED BALANCE SHEET DATA
  AT PERIOD END:
Total assets........................  $693,803   $624,118     $687,196       $607,429       $558,288     $522,199       $541,297
Total stockholders' equity..........    42,368     39,192       41,617         38,641         34,036       30,970         24,457
Return on average assets............      .83%       .71%         .49%           .71%           .68%        1.09%           .53%
Return on average equity............     13.62      11.10         7.95          11.37          11.21        20.88          12.67
Stockholders' equity to assets......      6.11       6.28         6.06           6.36           6.10         5.93           4.52
Average equity to average assets....      6.08       6.36         6.19           6.24           6.04         5.23           4.19
Dividend payout ratio...............       N/A        N/A          N/A            N/A            N/A          N/A            N/A

-----------------------
(1) Includes the SAIF special assessment of $3,029,000 paid in the third quarter of 1996.

                     PRO FORMA COMBINED SELECTED HISTORICAL
                             FINANCIAL INFORMATION


         The following tables set forth certain selected condensed financial information for Provident and First Citizens on an unaudited pro forma combined basis as if the Merger had become effective as of the dates indicated in the case of the balance sheet information presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement information presented. The pro forma information in the tables assumes that the Merger is accounted for using the pooling-of-interests method of accounting. See "THE MERGER -- Anticipated Accounting Treatment." These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of Provident and First Citizens incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, which include certain pro forma assumptions not included herein, appearing elsewhere in this Joint Proxy Statement/Prospectus. Certain First Citizens financial information has been reclassified to conform with Provident financial information. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

         The pro forma financial information set forth in the following tables does not reflect the expected cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger, except as set forth in Note 7 to the "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS". The unaudited pro forma combined selected financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the Merger had been consummated on the dates indicated, in the case of balance sheet information, or at the beginning of the periods indicated, in the case of income statement information, or which may be obtained in the future.

                      PROVIDENT BANKSHARES CORPORATION AND
                      FIRST CITIZENS FINANCIAL CORPORATION
          PRO FORMA COMBINED SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED                          YEARS ENDED
                                                         MARCH 31,                              DECEMBER 31,
                                               -----------------------------   ----------------------------------------------
                                                   1997            1996            1996            1995            1994
                                               -------------   -------------   -------------   ------------   ---------------
                                                            (In thousands, except ratios and per share amounts)
CONSOLIDATED SUMMARY OF OPERATIONS:
    Interest income............................   $   66,487      $   58,403      $  247,479     $  223,269        $  171,561
    Interest expense...........................       36,915          32,303         137,277        122,606            81,881
                                                  ----------      ----------      ----------     ----------        ----------
    Net interest income........................       29,572          26,100         110,202        100,663            89,680
    Provision for loan losses..................          834           5,548          10,012          1,517             (135)
    Non-interest income........................       10,165          10,119          43,448         34,573            29,122
    Net security gains (losses)................           71           5,074           5,556        (2,683)               695
    Other real estate expense..................         (113)            204            (316)            99             1,810
    Non-interest expense.......................       26,830          25,663         109,654         97,317            92,811
                                                  ----------      ----------      ----------     ----------        ----------
    Income before income taxes.................       12,257           9,878          39,856         33,620            25,011
    Income tax expense.........................        4,327           3,495          13,668         11,488             8,846
                                                  ----------      ----------      ----------     ----------        ----------
    Net income.................................   $    7,930      $    6,383      $   26,188     $   22,132        $   16,165
                                                  ==========      ==========      ==========     ==========        ==========
    Weighted average common shares
      outstanding(2):
         Primary..............................    11,805,462      11,583,945      11,674,076     11,463,462        10,512,969
         Fully diluted.........................   11,873,809      11,602,331      11,717,876     11,463,462        10,512,969
    Common shares outstanding at
      period end(2)............................   10,847,030      10,031,060      10,729,199      9,912,907         9,455,720

CONSOLIDATED PER SHARE DATA (3):
    Earnings per share:
         Primary...............................   $      .67      $      .55      $     2.24     $     1.93        $     1.54
         Fully diluted.........................          .67             .55            2.23           1.93              1.54
    Cash dividends(1)(3).......................          .20             .15             .69            .51               .36
    Stated book value at period end............        21.58           21.98           22.26          22.50             19.50
    Tangible book value at period end..........        21.54           21.93           22.22          22.44             19.41
CONSOLIDATED BALANCE SHEET DATA AT
  PERIOD END:
    Securities available-for-sale..............   $1,056,448      $1,057,417      $  968,154     $1,095,269        $  430,066
    Securities held-to-maturity................       87,618          74,313          41,029         73,503           519,641
    Loans, net of unearned income and fees.....    2,305,418       1,874,506       2,242,968      1,752,851         1,707,389
    Allowance for loan losses..................       34,841          28,749          31,759         28,922            28,535
    Total assets...............................    3,638,095       3,287,654       3,486,035      3,170,390         2,842,050
    Deposits...................................    2,449,376       2,147,311       2,305,122      2,056,436         1,905,584
    Short-term borrowings......................      576,576         500,637         578,217        517,641           479,250
    Long-term debt.............................      336,794         330,502         331,017        343,005           247,490
    Stockholders' equity.......................      232,466         220,503         238,798        223,049           184,358
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
    Securities.................................    1,119,076       1,140,949       1,099,745        952,394           623,255
    Loans, net of unearned income & fees.......    2,252,737       1,824,887       2,029,020      1,839,248         1,613,751
    Total assets...............................    3,546,002       3,164,976       3,321,824      2,968,168         2,433,429
    Deposits...................................    2,354,077       2,103,146       2,198,207      1,972,943         1,759,882
    Total borrowings...........................      912,213         809,018         861,524        759,694           475,759
    Stockholders' equity.......................      242,946         219,731         227,843        203,467           169,231

-----------------------------------
(1)      Represents cash dividends declared on Provident Common Stock.
(2)      Assumes an exchange ratio of .7665.
(3) The pro forma Combined Selected Historical Financial Information per share data includes the effect of Provident's 5% stock dividend on May 9, 1997. Per share amounts for all periods presented have been given retroactive treatment.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

                                            THREE MONTHS ENDED                         YEARS ENDED
                                                 MARCH 31,                             DECEMBER 31,
                                        ---------------------------   ----------------------------------------------
                                            1997           1996          1996            1995             1994
                                        ------------    -----------   -----------    -------------   ---------------
                                                    (In thousands, except ratios and per share amounts)
PRIMARY NET INCOME PER SHARE (1):
    Provident(4)........................  $  .70         $  .58        $ 2.50           $ 2.00            $ 1.54
    First Citizens......................     .44            .34           .99             1.29              1.17
    Provident pro forma.................     .67            .55          2.24             1.93              1.54
    First Citizens pro forma equivalent.     .51            .42          1.72             1.48              1.18
FULLY-DILUTED NET INCOME PER SHARE(1):
    Provident(4)........................  $  .70         $  .58        $ 2.48           $ 2.00            $ 1.54
    First Citizens......................     .42            .34           .99             1.29              1.17
    Provident pro forma.................     .67            .55          2.23             1.93              1.54
    First Citizens pro forma equivalent.     .51            .42          1.71             1.48              1.18
CASH DIVIDENDS DECLARED PER SHARE(2):
    Provident(4)........................     .20            .15           .69              .51               .36
    First Citizens......................      --             --            --               --                --
    Provident pro forma.................     .20            .15           .69              .51               .36
    First Citizens pro forma equivalent.     .15            .11           .53              .39               .28
BOOK VALUE PER SHARE AT
  PERIOD END(3):
    Stated:
       Provident........................   23.14          22.62         23.26            23.35             19.64
       First Citizens...................   14.39          13.45         14.17            14.69             14.49
       Provident pro forma..............   21.58          21.98         22.26            22.50             19.50
       First Citizens pro forma
         equivalent.....................   16.54          16.85         17.06            17.25             14.94
    Tangible:
       Provident........................   23.09          22.55         23.21            23.27             19.53
       First Citizens...................   14.39          13.45         14.17            14.69             14.49
       Provident pro forma..............   21.54          21.93         22.22            22.44             19.41
       First Citizens pro forma
         equivalent.....................  $16.51         $16.81        $17.03           $17.20            $14.88

-----------------------
(1) Provident pro forma net income per share data is calculated using historical income information for Provident and First Citizens divided by the average pro forma shares of the combined entity. The average pro forma shares of the combined entity have been calculated by combining Provident's historical average shares with the historical average shares of First Citizens as adjusted by the Exchange Ratio of .7665. The First Citizens pro forma equivalent income per share amounts are computed by multiplying the Provident pro forma amounts by the Exchange Ratio of .7665 (see "THE MERGER -- Exchange Ratio").
(2) Provident pro forma cash dividends per share represent historical cash dividends declared by Provident and assumes no changes in cash dividends declared per share. First Citizens pro forma equivalent cash dividends per share represent such amounts multiplied by the Exchange Ratio of .7665 (see "THE MERGER -- Exchange Ratio").
(3) Provident pro forma stated and tangible book value per share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity based on the Exchange Ratio of .7665. The First Citizens pro forma equivalent stated book value and tangible book value per share amounts are computed by multiplying the Provident pro forma amounts by the Exchange Ratio of .7665.
(4) The Provident per share amounts for all periods presented has been given retroactive treatment for the May 9, 1997 5% stock dividend.

                             PARTIES TO THE MERGER

PROVIDENT

         Provident is a regional bank holding company organized under the laws of the State of Maryland in 1987 and registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Provident's direct subsidiary, Provident Bank of Maryland ("Provident Bank"), operates 56 banking facilities throughout the Baltimore metropolitan area. Provident Bank is a Maryland chartered commercial bank which has operated since 1886. At December 31, 1996, Provident Bank was the second largest commercial bank chartered under the laws of the State of Maryland in terms of assets.

         Provident's principal activity consists of managing, controlling and providing services and capital funds to its direct and indirect subsidiaries. Provident Bank offers consumer and commercial banking services throughout its market area and offers related financial services through its wholly owned subsidiaries including mortgages through Provident Mortgage Corp., mutual funds and annuities through Provident Investment Center Inc., and credit-related insurance products to Provident Bank's loan customers through BankSure Insurance Corporation. The deposits of Provident Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with applicable regulations.

         At March 31, 1997, Provident had assets of $2.9 billion, deposits of $1.9 billion and stockholders' equity of $199 million. The principal executive offices of Provident are located at 114 East Lexington Street, Baltimore, Maryland 21202 and its telephone number is (410) 281-7000.

         For more information about Provident, reference is made to the 1996 Provident Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

FIRST CITIZENS

         First Citizens is a savings and loan holding company organized under the laws of Delaware in 1989. Its primary subsidiary, Citizens Savings Bank, F.S.B. ("Citizens Savings"), a federal savings bank, operates 15 banking offices which serve Montgomery and Frederick Counties, in Maryland. Citizens Savings is a consumer-oriented financial institution that emphasizes traditional savings and loan operations, including single-family residential real estate lending, consumer lending, corporate lending and retail deposit activities.

         At March 31, 1997, First Citizens had total assets of $694 million, deposits of $544 million and stockholders' equity of $42 million. The principal executive offices of First Citizens are located at 22 Firstfield Road, Gaithersburg, Maryland 20878 and its telephone number is (301) 527-2400.

         For more information about First Citizens, reference is made to the 1996 First Citizens Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       MEETING OF PROVIDENT STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

         This Joint Proxy Statement/Prospectus is being furnished to stockholders of Provident in connection with the solicitation of proxies by the Board of Directors of Provident (the "Provident Board") for use at the special meeting of stockholders of Provident and at any adjournments or postponements thereof (the "Provident Meeting") to be held at the offices of Provident, 114 East Lexington Street, Baltimore, Maryland 21202, on Wednesday, August 20, 1997 at 10:00 a.m. local time. At the Provident Meeting, the stockholders of Provident will be asked to: (i) vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, amended and restated as of July 14, 1997 (the "Merger Agreement") by and between Provident and First Citizens and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) act upon such other matters as may properly be brought before the Provident Meeting. A copy of the Merger Agreement is attached as Annex A hereto.

         THE PROVIDENT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PROVIDENT AND ITS STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE PROVIDENT BOARD; PROVIDENT'S REASONS FOR THE MERGER." THE PROVIDENT BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT PROVIDENT'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Record Date

         The Provident Board has fixed July 14, 1997 as the record date (the "Provident Record Date") for the determination of those Provident stockholders entitled to notice of and to vote at the Provident Meeting. Only holders of record of Provident Common Stock at the close of business on the Provident Record Date will be entitled to notice of and to vote at the Provident Meeting. As of the Provident Record Date, there were 9,052,418 shares of Provident Common Stock outstanding, entitled to vote and held by approximately 2,682 holders of record.

VOTING; REVOCATION OF PROXIES

         Each holder of record of shares of Provident Common Stock on the Provident Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement, and on any other matter properly submitted for the vote of the Provident stockholders at the Provident Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Provident Common Stock entitled to vote at the Provident Meeting is necessary to constitute a quorum at the Provident Meeting.

         Provident intends to count shares of Provident Common Stock present in person at the Provident Meeting but not voted, and shares of Provident Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Provident Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the approval and adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Provident Common Stock entitled to vote thereon, each such non-voting share and abstention will have the effect of a vote AGAINST the approval and adoption of the Merger Agreement. In addition, brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that the approval and adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Provident Common Stock entitled to vote thereon, the failures of any such customers to provide specific instructions to his or her broker with respect to his or her shares of Provident Common Stock (a "broker non-vote") will have the effect of a vote AGAINST the approval and adoption of the Merger Agreement.

         All shares of Provident Common Stock which are entitled to be voted and are represented at the Provident Meeting by properly executed proxies received prior to or at the Provident Meeting, and which are not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted: (i) FOR approval and adoption of the Merger Agreement, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the Provident Meeting, including, among other things, a motion to adjourn or postpone the Provident Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; PROVIDED, HOWEVER, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

         If any other matters are properly presented for consideration at the Provident Meeting, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; PROVIDED, HOWEVER, that such discretionary authority will only be exercised to the extent allowable under applicable federal and state securities and corporation laws. Provident does not have any knowledge of any matters to be presented at the Provident Meeting other than the matters set forth above.

         Any proxy given by a Provident stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (i) delivering to the Corporate Secretary of Provident, at or before the taking of the vote at the Provident Meeting, a written notice of revocation bearing a later date than the date of the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Provident before the taking of the vote at the Provident Meeting; or (iii) attending the Provident Meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of the proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Provident Bankshares Corporation, 114 East Lexington Street, Baltimore, Maryland 21202, Attention: Corporate Secretary, or hand delivered to Provident's Corporate Secretary at such address at or before the taking of the vote at the Provident Meeting.

VOTE REQUIRED TO APPROVE THE MERGER; PRINCIPAL STOCKHOLDERS

         The approval and adoption of the Merger Agreement by Provident stockholders will require the affirmative vote of at least two-thirds of the outstanding shares of Provident Common Stock entitled to vote. Such stockholder approval is a condition to consummation of the Merger.

         As of the Provident Record Date, directors and executive officers of Provident and their affiliates may be deemed to be beneficial owners of 541,400 shares of Provident Common Stock, or approximately 6% of the shares of Provident Common Stock outstanding as of the Provident Record Date. Such persons have informed Provident that they intend to vote or direct the vote of all such shares of Provident Common Stock FOR approval of the Merger Agreement. As of the Provident Record Date, neither First Citizens and its subsidiaries, nor any of the directors and executive officers of First Citizens, beneficially owned any shares of Provident Common Stock, except that one executive officer of First Citizens possesses shared investment power with respect to 1,050 shares of Provident Common Stock.

SOLICITATION OF PROXIES

         Provident will bear all expenses of this solicitation of proxies from the holders of Provident Common Stock, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by First Citizens and Provident. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Provident in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Provident has retained Corporate Investors Communications, Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $4,500, plus reasonable out-of-pocket costs and expenses. In addition, Provident will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

         HOLDERS OF PROVIDENT COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO PROVIDENT IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.


                     MEETING OF FIRST CITIZENS STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

         This Joint Proxy Statement/Prospectus is being furnished to stockholders of First Citizens in connection with the solicitation of proxies by the Board of Directors of First Citizens (the "First Citizens Board") for use at the annual meeting of stockholders of First Citizens and at any adjournments or postponements thereof (the "First Citizens Meeting" and together with the Provident Meeting, the "Meetings") to be held at the DoubleTree Hotel, 1750 Rockville Pike, Rockville,

Maryland on Wednesday, August 20, 1997 at 9:00 a.m. local time. At the First Citizens Meeting, the stockholders of First Citizens will be asked to: (i) vote on a proposal to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, which are more fully described herein;
(ii) elect two directors of First Citizens for three-year terms and until their successors shall have been elected and qualified, or if earlier, until the proposed Merger transaction is consummated; and (iii) act upon such other matters as may properly be brought before the First Citizens Meeting.

         THE FIRST CITIZENS BOARD HAS APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIRST CITIZENS AND ITS STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE FIRST CITIZENS BOARD; FIRST CITIZENS' REASONS FOR THE MERGER." THE FIRST CITIZENS BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT FIRST CITIZENS' STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

         Additional information with respect to the election of directors is set forth in the section entitled "ELECTION OF FIRST CITIZENS DIRECTORS" contained elsewhere in this Joint Proxy Statement/Prospectus.

RECORD DATE

         The First Citizens Board has fixed July 14, 1997 as the record date (the "First Citizens Record Date") for the determination of those First Citizens stockholders entitled to notice of and to vote at the First Citizens Meeting. Only holders of record of First Citizens Common Stock at the close of business on the First Citizens Record Date will be entitled to notice of and to vote at the First Citizens Meeting. As of the First Citizens Record Date, there were 2,901,433 shares of First Citizens Common Stock outstanding, entitled to vote and held by approximately 848 holders of record.

VOTING; REVOCATION OF PROXIES

         Each holder of record of shares of First Citizens Common Stock on the First Citizens Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and the other proposal described herein, and on any other matter properly submitted for the vote of the First Citizens stockholders at the First Citizens Meeting. The presence, either in person or by properly executed proxy, of the holders of one-third of the outstanding shares of First Citizens Common Stock entitled to vote at the First Citizens Meeting is necessary to constitute a quorum at the First Citizens Meeting.

         First Citizens intends to count shares of First Citizens Common Stock present in person at the First Citizens Meeting but not voting, and shares of First Citizens Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the First Citizens Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of First Citizens Common Stock entitled to vote thereon, each such non-voting share and abstention will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that the approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Citizens Common Stock entitled to vote thereon, any "broker non-vote" with respect to such shares of First Citizens Common Stock will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement.

         At the First Citizens Meeting, directors will be elected by a plurality of the votes of the shares of First Citizens Common Stock represented at the First Citizens Meeting and entitled to vote thereon. "Plurality" means that the two nominees who receive the most votes at the First Citizens Meeting will be elected as directors. Abstentions will not be counted as votes cast at the First Citizens Meeting and therefore will have no effect on the outcome of the vote on the election of directors. See "ELECTION OF FIRST CITIZENS DIRECTORS" included elsewhere in this Joint Proxy Statement/Prospectus.

         All shares of First Citizens Common Stock which are entitled to be voted and are represented at the First Citizens Meeting by properly executed proxies received prior to or at the First Citizens Meeting, and which are not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted: (i) FOR approval and adoption of the Merger Agreement, (ii) FOR the election of the First Citizens Board's two nominees for director, and (iii) otherwise in the discretion of the proxy holders as to any other matter which may properly come before the First Citizens Meeting, including, among other things, a motion to adjourn or postpone the First Citizens Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; PROVIDED, HOWEVER, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

         If any other matters are properly presented for consideration at the First Citizens Meeting, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; PROVIDED, HOWEVER, that such discretionary authority will only be exercised to the extent allowable under applicable federal and state securities and corporation laws. First Citizens does not have any knowledge of any matters to be presented at the First Citizens Meeting other than the matters set forth above.

         Any proxy given by a First Citizens stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (i) delivering to the Corporate Secretary of First Citizens, at or before the taking of the vote of the First Citizens Meeting, of a written notice of revocation bearing a later date than the date of the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of First Citizens before the taking of the vote at the First Citizens Meeting; or (iii) attending the First Citizens Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to First Citizens Financial Corporation, 22 Firstfield Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, or hand delivered to First Citizens' Corporate Secretary at or before the taking of the vote at the First Citizens Meeting.

VOTE REQUIRED TO APPROVE THE MERGER; PRINCIPAL STOCKHOLDERS

         The approval and adoption of the Merger Agreement by First Citizens stockholders will require the affirmative vote of at least a majority of the outstanding shares of First Citizens Common Stock entitled to vote thereon. Such stockholder approval is a condition to consummation of the Merger.

         As of the First Citizens Record Date, directors and executive officers of First Citizens and their affiliates beneficially owned 268,453 shares, or approximately 9.25% of the outstanding shares, of First Citizens Common Stock entitled to vote at the First Citizens Meeting. Such persons have informed First Citizens that they intend to vote or direct the vote of all such shares of First Citizens Common Stock FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. As of the First Citizens Record Date, neither Provident and its subsidiaries, nor any of the directors and executive officers of Provident, beneficially owned any outstanding shares of First Citizens Common Stock.

         Information with respect to beneficial ownership of First Citizens Common Stock by entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of First Citizens Common Stock by directors and executive officers of First Citizens is set forth under the section entitled "ELECTION OF FIRST CITIZENS DIRECTORS -- Stock Owned by Management" and "-- Principal Holders of Voting Securities" which is included elsewhere in this Joint Proxy Statement/Prospectus.

SOLICITATION OF PROXIES

         First Citizens will bear all expenses of this solicitation of proxies from the holders of First Citizens Common Stock, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by First Citizens and Provident. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of First Citizens in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. First Citizens has retained McCormick & Pryor, a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $8,500, plus reasonable out-of-pocket costs and expenses. In addition, First Citizens will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

         HOLDERS OF FIRST CITIZENS COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO FIRST CITIZENS IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

         FIRST CITIZENS STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.


                                   THE MERGER

         THE FOLLOWING INFORMATION CONCERNING THE MERGER, INSOFAR AS IT RELATES TO MATTERS CONTAINED IN THE MERGER AGREEMENT, DESCRIBES THE MATERIAL ASPECTS OF THE MERGER BUT DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND ATTACHED HERETO AS ANNEX A. PROVIDENT AND FIRST CITIZENS STOCKHOLDERS ARE URGED TO READ CAREFULLY THE MERGER AGREEMENT.

GENERAL

         Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals and the approval of the Merger Agreement by the requisite vote of the stockholders of First Citizens and Provident, First Citizens will be merged with and into Provident and First Citizens' stockholders will become stockholders of Provident. Provident will be the surviving corporation in the Merger, and will continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of First Citizens will terminate.

         Immediately after the consummation of the Merger, Citizens Savings Bank, F.S.B. ("Citizens Savings"), a federally chartered savings bank and wholly owned subsidiary of First Citizens will merge with and into Provident Bank of Maryland ("Provident Bank"), a Maryland-chartered commercial bank and a wholly owned subsidiary of Provident. See "CERTAIN RELATED TRANSACTIONS -- Bank Merger Agreement."

EXCHANGE RATIO

         At the Effective Time, each issued and outstanding share of First Citizens Common Stock, except for shares held directly or indirectly by First Citizens or Provident (other than shares held by Provident or First Citizens in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into and exchangeable for .7665 shares of Provident Common Stock. The Merger Agreement originally provided for an exchange ratio of .73 shares of Provident Common Stock for each share of First Citizens Common Stock; this exchange ratio was adjusted pursuant to the Merger Agreement as a result of the 5% stock dividend declared by the Board of Directors of Provident to Provident's stockholders of record as of April 28, 1997 (the "Provident 5% Stock Dividend"). As used herein, "Exchange Ratio" means
 .73, the
original exchange ratio, or .7665, the original exchange ratio as adjusted for the Provident 5% Stock Dividend pursuant to the Merger Agreement, as the context requires. If the Average Closing Price (as defined below) is less than $33.929, First Citizens may terminate the Merger Agreement unless Provident increases the Exchange Ratio such that the shares of Provident Common Stock issued in exchange for each share of First Citizens Common Stock have a value (valued at the Average Closing Price) of $26.006. The Average Closing Price is the average closing sales price per share of the Provident Common Stock on The Nasdaq Stock Market ("Nasdaq") for the 10 consecutive trading days (the "Valuation Period") ending on the date on which the last required regulatory approval for the Merger is obtained, without regard to any requisite waiting period in respect thereof. Each share of Provident Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to the Provident Rights Agreement (as defined below) (see "DESCRIPTION OF PROVIDENT CAPITAL STOCK -- Rights Plan").

         If the Average Closing Price is less than $33.929 and, in response to an election by First Citizens to terminate the Merger Agreement, Provident elects to increase the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $26.006 by (ii) the Average Closing Price. See "-- Waiver and Amendment; Termination; Termination Fee" below. If the Merger is approved by the holders of First Citizens Common Stock, the First Citizens Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting First Citizens' stockholders if the Average Closing Price is less than $33.929, even though, as a result of the application of the Exchange Ratio, the value of the shares of Provident Common Stock (based on the Average Closing Price) issued in exchange for each share of First Citizens Common Stock would be less than $26.006. In such a situation, in considering whether to terminate the Merger Agreement or to consummate the Merger without the resolicitation of First Citizens' stockholders, the First Citizens Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations and prospects of Provident (including the recent performance of Provident Common Stock, the historical financial data of Provident, customary statistical measurements of Provident's financial performance and the future prospects for Provident Common Stock following the Merger), and the advice of its financial advisor and legal counsel. First Citizens' stockholders will have no vote in the decision of the First Citizens Board to either terminate the Merger Agreement or elect to consummate the Merger in the event that the Average Closing Price is less than $33.929.

         Provident is under no obligation to increase the Exchange Ratio, and there can be no assurance that Provident would elect to increase the Exchange Ratio if the First Citizens Board were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by the Provident Board in light of all relevant facts and circumstances existing at such time, including, without limitation, the advice of its financial advisor and legal counsel. If Provident elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give First Citizens prompt notice of that election and such increased Exchange Ratio, in which case no termination of the Merger Agreement would occur as a result of the Average Closing Price being less than $33.929.

         Although Provident has the right in limited circumstances described above to increase the Exchange Ratio, under no circumstances may the Exchange Ratio be decreased. The Exchange Ratio was arrived at through arm's-length negotiations between First Citizens and Provident. The Merger Agreement provides that, if Provident effects a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the Provident Common Stock or declares a stock dividend on such stock, an appropriate adjustment to the Exchange Ratio will be made.

         It is expected that the market price of Provident Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Provident Common Stock to be received by First Citizens' stockholders in the Merger is fixed (subject to possible increase in the limited circumstances described above) and because the market price of the Provident Common Stock is subject to fluctuation, the value of the shares of Provident Common Stock that holders of First Citizens Common Stock would receive in the Merger may increase or decrease prior to the Merger. For further information concerning the market prices of Provident and First Citizens Common Stock, see "MARKET PRICES AND DIVIDEND INFORMATION." No assurance can be given concerning the market price of Provident Common Stock before or after the Effective Time.

         No fractional shares of Provident Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, Provident will make a cash payment to each First Citizens stockholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional interest which a First Citizens stockholder would otherwise receive and (ii) the average of the closing sale prices of Provident Common Stock on the Nasdaq for the five consecutive trading days immediately preceding the Effective Time.

         Upon consummation of the Merger, any shares of First Citizens Common Stock that were owned by First Citizens as treasury stock or that were held directly or indirectly by Provident other than Trust Account Shares and DPC Shares will be canceled and retired and no payment will be made with respect thereto.

         In addition, at the Effective Time, each outstanding and unexercised option to purchase shares of First Citizens Common Stock (a "First Citizens Option") will be assumed by Provident. After the Effective Time, each First Citizens Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such First Citizens Option immediately prior to the Effective Time, the number of shares of Provident Common Stock equal to the product, rounded down to the nearest share, of the number of shares of First Citizens Common Stock subject to the First Citizens Option and the Exchange Ratio, at a price per share equal to the exercise price per share of First Citizens Common Stock otherwise purchasable pursuant to such First Citizens Option divided by the Exchange Ratio, rounded up to the nearest cent.

BACKGROUND OF THE MERGER

         Citizens Savings converted from the mutual to the stock form of organization in 1986, and in 1989 First Citizens was organized to become the holding company for Citizens Savings. The period since the Citizens Savings conversion has been one of continuous and significant change in

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


the financial services industry, marked by steadily increasing competition and widespread consolidation. In light of the First Citizens Board's belief that continued consolidation and competition in the financial services industry would make it increasingly difficult for smaller thrifts or thrift holding companies such as First Citizens to maintain their competitive position and market share, the First Citizens Board has from time to time considered and analyzed First Citizens' strategic alternatives, including prospects for First Citizens continuing as an independent entity and possible business combination transactions with financial institutions of varying sizes and the effects of such transactions on First Citizens and its stockholders, employees and the communities it serves.

         In April 1996, the First Citizens Board formed a Strategic Alternatives Committee (the "Committee") to review First Citizens' strategic alternatives and to make recommendations to the First Citizens Board. The members of the Committee (all of whom are First Citizens directors) were Stanley Betts,
H. Deets Warfield, Jr., Melvin O. Wright and Herbert W. Jorgensen (ex officio and non-voting member). Also during April 1996, First Citizens retained Endicott Financial Advisors, L.L.C. ("Endicott") to serve as its financial advisor in connection with its review of its strategic alternatives and potential merger and acquisition transactions.

         The Committee met numerous times throughout 1996 to discuss various issues and topics affecting both First Citizens specifically and the financial services industry in general. Such discussions included: (1) an ongoing review of First Citizens' strategic alternatives; (2) a review of potential acquisition, merger and sale candidates; (3) a review of the financial institutions merger and acquisition market and recent regional transactions which could impact First Citizens' ability to compete and First Citizens' acquisition value; and (4) detailed reviews of certain potential merger candidates and analyses of the pro forma impact of a business combination with such candidates on First Citizens' stockholders.

         In January 1997, the Committee again met to further discuss analyses of selected potential merger candidates, to review the general merger and acquisition environment and to further discuss strategic alternatives. Based on these discussions, the Committee recommended that the First Citizens Board authorize, and the First Citizens Board authorized, Endicott to contact representatives of certain selected financial institutions to discuss their interest in engaging in a potential business combination transaction with First Citizens. These institutions were selected by the Committee based on their suitability in light of certain characteristics including size, location, performance, operating strategy, share value, pro forma impact, and the possibility that a merger of First Citizens with any such institution could result in the acquisition of the combined entity by another larger financial institution.

         In February 1997, Endicott approached ten financial institutions concerning their interest in a business combination transaction with First Citizens. Of these, eight institutions signed confidentiality agreements and were given materials regarding First Citizens. Of this group, two institutions responded with informal, preliminary indications of interest regarding a potential combination with First Citizens, one of which was Provident. Both preliminary indications of interest contemplated a stock-for-stock merger and contemplated a preliminary range of value per share to be paid to First Citizens stockholders. Provident's preliminary indication of interest contemplated an implied value of $29.00 per share at the high end of its indicated range of per share consideration, while the other financial institution's preliminary indication of interest contemplated an implied value of $28.00 per share at the high end of its indicated range of per share consideration. Provident indicated that it expected to be able to offer a per share consideration to First Citizens stockholders at the high end of its preliminary range.

         At a meeting of the Committee on February 28, 1997, Endicott reviewed in detail with the Committee the two preliminary indications of interest and a comparison of the two potential transactions, potential alternative acquisition transactions and the alternative of remaining independent. Endicott reviewed financial, operational and stock market capitalization data with respect to each of the two institutions, as well as certain pro forma financial data giving effect to a business combination with each of the two institutions. The Committee discussed at length the various issues raised by Endicott's presentation, as well as issues relating to the relative merits of a transaction with each of the two institutions. Endicott also reviewed in general terms a number of matters relating to the Committee's analyses in its previous meetings of the strategic alternatives available to First Citizens, including: (i) the general status of the financial services industry, including those entities operating in First Citizens' region; (ii) valuation analyses of First Citizens on a stand-alone basis; (iii) historic and current bank and thrift stock price performance and the terms of recent financial institution mergers; (iv) consolidation trends in the financial services industry generally and in Maryland specifically; (v) the outlook for increasing the potential value of First Citizens Common Stock and the lack of liquidity and dividends for the shares of First Citizens Common Stock; (vi) prospects for First Citizens continuing as an independent entity, including its prospects of acquiring smaller institutions in the region or expanding its current business to further increase size and earnings as an independent entity; and (vii) the results of preliminary discussions with other potential merger partners. The discussion also focused on the effects that a business combination transaction would have on First Citizens' customers and employees and the communities served by First Citizens and on the timing of a potential acquisition transaction.

         At the close of the February 28 meeting, the Committee concluded that further exploration and discussion of a business combination transaction involving First Citizens and Provident was in the best interests of First Citizens and its stockholders, based principally upon the fact that Provident's preliminary indication of interest contemplated a range of value for per share consideration to First Citizens stockholders which was higher than the range contemplated by the other financial institution's preliminary indication of interest, and that Provident had indicated that it expected to be able to offer a per share consideration at the high end of its preliminary range. At the close of the meeting, the Committee requested that Endicott continue its discussions with Provident to determine if an acceptable transaction structure could be agreed upon in an expedited manner.

         Following the February 28 meeting and over the course of the next several days, representatives of Endicott continued confidential discussions with representatives of Provident to determine if an agreeable structure could be negotiated to effect an acquisition of First Citizens by Provident.

         On March 5, 1997, Endicott again met with the Committee to review the status of Endicott's discussions with Provident. Provident had expressed its interest in a stock-for-stock merger transaction having an indicated value to First Citizens' stockholders of $30.11 per share based on a fixed exchange ratio of .73 and the then-current market price of Provident Common Stock. The

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


Committee directed Endicott to continue its discussions with Provident with a focus on (1) negotiating downside price protection, (2) clarifying certain operating strategies for the combined company, (3) coordinating due diligence investigations of each company by the other, and (4) negotiating a definitive Merger Agreement with Provident.

         Over the next several days, First Citizens' management and representatives of Endicott held discussions and meetings with Provident's management and representatives of Keefe, Bruyette & Woods, Inc. ("KBW"), financial advisor to Provident, concerning the proposed transaction and the terms of a definitive Merger Agreement, and representatives of each party and their respective counsel conducted on-site due diligence at the offices of the other party.

         The Committee met again on March 10, 1997 to discuss the outcome of these meetings and discussions, the due diligence review and the terms of the proposed Merger Agreement and related agreements, including the Stock Option Agreement. The members of the Committee reached a unanimous decision to recommend to the First Citizens Board that the proposed merger with Provident was in the best interests of the stockholders of First Citizens.

         On March 10, 1997, the First Citizens Board met immediately following the meeting of the Committee. Presentations were made by both Endicott and Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to First Citizens. Members of First Citizens' senior management, together with its legal and financial advisors, reviewed the background of the proposed transaction, the potential benefits of the transaction, a summary of the due diligence investigation of Provident and financial and valuation analyses of the proposed transaction. Endicott reviewed the financial analyses performed by it in connection with the preparation of its fairness opinion (See, "--Opinion of First Citizens Financial Advisor" below). Counsel reviewed the terms of the proposed agreements and discussed the obligations of the First Citizens Board in its consideration of the proposed merger with Provident.

         Following review by the First Citizens Board of the foregoing matters and the delivery by Endicott of its oral opinion that, as of such date, the Exchange Ratio was fair to the holders of First Citizens Common Stock from a financial point of view, the First Citizens Board unanimously approved the Merger Agreement and related agreements and the Merger.

         On March 10, 1997, the Provident Board considered and approved, by unanimous vote, the Merger, the Merger Agreement, the Stock Option Agreement and the related transactions. Presentations were made by both KBW and Muldoon, Murphy & Faucette, Provident's legal counsel. At the special meeting, members of Provident's senior management, together with Provident's legal and financial advisors, reviewed with the Provident Board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of senior management's due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. KBW reviewed the financial analyses performed by it in connection with the preparation of its fairness opinion. (See, "-- Opinion of Provident's Financial Advisor"). In addition, KBW delivered to the Provident Board its oral opinion to the effect that, as of such date, the Exchange Ratio was fair to Provident's stockholders from a financial point of view.

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


         Following the meeting of the First Citizens and Provident Boards, First Citizens and Provident entered into the Merger Agreement and the Stock Option Agreement.

RECOMMENDATION OF THE FIRST CITIZENS BOARD; FIRST CITIZENS' REASONS FOR THE
MERGER

         The First Citizens Board believes that the Merger is fair to, and in the best interests of, First Citizens and its stockholders. ACCORDINGLY, THE FIRST CITIZENS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF FIRST CITIZENS COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "-- Background of the Merger" above and "-- Opinion of First Citizens' Financial Advisor" below.

         The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of First Citizens and Provident. In reaching its decision to approve the Merger Agreement, the First Citizens Board consulted with its legal advisors regarding the legal terms of the transaction and the First Citizens Board's obligations in its consideration of the proposed transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the Exchange Ratio, and with management of First Citizens, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

         (i) the First Citizens Board's familiarity with and review of First Citizens' business, financial condition, results of operations and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

         (ii) the current and prospective environment in which First Citizens operates, including national and local economic conditions, the competitive environment for savings banks and other financial institutions generally and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as First Citizens;

         (iii) the rapid technological advances impacting the financial services industry in recent years, the significant capital investment necessary for First Citizens to keep pace with such technological advances, the competitive advantage and increased efficiency gained by financial institutions possessing sufficient resources to enable them to make such capital investments and to realize such efficiencies and the comparable competitive disadvantage to smaller institutions such as First Citizens which generally do not possess the resources necessary to invest in such technological advances;

         (iv) information concerning the business, financial condition, results of operations and prospects of Provident, including the recent performance of Provident Common Stock, the historical financial data of Provident, customary statistical measurements of Provident's financial performance and the future prospects for Provident Common Stock following the Merger;


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


         (v) the value to be received by holders of First Citizens Common Stock pursuant to the Merger Agreement in relation to the historical trading prices of First Citizens Common Stock;

         (vi) the information presented by Endicott to the First Citizens Board with respect to the Merger and the opinion of Endicott that, as of the date of such opinion, the Exchange Ratio was fair to the holders of First Citizens Common Stock from a financial point of view (see "-- Opinion of First Citizens' Financial Advisor" below);

         (vii) the financial and other significant terms of the proposed Merger with Provident, and the review by First Citizens with its legal and financial advisors of the provisions of the Merger Agreement and the Stock Option Agreement;

         (viii) the expected impact of the Merger on First Citizens' business, employees, customers and communities, the compatibility of the respective businesses and management philosophies of Provident and First Citizens, and the expectation that Provident will continue to provide quality service to the customers and the communities served by First Citizens;

         (ix) the fact that Provident has agreed to employ Mr. Fry as an executive officer following the Merger, to retain Mr. Jorgensen as a consultant following the Merger and to appoint Messrs. Jorgensen and Fry to the Provident Board, all of which are expected to provide a degree of continuity and involvement by First Citizens following the Merger, in the interests of First Citizens' stockholders, customers and employees;

         (x) the First Citizens Board's belief that the receipt of Provident Common Stock in the Merger generally will permit holders of First Citizens Common Stock to defer any federal income tax liability associated with the increase in the value of their stock as a result of the Merger (see "-- Certain Federal Income Tax Consequences of the Merger" below) and to become shareholders of Provident, an institution with strong operations, earnings performance, dividend payments and share liquidity; and

         (xi) the alternative strategic courses available to First Citizens, including remaining independent and exploring other potential business combination transactions.

RECOMMENDATION OF THE PROVIDENT BOARD; PROVIDENT'S REASONS FOR THE MERGER

         In reaching its decision to approve the Merger Agreement, the Provident Board consulted with its legal advisors regarding the legal terms of the transaction and the Provident Board's obligations in its consideration of the proposed transaction, its financial advisors regarding the financial aspects and fairness of the proposed transaction, as well as with management of Provident, and without assigning any relative or specific weights, considered a number of factors, both from a short-term and a long-term perspective, including the following:

         (i) the Provident Board's familiarity with and review of Provident's business, operations, financial condition, earnings and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

         (ii) the Provident Board's review, based in part on a presentation of Provident's management regarding its due diligence on First Citizens, of the business, operations, earnings and financial condition of First Citizens on a historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible;

         (iii) a variety of factors affecting and relating to the overall strategic focus of Provident including, without limitation, opportunities for growth in deposits, assets and earnings, (including ongoing potential acquisition opportunities) and opportunities available to Provident in the market areas where First Citizens conducts business;

         (iv) the current and prospective economic, competitive and regulatory environment facing financial institutions, including Provident;

         (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents to be executed in connection with the Merger;

         (vi) the anticipated revenue enhancement, cost savings and efficiencies available from the Merger;

         (vii) the expectation that the Merger would be treated as a tax-free reorganization for federal income tax purposes (see "-- Certain Federal Income Tax Consequences of the Merger" below) and accounted for as a pooling-of-interests; and

         (viii) the financial advice rendered by KBW as to the fairness to Provident's stockholders of the Exchange Ratio from a financial point of view. See "-- Opinion of Provident's Financial Advisor."

         The Provident Board believes that the Merger is fair to, and in the best interests of, Provident and its stockholders. ACCORDINGLY, THE PROVIDENT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT PROVIDENT'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF FIRST CITIZENS' FINANCIAL ADVISOR

         Pursuant to a letter agreement dated as of April 19, 1996 (the "Endicott Agreement"), First Citizens retained Endicott as its financial advisor in connection with strategic planning and merger and acquisition transactions. Pursuant to the Endicott Agreement, Endicott assisted First Citizens in negotiating and structuring the terms of the Merger, particularly the terms of the Merger described under the caption "THE MERGER -- Exchange Ratio."

         The investment banking business of Endicott includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The First Citizens Board chose Endicott because of its expertise, experience and familiarity with the financial institutions industry.

         In connection with its acting as financial advisor to First Citizens, at the March 10, 1997 meeting at which the First Citizens Board approved the Merger Agreement, Endicott delivered its oral opinion to the First Citizens Board that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of First Citizens Common Stock. Endicott has also delivered to the First Citizens Board a written opinion (the "Endicott Opinion") dated the date of this Joint Proxy Statement/Prospectus that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of First Citizens Common Stock. The full text of the Endicott Opinion is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The description of such opinion set forth herein is qualified in its entirety by reference to Annex C. Holders of First Citizens Common Stock are urged to read the Endicott Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Endicott in connection therewith. The Endicott Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any stockholder of First Citizens as to how such stockholder should vote at the First Citizens Meeting.

          No limitations were imposed on Endicott by the First Citizens Board with respect to the investigation made or procedures followed by Endicott in rendering its fairness opinion dated March 10, 1997. In connection with rendering such fairness opinion to the First Citizens Board, Endicott performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Endicott, but does not purport to be a complete description of Endicott's analyses or presentation at the March 10, 1997 meeting of the First Citizens Board. Endicott believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion of Endicott dated March 10, 1997. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Endicott made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of First Citizens and Provident. Any estimates contained in Endicott's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

         ANALYSES OF SELECTED MERGER TRANSACTIONS. Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving public savings institutions as acquirees and having a transaction value over $15 million (each a "Transaction"). Among these were: (i) Transactions announced between January 1, 1996 and December 31, 1996 ("1996 Nationwide Transactions"),
(ii) Transactions announced between January 1, 1997 and March 9, 1997 ("1997 Nationwide Transactions") and (iii) Transactions involving institutions located in the Mid-Atlantic

United States announced between January 1, 1996 and March 9, 1997 ("1996-1997 Regional Transactions"). Endicott reviewed the price to latest twelve months earnings, price to book value, price-to-tangible book value, price to deposits, price to assets and deposit premium paid in each such transaction and computed high, low, mean and median ratios and premiums for the respective groups of transactions. Endicott also computed the foregoing ratios for the Merger assuming a price per share of First Citizens Common Stock in the Merger of $31.03 based on a fixed exchange ratio of .73 and a price per share of $42.50 for Provident Common Stock (the closing price for such stock on March 7, 1997). Endicott's computations yielded the following median multiples for the 1996 Nationwide Transactions, the 1997 Nationwide Transactions and the 1996-1997 Regional Transactions, respectively, as compared with the following indicated multiples for the Merger: (i) price to latest twelve months earnings multiples of 16.40x, 22.90x and 16.30x, compared with 18.90x for the Merger; (ii) price to book value multiples of 148.1%, 194.8% and 165.0%, compared with 215.64% for the Merger; (iii) price to tangible book value multiples of 148.5%, 195.4% and 170.1%, compared with 215.64% for the Merger; and (iv) core deposit premiums of 7.4%, 17.7% and 8.9%, compared with an indicated deposit premium in the Merger of 11.40%. Based upon the median multiples for 1996 Nationwide Transactions, Endicott derived an imputed range of values per share of First Citizens Common Stock of $20.99 to $32.83. Based upon the median multiples for 1997 Nationwide Transactions, Endicott derived an imputed range of values per share of First Citizens Common Stock of $27.60 to $45.12. Based upon the median multiples for the 1996-1997 Regional Transactions, Endicott derived an imputed range of values per share of First Citizens Common Stock of $23.38 to $41.09.

         DISCOUNTED EARNINGS STREAM AND TERMINAL VALUE ANALYSIS. Using a discounted earnings stream and terminal value analysis, Endicott estimated the future stream of earnings flows that First Citizens could be expected to produce through 2001 under various circumstances, assuming First Citizens performed in accordance with the earnings forecasts of First Citizens' management. To approximate the terminal value of the First Citizens Common Stock at the end of a five-year period (December 31, 2001), Endicott applied price to earnings multiples ranging from 7 to 19 and applied multiples of tangible book value ranging from 80 percent to 200 percent. The net income streams and terminal values were then discounted to present values using different discount rates (ranging from 9 percent to 13 percent) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of First Citizens Common Stock. This analysis assumed that First Citizens will continue its policy of not paying cash dividends and indicated a total reference range of between $10.07 and $35.19 per share of First Citizens Common Stock. When a 10.5 percent discount rate was applied to median merger multiples based on the price to tangible book value multiples of 160 to 200 percent, the analysis indicated a reference range between $26.16 and $32.70 per share of First Citizens Common Stock. When the same discount rate of 10.5 percent was applied to merger market multiples based on price to earnings per share multiples of 15x to 19x, the discounted dividend stream analysis indicated a reference range between $24.09 and $30.29 per share of First Citizens Common Stock.

         PRO FORMA MERGER ANALYSIS. Endicott performed pro forma merger analyses that combined First Citizens' and Provident's current and projected income statement and balance sheets based on earnings forecasts of First Citizens and Provident management, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other ad-justments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both First Citizens and Provident. Endicott noted that, based on a fixed exchange ratio of .73 shares of Provident Common Stock for each share of First Citizens Common Stock, the impact of the Merger on Provident's earnings per share and tangible book value per share based on such earnings forecasts did not appear to be material. The actual results achieved by the combined company will vary from the projected results and such variations may be material.

         ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In preparing its presentation, Endicott used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, for Provident and twenty-eight other publicly traded regional commercial banks located in the Mid-Atlantic United States. This peer group consisted of commercial bank holding companies with total assets between $1 billion and $5 billion. Additionally, Endicott used similar data for nationwide high-performing commercial banks in the same asset range that had a return on equity for the last fiscal quarter greater than 15 percent and a price-to-tangible book value greater than 150 percent. Endicott reviewed the historical financial information for Provident and each member of the peer group since December 31, 1991. Endicott calculated a range of stock market values for the shares of Provident Common Stock based on the comparative market valuations of the selected peer groups based on their valuation multiples at December 31, 1996 and March 7, 1997. The range for December 31, 1996 was $32.66 to $46.75 and for March 7, 1997 was $35.18 to $54.02.

         In connection with rendering its opinion dated March 10, 1997, Endicott reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for First Citizens for the three fiscal years ended December 31, 1993, December 31, 1994, and December 31, 1995, and the unaudited consolidated financial statements of First Citizens for the fiscal year ended December 31, 1996; (c) the audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for Provident for the four fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995, and December 31, 1996; (d) financial analyses and forecasts for First Citizens and Provident prepared by and/or reviewed with the respective managements of First Citizens and Provident; (e) the views of senior management of First Citizens and Provident of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for First Citizens Common Stock and Provident Common Stock, including a comparison of certain financial and stock market information for First Citizens and Provident with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro forma impact of the transaction on Provident; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria which Endicott considered relevant.

         In connection with rendering the Endicott Opinion, Endicott confirmed the appropriateness of its reliance on the analyses used to render its March 10, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. The Endicott Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of the Endicott Opinion could materially affect the assumptions used in preparing such opinion.

         In performing its review, Endicott assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Provident or First Citizens or any or their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Provident and First Citizens). With respect to the financial projections reviewed with each company's management, Endicott assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of Provident and First Citizens and of the combined company, and that such performances will be achieved. Endicott also assumed that there has been no material change in Provident's or First Citizens' assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Endicott also assumed without independent verification that the aggregate consolidated allowances for loan losses for First Citizens and Provident were adequate to cover such losses, and that the conditions precedent in the Merger Agreement are not waived.

         Pursuant to the Endicott Agreement, First Citizens retained Endicott to act as independent financial advisor, to render general advisory services and also to specifically advise First Citizens in connection with its strategic planning and merger and acquisition activities. Pursuant to the Endicott Agreement, First Citizens paid Endicott a fee of $50,000 for rendering its fairness opinion relating to the Merger at the March 10, 1997 meeting of the First Citizens Board. Also pursuant to the Endicott Agreement, First Citizens is obligated to pay Endicott quarterly retainer fees of $15,000 for the calendar quarter ended June 30, 1996 and $7,500 for each quarter thereafter. First Citizens has paid such quarterly retainer fees for all calendar quarters through the quarter ended June 30, 1997. In addition, pursuant to the terms of the Endicott Agreement, First Citizens will pay Endicott a transaction fee equal to 1.0% of the aggregate value of the consideration to be paid by Provident in the Merger (calculated as of the Effective Time), of which approximately 25%, or $260,989, was paid upon the signing of the Merger Agreement and the remaining portion is payable at the closing of the Merger. Based on the closing price of Provident Common Stock as of July 14, 1997 (the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus), the remaining portion of the transaction fee payable to Endicott at the Effective Time would be $800,762. Endicott has agreed to credit the $50,000 fee for its fairness opinion and four of the quarterly retainer payments against the portion of the transaction fee due at the closing of the Merger. First Citizens also has agreed to reimburse Endicott for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.



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


OPINION OF PROVIDENT'S FINANCIAL ADVISOR

         Provident retained KBW to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the stockholders of Provident in the Merger. KBW was selected to act as Provident's financial advisor based upon its qualifications, expertise and reputation. KBW specializes in the securities of banking enterprises and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Provident and First Citizens, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, equity securities of Provident and First Citizens for its own account and for the accounts of its customers. To the extent that KBW has any such position as of the date of the fairness opinion attached as Annex D hereto, it has been disclosed to Provident.

         On March 10, 1997, at the meeting at which the Provident Board approved and adopted the Merger Agreement and the transactions contemplated thereby, KBW rendered its oral opinion to the Provident Board that, as of such date, the Exchange Ratio was fair to the stockholders of Provident from a financial point of view. That opinion was updated as of the date of this Joint Proxy Statement/Prospectus. In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, KBW also confirmed the appropriateness of its reliance on the analyses used to render its March 10, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. No limitations were imposed by the Provident Board upon KBW with respect to the investigations made or procedures followed by KBW in rendering its opinions.

         KBW's opinion is addressed to the Board of Directors of Provident and does not constitute a recommendation to any of the stockholders of Provident as to how such stockholders should vote with respect to the Merger.

         THE FULL TEXT OF THE OPINION OF KBW, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of Provident and First Citizens: (i) the Merger Agreement; (ii) Annual Reports to Stockholders for the three years ended December 31, 1995 for Provident and First Citizens; (iii) certain interim reports to stockholders of Provident and First

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


Citizens and quarterly reports on Form 10-Q of Provident and First Citizens and certain other communications from Provident and First Citizens to their respective stockholders; (iv) other financial information concerning the businesses and operations of Provident and First Citizens furnished to KBW by Provident and First Citizens for the purpose of KBW's analysis, including certain internal financial analyses and forecasts for Provident and First Citizens prepared by senior management of Provident and First Citizens; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Provident and First Citizens; and (vi) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Annex D to this Joint Proxy Statement/Prospectus, KBW reviewed a draft of this Joint Proxy Statement/Prospectus in substantially the form hereof. KBW also held discussions with senior management of Provident and First Citizens concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of banks, bank holding companies and thrift institutions generally. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to KBW through the date thereof.

         In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the managements of Provident and First Citizens as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and bases therefor) provided to KBW and assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Provident and First Citizens are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of Provident and First Citizens, nor did KBW examine any individual loan credit files.

         The following is a summary of the material financial analyses employed by KBW in connection with providing its oral opinion of March 10, 1997 and does not purport to be a complete description of all analyses employed by KBW.

         SELECTED PEER GROUP ANALYSIS. KBW compared the financial performance and market performance of Provident and First Citizens based on various financial measures including earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields of comparable companies. For purposes of such analyses, the financial information used by KBW for Provident and First Citizens and the comparable companies was as of and for the quarter ended December 31, 1996 and the market price information was as of March 7, 1997.


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


         The set of comparable companies used as peers against Provident was comprised of Mid-Atlantic banking companies located in Maryland, Virginia and Pennsylvania with average return on assets on an annualized basis of 1.17%, return on average equity on an annualized basis of 12.60%, net interest margin on an annualized basis of 4.45%, efficiency ratio on an annualized basis of 60.90%, equity to assets of 9.16%, tangible equity to tangible assets of 8.75%, loan loss reserve to non-performing loans of 222% and non-performing assets to loans and real estate owned of 1.13%. The analysis showed for Provident an average return on assets on an annualized basis of 0.89%, return on average equity on an annualized basis of 12.71%, net interest margin on an annualized basis of 3.56%, efficiency ratio on an annualized basis of 69.51%, equity to assets of 7.05%, tangible equity to tangible assets of 7.04%, loan loss reserve to non-performing loans of 178% and non-performing assets to loans and real estate owned of 0.85%.

         KBW's analysis further showed, among other things, the following concerning the market performance of the peer group: that the price to earnings multiple based on 1997 and 1998 estimated earnings was 13.22 times and 12.06 times, respectively; that the price to book value multiple was 1.73 times; that the price to tangible book value multiple was 1.81 times; and that the dividend yield was 2.94%. The analysis showed for Provident that a price to earnings multiple based on 1997 and 1998 estimated earnings was 14.21 times and 12.65 times, respectively; that the price to book value multiple was 1.83 times; that the price to tangible book value multiple was 1.83 times; and that the dividend yield was 1.98%.

         The set of comparable companies used as peers against First Citizens was comprised of Mid-Atlantic thrifts located in Maryland, New Jersey, Pennsylvania and Delaware with average return on assets on an annualized basis of 0.78%, return on average equity on an annualized basis of 10.86%, net interest margin on an annualized basis of 3.09%, efficiency ratio on an annualized basis of 54.18%, equity to assets of 7.27%, tangible equity to tangible assets of 6.92%, loan loss reserve to non-performing loans of 94% and non-performing assets to loans and real estate owned of 1.88%. The analysis also showed for First Citizens an average return on assets on an annualized basis of 0.85%, return on average equity on an annualized basis of 14.31%, net interest margin on an annualized basis of 3.09%, efficiency ratio on an annualized basis of 67.44%, equity to assets of 6.06%, tangible equity to tangible assets of 6.06%, loan loss reserve to non-performing loans of 113% and non-performing assets to assets of 2.83%.

         KBW's analysis further showed, among other things, the following concerning the market performance of the peer group: the price to earnings multiple based on 1997 and 1998 estimated earnings was 12.21 times and 11.14 times, respectively; the price to book value multiple was 1.42 times; the price to tangible book multiple was 1.49 times; the dividend yield was 2.17%. The analysis showed for First Citizens a price to earnings multiple based on 1997 and 1998 estimated earnings of 13.86 times and 12.78 times, respectively; the price to book value multiple was 1.62 times; and the price to tangible book value multiple was 1.62 times. First Citizens does not pay a dividend.

         SELECTED TRANSACTION ANALYSIS. KBW analyzed certain merger and acquisition transactions for bank and thrift institutions based upon the acquisition price (at announcement) relative to stated book value, stated tangible book value and latest twelve months earnings. The information analyzed was compiled by KBW from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of the average and median book value multiples and earnings multiples represented by a sample of recently completed or announced transactions for banks and thrifts. The bank transactions include: Allied Irish Banks and Dauphin Deposit Corporation, Banc One Corporation and Liberty Bancorp, Keystone Financial and Financial Trust Corp., Southern National Corporation and United Carolina Bancshares, Mercantile Bancorporation and Mark Twain Bancshares, and Crestar Financial Corporation and Citizens Bancorp. This analysis of bank acquisitions yielded an average price to book multiple, price to tangible book multiple and price to trailing twelve months earnings multiple of 2.45 times,
2.52 times and 19.10 times, respectively, and median price to book multiple, price to tangible book multiple and price to trailing twelve months earnings multiple of 2.48 times, 2.59 times and 19.31 times, respectively. The thrift transactions include: Washington Mutual and Great Western Financial Corporation, Summit Bancorp and Collective Bancorp, CCB Financial Corporation and American Federal Bank, FSB, Keystone Financial and First Financial Bancorporation of Western Maryland, ABN-AMRO Holding and Standard Federal Bancorporation, Southern National Corporation and Fidelity Financial Bankshares Corporation, and NationsBank Corporation and TAC Bancshares. This analysis of thrift acquisitions yielded an average price to book multiple, price to tangible book multiple and price to trailing twelve months earnings multiple of 2.24 times, 2.46 times and
16.80 times, respectively, and median price to book multiple, price to tangible book multiple and price to trailing twelve months earnings multiple of 2.05 times, 2.52 times and 15.26 times, respectively.

         In addition, KBW also analyzed comparable deal statistics since 1996 for regional and nationwide transactions for banks and thrifts. Comparable Mid-Atlantic thrift transactions, 14 deals in total, comprised median price to earnings multiple of 17.1 times with a 20% variance range of 13.7 times to 20.5 times and average price to book multiple of 1.62 times with a 20% variance range of 1.30 times to 1.94 times. Comparable Mid-Atlantic bank and thrift transactions, 41 deals in total, comprised median price to earnings multiple of
18.2 times with a 20% variance range of 14.6 times to 21.8 times and average price to book multiple of 1.98 times with a 20% variance range of 1.58 times to
2.37 times. Comparable nationwide thrift transactions, 102 deals in total, comprised median price to earnings multiple of 18.7 times with a 20% variance range of 14.9 times to 22.4 times and average price to book multiple of 1.54 times with a 20% variance range of 1.23 times to 1.84 times. Comparable nationwide bank and thrift transactions, 449 deals in total, comprised median price to earnings multiple of 17.0 times with a 20% variance range of 13.6 times to 20.4 times and average price to book multiple of 1.85 times with a 20% variance range of 1.48 times to 2.22 times. The price to earnings and average price to book for the Provident and First Citizens transactions was 19.4 times and 2.15 times, using five-day average for Provident stock of $41.825.

         CONTRIBUTION ANALYSIS. KBW analyzed the relative contribution made by each of Provident and First Citizens to certain balance sheet and income statement items of the combined company including assets, deposits, shareholders' equity and trailing and estimated net income. Based on the Exchange Ratio of .73 shares, the ownership percentage of the combined company for First Citizens would be approximately 22%. The contribution analysis showed that under the Merger, First Citizens would contribute approximately 19.7% of the combined assets, 23.4% of the combined deposits, 19.1% of the combined shareholders' equity before merger related expenses, 17.9% of the

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


combined 1996 earnings and 16.0% of the combined 1997 earnings before cost savings and revenue enhancements.

         PRO FORMA MERGER ANALYSIS. KBW analyzed the financial impact of the Merger on the holders of Provident Common Stock, using projected earnings estimates and Provident's estimates for cost savings and revenue enhancements expected to result from the Merger that KBW generated based on consultation with Provident management. This analysis showed that, after giving effect to the Merger, before the impact of one-time restructuring charges, current holders of Provident Common Stock would realize a slight decrease in 1997 estimated earnings per share, book value and leverage ratio and a slight increase in earnings per share in 1998. KBW also analyzed the changes in return on equity, noting that such return on equity would slightly increase following the Merger.

         INTERNAL RATE OF RETURN ANALYSIS. KBW analyzed the internal rate of return of future free cash flows resulting from an initial investment of the acquisition of First Citizens. This analysis assumed (i) projected net income for the fiscal years 1997 and 1998 and an assumed 6% annual net income growth for the fiscal years 1999, 2000 and 2001; (ii) projected average asset growth for five fiscal years ranging from 3.28% to 5.78%; (iii) cost savings and revenue enhancements expected by Provident; (iv) allocated capital to capitalize the acquired assets and expected asset growth in order to maintain a 6.13% leverage ratio; and (v) a range of terminal multiples of 13, 14 and 15 times earnings for the fiscal year 2001. The analysis assumes that any excess capital above the required amount to maintain the 6.13% leverage ratio is free cash and the resulting total free cash flow for the five fiscal years is then present valued at these terminal multiples using the purchase price as an initial investment. These projections were generated by KBW based on consultations with Provident management. Based on such assumptions, KBW's analysis indicated that the internal rate of return for the investment would range between 13.67% and 16.45%. KBW stated that the internal rate of return analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, cost savings, revenue enhancements and terminal values.

         The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of Provident and First Citizens. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other material analyses.

         In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Provident and First Citizens. The analyses performed by KBW are not

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


necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, of the Exchange Ratio, and were provided to the Provident Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the Provident Board, was just one of many factors taken into consideration by the Provident Board in unanimously approving the Merger Agreement.

         Pursuant to the Engagement Letter dated March 10, 1997, Provident agreed to pay KBW a cash fee of $350,000 in the following manner: $50,000 upon signing a definitive agreement, $100,000 upon mailing of the Joint Proxy Statement/Prospectus and the remaining $200,000 upon consummation of the transaction. Provident has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. Provident has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of First Citizens' management and the First Citizens Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of First Citizens generally. The First Citizens Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         EXISTING EMPLOYMENT AGREEMENTS WITH FIRST CITIZENS. First Citizens and/or one of its subsidiaries has entered into employment agreements with Mr. Herbert W. Jorgensen, Chairman and Chief Executive Officer of First Citizens, Mr. Enos K. Fry, Vice Chairman and President of First Citizens, Charles R. Duda, Executive Vice President and Chief Operating Officer of First Citizens, and Benjamin O. Delaney, Jr., President of First Citizens Mortgage Corporation. See "ELECTION OF FIRST CITIZENS DIRECTORS -- Employment and Other Agreements" for a description of the terms of such employment agreements. Pursuant to the terms of the Merger Agreement, at the Effective Time, Messrs. Jorgensen and Fry will be entitled to all cash severance payments which they would be entitled to receive pursuant to the terms of their respective employment agreements upon certain actual or constructive terminations of employment following a change in control, and Mr. Jorgensen will also be entitled to continued participation in and receipt of benefits under certain retirement, pension, deferred and incentive compensation and other employee benefit and fringe benefit plans and policies of Provident for a period of three years following the Effective Time as though Mr. Jorgensen were employed by Provident for such three-year period. The Merger Agreement also provides that if Mr. Fry's employment with Provident following the Effective Time is terminated for any reason within the first three years immediately following the Effective Time, Provident will provide him with continued participation in and receipt of benefits under certain retirement, pension, deferred and incentive compensation and other employee benefit and fringe bene-
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

fit plans and policies of Provident beginning upon such termination and continuing through the remainder of such three-year period as though Mr. Fry had remained employed with Provident during such period. Furthermore, it is anticipated that Messrs. Duda and Delaney will not be employed with Provident following the Effective Time and will be entitled to receive cash severance payments and other benefits, pursuant to the terms of their respective employment agreements. See "ELECTION OF FIRST CITIZENS DIRECTORS -- Employment and Other Agreements" for a description of the amounts of cash severance payments and other benefits due under such agreements upon certain terminations of employment following a change in control.

         PROVIDENT BOARD OF DIRECTORS. Pursuant to the terms of the Merger Agreement, at the Effective Time, Provident will cause its Board of Directors to be expanded by two members and Messrs. Jorgensen and Fry will be appointed to fill the newly created directorships. Provident has agreed to cause Mr. Jorgensen to continue to serve on the Boards of Directors of each of Provident and Provident Bank for at least two years following the Effective Time and to cause Mr. Fry to continue to serve on such Boards of Directors for a period of not less than three years following the Effective Time. In the event that either Mr. Jorgensen or Mr. Fry is unable to serve as a director of Provident, such executive shall select a substitute nominee to serve in his place as a director of Provident, subject to Provident's approval which may not be unreasonably withheld and in accordance with Provident's By-laws.

         ADVISORY BOARD. Following the Effective Time, Provident will establish an advisory board for its operations in Montgomery County, Maryland (the "Advisory Board") and will maintain the Advisory Board for a period of three years following the Effective Time. Mr. Jorgensen will serve as the chairman of the Advisory Board, with the other members of the Advisory Board to be selected by Provident. Each member of the Advisory Board will be entitled to receive annual retainer fees and meeting fees as determined by the Provident Board. The Advisory Board shall meet at such times and places as Provident shall determine.

         NEW EMPLOYMENT, CHANGE IN CONTROL AND CONSULTING AGREEMENTS WITH PROVIDENT. Pursuant to the Merger Agreement, at the Effective Time, Mr. Fry will enter into an Employment Agreement (the "Employment Agreement") with Provident and Provident Bank, pursuant to which Mr. Fry will be employed by Provident Bank for a period of two years following the Effective Time (the "Employment Period"). Mr. Fry will serve as Group Manager of Provident Bank for Montgomery County, Maryland, as well as a member of the Board of Directors of each of Provident and Provident Bank, throughout the Employment Period. Under the Employment Agreement, Mr. Fry will be entitled to an annual base salary of not less than $250,000, as well as participation in Provident's incentive compensation plans and all other savings, retirement, welfare and fringe benefit plans and programs of Provident and continuation of certain executive benefits and perquisites to which Mr. Fry is currently entitled (including club membership fees and reimbursement for related expenses and the use of a car and reimbursement for car-related expenses).

         In addition, the Employment Agreement will provide for the immediate vesting of Mr. Fry's right to those benefits to which he would be entitled under the Supplemental Retirement Agreement ("SRA"), dated March 6, 1996 between Mr. Fry and Citizens Savings, had he terminated his employment at age 55 for "good reason." Provident Bank will become obligated to pay such benefits to Mr. Fry upon his termination of employment with Provident Bank for any reason, such payment to commence on the later of the date of such termination or Mr. Fry's attainment of age 65. Provident also intends to waive Mr. Fry's post-retirement consulting and non-compete obligations set forth in the SRA. See "ELECTION OF FIRST CITIZENS DIRECTORS -- Employment and Other Agreements" for a

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



description of the amount of retirement income which Mr. Fry will be entitled to receive under the SRA.

         Upon a termination of Mr. Fry's employment by Provident Bank other than for "cause" or a termination by Mr. Fry of his employment for "good reason," Mr. Fry will be entitled to receive: (i) all outstanding salary, accrued bonus and other amounts owed to him under the Employment Agreement through the date of his termination, (ii) his annual base salary as in effect immediately prior to the date of termination, payable throughout the remainder of the Employment Period, together with the highest annual bonus earned by Mr. Fry for any fiscal year in the Employment Period and prior to the date of termination, payable with respect to each full twelve-month period remaining in the Employment Period, (iii) insurance benefits substantially similar to those provided before such termination and at no greater cost to Mr. Fry, for the remainder of the Employment Period and for one year following (provided, however, that such benefits will be reduced to the extent benefits are made available to Mr. Fry by another employer), and (iv) continued participation in the retirement plans in which Mr. Fry was participating prior to termination, for the remainder of the Employment Period except to the extent such participation is prohibited by law. If Mr. Fry's employment is terminated by reason of his death or disability, by Provident Bank for "cause" or by Mr. Fry for other than "good reason," Provident Bank will be obligated to pay only the benefits under the SRA and to provide the insurance benefits discussed in clause (iii) above.

         At the Effective Time, Mr. Fry will also enter into Change in Control Agreements with both Provident and Provident Bank (the "Change in Control Agreements"). The Change in Control Agreements will have three year terms which will be renewed automatically on a daily basis, such that the remaining terms thereof will always be three years, unless and until either party gives notice to the other not to extend the terms of such agreements. Under the Change in Control Agreements, upon a termination of Mr. Fry's employment during the terms of the agreements other than for cause, or if Mr. Fry terminates his employment following demotion, loss of title, office or significant authority, a reduction in annual compensation or benefits or relocation of his principal place of employment by more than 20 miles immediately prior to a "Change in Control" (as defined therein), Provident would be obligated to pay to Mr. Fry a sum equal to approximately 2.99 times Mr. Fry's average annual taxable compensation for the five most recent taxable years that Mr. Fry was employed by Provident or Provident Bank (or such lesser number of years for which he was employed by Provident or Provident Bank), subject to a reduction in the event that (x) the foregoing formula would result in such payments becoming subject to taxation under Section 280G of the Code, and (y) such reduction would result in Mr. Fry's receiving a higher amount of termination payments on an after-tax basis. Provident and Provident Bank will also continue Mr. Fry's life, medical, and disability coverage. Such coverage shall cease upon the earlier of the expiration of 36 full calendar months following the date of termination or the date Mr. Fry secures comparable employment by an employer other than Provident or Provident Bank. If Mr. Fry voluntarily resigns from Provident or Provident Bank within one year following a Change in Control, but prior to an event of termination described above, Mr. Fry would be entitled to receive a payout equal to six (6) times his then-current monthly taxable compensation.

         Pursuant to the Merger Agreement, at the Effective Time Mr. Jorgensen will enter into a Consulting Agreement (the "Consulting Agreement") with Provident pursuant to which Provident

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


will engage Mr. Jorgensen as a consultant for a period of three years commencing upon the Effective Time (the "Consulting Period"). During the Consulting Period, Mr. Jorgensen will serve as a member of the Boards of Directors of each of Provident and Provident Bank and as Chairman of the Advisory Board. Under the Consulting Agreement, Mr. Jorgensen will receive a monthly consulting fee of $6,875.00, and will be provided with office space and reimbursement of all expenses reasonably incurred in connection with his performance of consulting services. Mr. Jorgensen will agree during the Consulting Period and for one year thereafter not to compete directly or indirectly in any material respect with the business conducted by Provident or its respective subsidiaries. In addition, in the event that any payment or benefit under the Consulting Agreement is subject to an excise tax pursuant to Section 4999 of the Code, Provident has agreed to pay an additional amount sufficient to make Mr. Jorgensen whole with respect to the imposition of such tax.

         INDEMNIFICATION; INSURANCE. The Merger Agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of First Citizens is, or is threatened to be, made a party based in whole or in part on, or pertaining to (i) the fact that such person was a director, officer or employee of First Citizens, or (ii) the Merger Agreement or transactions contemplated thereby, Provident will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by Maryland law against any liability or expense incurred in connection with any such claim or proceedings for a period of six (6) years, subject to certain conditions.

         Provident has also agreed, for a period of three years after the Effective Time, to maintain First Citizens' existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by First Citizens; provided, however, that in no event will Provident be obligated to expend on an annual basis, in order to provide such insurance policy, more than 150% of the current amount expended by First Citizens (the "Insurance Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Insurance Amount, Provident will be obligated to use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

         TREATMENT OF STOCK OPTIONS. At the Effective Time, each outstanding and unexercised First Citizens Option granted by First Citizens pursuant to the First Citizens Director's Stock Option Plan, the First Citizens 1986 Stock Option Plan (the "1986 Plan") or the First Citizens Employee Stock Option Plan (the "1995 Plan," and collectively, the "First Citizens Option Plans") will be converted into an option to acquire, on the same terms and conditions as were applicable under such First Citizens Option immediately prior to the Effective Time, that number of shares of Provident Common Stock equal to the product, rounded down to the nearest share, of the number of shares of First Citizens Common Stock subject to such First Citizens Option and the Exchange Ratio, and at an exercise price per share equal to the exercise price per share of First Citizens Common Stock otherwise purchasable pursuant to such First Citizens Option divided by the Exchange Ratio, rounded up to the nearest cent.


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


         Additional information concerning awards granted to First Citizens' directors and executive officers under the First Citizens Option Plans is set forth herein under "ELECTION OF FIRST CITIZENS DIRECTORS -- Executive Compensation and Other Information," "-- Stock Owned by Management" and "-- Principal Holders of Voting Securities."

         DIRECTORS' COMPENSATION. See "ELECTION OF FIRST CITIZENS DIRECTORS -- Compensation of Directors" for a discussion of certain directors' retirement benefits which vest upon a change in control.

         PAYMENT OF PRORATED BONUSES. The Merger Agreement provides that First Citizens may pay prorated cash bonuses to employees of Citizens Savings immediately prior to the Effective Time based on the 1997 target amounts set forth in the existing Citizens Savings bonus plan. See "-- Employee Matters."

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         Pursuant to the terms of the Merger Agreement, at the Effective Time, Provident will cause its Board of Directors to be expanded by two members and Messrs. Jorgensen and Fry will be appointed to fill the newly created directorships. Provident has agreed to cause Mr. Jorgensen to continue to serve on the Board of Directors of each of Provident and Provident Bank for at least two years following the Effective Time and to cause Mr. Fry to continue to serve on such Boards of Directors for at a period of not less than three years following the Effective Time. In the event that either Mr. Jorgensen or Mr. Fry is unable to serve as a director of Provident, such executive shall select a substitute nominee to serve in his place as a director of Provident, subject to Provident's approval which may not be unreasonably withheld and in accordance with Provident's Bylaws.

         Following the Effective Time, Provident will establish an advisory board for its operations in Montgomery County, Maryland (the "Advisory Board") and will maintain the Advisory Board for a period of three years following the Effective Time. Mr. Jorgensen will serve as the chairman of the Advisory Board, with the other members of the Advisory Board to be selected by Provident. Each member of the Advisory Board will be entitled to receive annual retainer fees and meeting fees as determined by the Provident Board. The Advisory Board shall meet at such times and places as Provident shall determine.

         Following the Merger, the operations of Provident and Provident Bank will not be substantially different.

EMPLOYEE MATTERS

         Provident has agreed to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements between Citizens Savings and its employees. Pursuant to the terms of the Merger Agreement, employees of Citizens Savings who are employed by Provident or Provident Bank immediately following the Effective Time shall be eligible to participate in the employee benefit plans maintained by Provident on the same terms and conditions as those applicable to newly hired employees of Provident, except that such employees shall be granted credit for all past service with Citizens Savings for certain purposes under such plans. Also pursuant to the terms of the Merger Agreement, Provident may either merge the Citizens Savings 401(k) Savings Plan into the Provident Bank Employee Retirement Savings Plan or terminate such plan in accordance with its terms immediately prior to, on or after the Effective Time.

         The Merger Agreement also provides that First Citizens will pay prorated cash bonuses to employees of Citizens Savings immediately prior to the Effective Time based on the 1997 target amounts set forth in the existing Citizens Savings bonus plan. Each employee of Citizens Savings will also be paid amounts due for all sick leave accrued with respect to his or her period of employment with Citizens Savings prior to December 31, 1989. Citizens Savings, after consultation with Provident, is also permitted to pay to its employees, on or prior to the Effective Date, reasonable retention bonuses in amounts not exceeding $300,000 in the aggregate and $50,000 for any individual. In addition, any employee of Citizens Savings whose employment is terminated by Provident or Provident Bank shall receive severance benefits consistent with Provident's past practice determined on an individual basis plus payment for any accrued but unused vacation time.

EFFECTIVE TIME

         The Merger will become effective at the date and time (the "Effective Time") set forth in the articles of merger which will be filed with the Department of Assessment and Taxation of the State of Maryland in accordance with applicable law. The articles will be filed on the first day (the "Closing Date") which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by Provident and First Citizens. See "-- Conditions to the Merger" below. There can be no assurance that such conditions will be satisfied. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before December 31, 1997. See "-- Waiver and Amendment; Termination; Termination Fee" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

         FIRST CITIZENS. As promptly as practicable after the Effective Time, and in no event more than three business days thereafter, a bank or trust company selected by Provident and reasonably satisfactory to First Citizens, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of First Citizens Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of First Citizens Common Stock for certificates representing shares of Provident Common Stock and cash in lieu of fractional shares.

         HOLDERS OF FIRST CITIZENS COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         Upon surrender to the Exchange Agent of one or more certificates representing shares of First Citizens Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of First Citizens Common Stock surrendering such items a certificate or certificates representing the number of shares of Provident Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest. The First Citizens certificate or certificates so surrendered will be canceled.

         No dividend or other distribution declared after the Effective Time with respect to Provident Common Stock will be paid to the holder of any unsurrendered First Citizens certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time, there will be no transfers on the stock transfer books of First Citizens of shares of First Citizens Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of First Citizens Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for certificates representing shares of Provident Common Stock.

         None of the Exchange Agent, Provident or First Citizens, or any other person, will be liable to any former holder of First Citizens Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for First Citizens Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

         No fractional shares of Provident Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of First Citizens Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Provident Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Provident Common Stock multiplied by the average of the closing sale prices of Provident Common Stock on the Nasdaq for the five consecutive trading days immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share which such holder would otherwise have been entitled to receive.

         PROVIDENT. Shares of Provident capital stock (including Provident Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.


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


CONDITIONS TO THE MERGER

         The respective obligations of Provident and First Citizens to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Provident Common Stock entitled to vote thereon; (ii) the shares of Provident Common Stock issuable to holders of First Citizens Common Stock pursuant to the Merger shall have been authorized for quotation on the Nasdaq, subject to official notice of issuance; (iii) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger and Bank Merger) by the appropriate governmental authorities (all such governmental authorities being referred to as the "Governmental Entities"), and the expiration of any statutory waiting periods in respect thereof (collectively, the "Requisite Regulatory Approvals") (see "-- Regulatory Approvals Required for the Merger" below); (iv) the Registration Statement (of which this Joint Proxy Statement/Prospectus forms a part) shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement, the Bank Merger Agreement and the Stock Option Agreement will be in effect; and (vi) no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.

         The obligations of Provident to effect the Merger are further subject to the satisfaction, or waiver by Provident, of the following conditions: (i) the representations and warranties of First Citizens contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, financial condition or results of operations of First Citizens and its subsidiaries taken as a whole as represented in the Merger Agreement; (ii) First Citizens shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) the consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the surviving corporation or the surviving bank in the Merger or the Bank Merger, as the case may be, to any obligation, right or interest of First Citizens or any subsidiary of First Citizens under any agreement shall have been obtained, except where the failure to obtain such consents or approvals would not have a Material Adverse Effect (as defined below) on Provident (after giving effect to the transactions contemplated by the Merger Agreement); (iv) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (v) Provident shall have received an opinion of Muldoon, Murphy & Faucette, in form and substance reasonably satisfactory to

Provident, dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by Provident or First Citizens as a result of the Merger, except to the extent First Citizens or Citizens Savings may be required to recognize any income due to the recapture of bad debt reserves, (B) no gain or loss will be recognized by the stockholders of First Citizens who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Provident Common Stock), and (C) the aggregate tax basis of the Provident Common Stock received by stockholders who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the First Citizens Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (see "-- Certain Federal Income Tax Consequences of the Merger" below); (vi) Provident shall have received a letter addressed to Provident, dated as of the Effective Time, from Provident's independent public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment; and (vii) evidence of good and marketable title or the evidence of valid and enforceable leases for First Citizens' branch offices shall have been delivered to Provident in a form reasonably satisfactory to Provident except where First Citizens' failure to establish either good and marketable title or valid and enforceable leases would not have a Material Adverse Effect on First Citizens.

         The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as any effect that (i) is material and adverse to the business, results of operations or financial condition of such party and its subsidiaries taken as whole, or (ii) materially impairs the ability of such party to consummate the transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings and loan industries, (b) changes in generally accepted accounting principles or regulatory accounting principles that are generally applicable to the banking or savings and loan industries, (c) expenses incurred in connection with the transactions contemplated by the Merger Agreement, and (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

         The obligations of First Citizens to effect the Merger are further subject to the satisfaction, or waiver by First Citizens, of the following conditions: (i) the representations and warranties of Provident contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Effective Time; PROVIDED, HOWEVER, that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, financial condition or results of operations of Provident and its subsidiaries taken as a whole as represented in the Merger Agreement; (ii) Provident shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the

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


Closing Date; (iii) the consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any agreement to which Provident or any of its subsidiaries is a party or is otherwise bound shall have been obtained, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Provident (after giving effect to the transactions contemplated by the Merger Agreement); (iv) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; (v) First Citizens shall have received an opinion of Muldoon, Murphy & Faucette, in form and substance reasonably satisfactory to First Citizens, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in the opinion, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by Provident or First Citizens as a result of the Merger, except to the extent First Citizens or Citizens Savings may be required to recognize any income due to the recapture of bad debt reserves; (B) no gain or loss will be recognized by the stockholders of First Citizens who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Provident Common Stock); and (C) the aggregate tax basis of the Provident Common Stock received by stockholders who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the First Citizens Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (see "-- Certain Federal Income Tax Consequences of the Merger" below); and (vi) Provident shall have received a letter addressed to Provident, dated as of the Effective Time, from Provident's independent public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

         No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before December 31, 1997, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either Provident or First Citizens unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

         Consummation of the Merger is subject to a number of regulatory approvals and consents. The Merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or

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


if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the FDIC finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days. On July 7, 1997, the FDIC approved the application filed by Provident.

         Consummation of the Merger is also subject to the prior written notice to the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Richmond acting under delegated authority (together, the "Federal Reserve") under Section 4(c)(8) of the BHC Act. In reviewing a notice under
Section 4(c)(8) of the BHC Act, the Federal Reserve will consider whether performance of the nonbanking activity by a bank holding company or a subsidiary of such company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The Federal Reserve also maintains authority to impose conditions on a nonbanking acquisition under Section 4(c)(8) of the BHC Act.

         Under the Community Reinvestment Act of 1977, as amended (the "CRA"), the FDIC and the Federal Reserve Board must also take into account the record of performance of each of the bank subsidiaries of Provident and First Citizens in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

         The Merger is also subject to the prior approval of the Maryland Commissioner of Financial Regulation. In reviewing a Merger Agreement, the Commissioner will consider, among other things, the adequacy of the capital structure of the successor entity in relation to its deposit liabilities and other activities, whether the agreement is fair, whether the proposed transaction is against the public interest and whether the successor meets the requirements of Maryland law for the formation of a commercial bank. Additional approvals and/or notices under Maryland law also may be required in connection with the indirect acquisition of certain subsidiaries of Citizens Savings.

         In addition, notice of the Merger must be filed with the OTS pursuant to the Home Owners' Loan Act, as amended, since a savings association will not be the resulting institution from the Merger. The notice to the OTS, which may be in the form of the application to the FDIC under the Bank Merger Act, must demonstrate compliance with applicable stockholder or accountholder approval requirements.

         Provident is not aware of any other regulatory approvals that would be required for consummation of the Merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

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


         Applications have been submitted seeking approval of the FDIC and the State of Maryland and notifications have been filed with the FRB and the OTS. The Merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to the Merger" above and "-- Waiver and Amendment; Termination; Termination Fee" below. On July 7, 1997, the FDIC approved the application filed by Provident. There can be no assurance that the Department of Justice or the Maryland State Attorney General will not challenge the Merger or, if such challenge is made, as to the result thereof. On July 7, 1997, the Federal Reserve approved the notice filed by Provident.

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, First Citizens has agreed that until the Effective Time, except as provided in the Merger Agreement, the Stock Option Agreement or the Bank Merger Agreement (as defined below) or with the prior consent of Provident, First Citizens and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice. First Citizens has agreed to use its reasonable best efforts to (x) preserve its business organization and that of its subsidiaries' intact, (y) keep available to itself and Provident the present services of its and its subsidiaries' employees and (z) preserve for itself and Provident the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

         The Merger Agreement also contains certain restrictions on the conduct of First Citizens' business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of Provident, First Citizens and its subsidiaries may not, among other things, (i) solely in the case of First Citizens, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, (ii)(a) split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of First Citizens or any of its subsidiaries or any securities convertible into or exercisable therefor, (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor or any rights, warrants or options to acquire, any such shares or enter into any agreement with respect to any of the foregoing,
(iv) amend its Certificate of Incorporation, By-laws or other similar governing documents, (v) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $50,000, (vi) enter into any new line of business, (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets which would be material, individually or in the aggregate, to First Citizens, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Bank Merger Agreement, except as may be required by applicable law, (ix) change its methods of accounting in effect at December 31, 1995, subject to certain exceptions, (x)(a) adopt, amend, renew or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between First Citizens or any of its subsidiaries and any of its current or former directors, officers and employees, or (b) except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), or (c) enter into, or amend the terms of, loans with any director, officer or employee on terms more preferable than those terms offered to nonaffiliated parties; PROVIDED, HOWEVER, that reasonable retention bonuses as contemplated by the Merger Agreement may be paid by First Citizens to selected employees and officers of First Citizens after consultation with Provident; (xi) other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign, or otherwise dispose of or agree to sell, lease, encumber, assign or otherwise dispose of its material assets, properties or other rights or agreements, (xii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity, (xiii) file any application to relocate or terminate the operations of any of First Citizens' banking offices, (xiv) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project, (xv) create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which First Citizens or any of its subsidiaries is a party or by which First Citizens or any of its subsidiaries or their respective property is bound, (xvi) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of First Citizens' deposits, or (xvii) agree to do any of the foregoing.

         First Citizens also has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the First Citizens Board, (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations, or (iii) provide third parties with any non-public information, relating to any such inquiry or proposal, provided that First Citizens may communicate information about any such takeover proposal to its stockholders if, in the judgment of the First Citizens Board, based upon the advice of outside counsel, such communication is required under applicable law. First Citizens has agreed to cease and cause to be terminated any activities, discussions or negotiations previously conducted with any parties other than Provident with respect to any of the foregoing. First Citizens will notify Provident promptly if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, First Citizens, and will promptly inform Provident of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving First Citizens or any subsidiary of First Citizens or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, First Citizens or any subsidiary of First Citizens other than the transactions contemplated or permitted by the Merger Agreement, the Bank Merger Agreement and the Stock Option Agreement.

         Pursuant to the Merger Agreement, Provident has also agreed that until the Effective Time, except as provided in the Merger Agreement or the Bank Merger Agreement or with the prior written

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


consent of First Citizens, Provident and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of First Citizens, Provident and its subsidiaries may not, among other things, (i) solely in the case of Provident, declare, pay or make any extraordinary or special dividends or distributions in respect of its capital stock, except that nothing contained in the Merger Agreement will prohibit Provident from increasing the quarterly cash dividend on the Provident Common Stock in an amount consistent with past practice, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law, (iii) amend its Articles of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Provident Common Stock or the ability of Provident to consummate the transactions contemplated by the Merger Agreement, (iv) make or undertake any acquisition that could jeopardize the receipt of any Requisite Regulatory Approvals or materially delay the consummation of the Merger or the Bank Merger, or (vi) agree to do any of the foregoing.

REPRESENTATIONS AND WARRANTIES

         In the Merger Agreement, each of Provident and First Citizens has made certain customary representations and warranties relating to, among other things, the parties' respective organization, authority relative to the Merger Agreement, capitalization, subsidiaries, required consents and approvals, taxes, employee benefit plans, material contracts, litigation, compliance with applicable laws, environmental matters, reliability of financial statements and the absence of material adverse changes in the parties' businesses, financial condition or results of operations. For detailed information on such representations and warranties, see the Merger Agreement attached hereto as Annex A and incorporated by reference herein. Pursuant to the Merger Agreement, it is a condition to each party's obligation to consummate the Merger that the representations and warranties of the other party contained in the Merger Agreement be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time; provided, however, that such representations and warranties will be deemed to be true and correct in all material respects unless the failure to be true and correct, individually or in the aggregate, represents a material adverse change from the business, financial condition or results of operations of the party making such representations and warranties and its subsidiaries, taken as a whole, as represented in the Merger Agreement. See "-- Conditions to the Merger."

WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE

         Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or, subject to applicable law, amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of Provident and First Citizens provided that, after the vote of the stockholders of Provident and/or First Citizens, the Merger Agreement may not be amended, without further approval of such stockholders,

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to reduce the amount or change the form of the consideration to be received by
First Citizens' stockholders other than as contemplated by the Merger Agreement.

         The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the matters presented in connection with the Merger by the stockholders of both First Citizens and Provident, as follows: (i) by the mutual consent of Provident and First Citizens if the Boards of Directors of each so determines; (ii) by either Provident or First Citizens upon written notice to the other (a) 30 days after the date on which any request or application for a regulatory approval required for consummation of the transactions contemplated by the Merger Agreement is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either Provident or First Citizens in the event that the Merger has not been consummated by December 31, 1997, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) by either Provident or First Citizens (provided that the terminating party is not in breach of its obligations in the Merger Agreement with respect to the meeting of its stockholders to approve the Merger Agreement) if any approval of the stockholders of either of Provident or First Citizens required for consummation of the Merger Agreement shall not have been obtained; (v) by either Provident or First Citizens in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Closing and which breach would allow the non-breaching party not to consummate the Merger or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party; (vi) by First Citizens by action of the First Citizens Board, by giving written notice of such election to Provident within two business days after the Valuation Period, in the event the Average Closing Price is less than $33.929, provided that no right of termination will arise under this provision if Provident elects within five business days of receipt of such written notice to increase the Exchange Ratio such that the value of the Provident Common Stock (based on the Average Closing Price) to be paid in respect of each share of First Citizens Common Stock is not less than $26.006 (see "-- Exchange Ratio" above); (vii) by Provident, if the First Citizens Board shall have withdrawn, modified or amended in any respect materially adverse to Provident its recommendation to the stockholders of First Citizens that they approve and adopt the Merger Agreement; or (viii) by First Citizens, if the Provident Board shall have withdrawn, modified or amended in any respect materially adverse to First Citizens its recommendation to the stockholders of Provident that they approve and adopt the Merger Agreement.

         In the event of the termination of the Merger Agreement by either Provident or First Citizens, neither Provident nor First Citizens will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and

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expenses and (ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement. In addition, in the event that both an Initial Triggering Event and a Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event (as such terms are defined in the Stock Option Agreement), then, in lieu of any other amounts payable by First Citizens under the Merger Agreement, but in addition to the obligations of First Citizens under the Stock Option Agreement, First Citizens shall pay to Provident a termination fee of $1,700,000. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement; Termination Fee."

NASDAQ LISTING

         The Provident Common Stock is listed on the Nasdaq. Provident has agreed to use reasonable efforts to cause the shares of Provident Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq, subject to official notice of issuance, prior to or at the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for quotation by the Nasdaq of such shares. See "-- Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

         The Merger is expected to qualify as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of Provident and First Citizens will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of Provident and First Citizens will be combined on Provident's consolidated balance sheet. Income and other financial statements of Provident issued after the Effective Time will be restated retroactively to reflect the consolidated operations of Provident and First Citizens as if Provident and First Citizens have always been combined.

         The Merger Agreement provides that a condition to each of Provident's and First Citizens' obligation to consummate the Merger is the receipt of a letter from Provident's independent accountants to the effect that the Merger qualifies for pooling-of-interests accounting treatment. See "-- Conditions to the Merger" above.

         Should there be an issuance of shares of First Citizens Common Stock pursuant to the Stock Option Agreement, this may prevent the Merger from qualifying as a pooling-of-interests for accounting and financial reporting purposes. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement; Termination Fee."

         For information concerning certain restrictions to be imposed on the transferability of Provident Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of Provident Common Stock by Affiliates" below.

         The unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to

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


account for the Merger.  See "PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE MERGER. The following is a discussion of the material federal income tax consequences of the Merger to Provident, First Citizens and holders of First Citizens Common Stock. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service (the "Service") rulings, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that the First Citizens Common Stock is held as a "capital asset" within the meaning of Section 1221 of the Code (I.E., property generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of First Citizens Common Stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the Effective Time, and in rendering such opinions, such counsel will require and rely upon representations contained in certificates of officers of Provident, officers of First Citizens and others.

         HOLDERS OF FIRST CITIZENS COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         It is a condition to the obligation of Provident and First Citizens to consummate the Merger that Provident and First Citizens each shall have received an opinion of Muldoon, Murphy & Faucette, counsel to Provident, dated as of the Effective Time, in form and substance reasonably satisfactory to Provident and First Citizens, respectively, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                  (i) no gain or loss will be recognized by Provident or First Citizens as a result of the Merger except to the extent First Citizens or Citizens Savings may be required to recognize any income due to the recapture of bad debt reserves,

                  (ii) no gain or loss will be recognized by the stockholders of First Citizens who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Provident Common Stock); and

                  (iii) the aggregate tax basis of the Provident Common Stock received by a stockholder who exchange all of their First Citizens Common Stock solely for Provident Common Stock

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


                           pursuant to the Merger will be the same as the aggregate tax basis of the First Citizens Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Provident Common Stock for which cash is received).

         If such an opinion is not received by First Citizens and such condition is waived by First Citizens, and the material federal income tax consequences to holders of First Citizens Common Stock in the Merger are different from those described herein, First Citizens will not proceed with the consummation of the Merger unless the approval of the Merger by the stockholders of First Citizens is obtained through a resolicitation of such shareholders with revised proxy materials. First Citizens currently anticipates that such tax opinion will be delivered and that it will not waive the condition requiring receipt of such opinion. Based upon the current ruling position of the Service, cash received by a holder of First Citizens Common Stock in lieu of a fractional share interest in Provident Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of First Citizens Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of First Citizens Common Stock has been held for more than one year at the Effective Time.

         BAD DEBT RESERVE RECAPTURE. Under prior law, Citizens Savings accounted for bad debts using the reserve method under Section 593 of the Code. Recent amendments to the Code (the "Amendments") eliminated the reserve method under
Section 593 effective for taxable years beginning after December 31, 1995. The Amendments require thrift institutions that are treated as large banks, such as Citizens Savings, to recapture their post-1987 bad debt reserves ratably over the six taxable year period beginning after 1995. The Amendments are effective for Citizens Savings' taxable years beginning on and after January 1, 1996. Citizens Savings has accrued a deferred tax liability of approximately $228,000, which is Citizens Savings management's current estimate of the amount of the tax liability arising out of its post-1987 bad debt reserve to be recaptured.

         Under the Amendments, whether any or all of Citizens Savings pre-1988 bad debt reserves would have to be recaptured as a result of the Bank Merger has been left to be specified in Treasury regulations. Under the legislative history to the Amendments, such regulations are to provide that "if an institution with a pre-1988 reserve is merged or liquidated tax-free into a bank, the pre-1988 reserve should not be restored to income by reason of the merger or liquidation. Rather, the bank will inherit the pre-1988 reserve . . . of the former thrift institution, and Section 593(c) will apply to the bank as if it were a thrift institution." Although there can be no assurance as to the content or the operation of such Treasury regulations or as to when such regulations might be issued, based on the legislative history to the Amendments, it appears that the Bank Merger should not trigger the recapture of Citizens Savings' pre-1988 reserves and that, instead, Provident Bank will succeed to such reserves. Nevertheless, such reserves are subject to future recapture.


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


RESALES OF PROVIDENT COMMON STOCK BY AFFILIATES

         The shares of Provident Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares issued to any First Citizens stockholder who may be deemed to be an "affiliate" of First Citizens for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Provident Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Provident Common Stock received in the Merger by persons who may be deemed to be affiliates of First Citizens. Persons who may be deemed to be affiliates of First Citizens generally include individuals or entities that control, are controlled by or are under common control with First Citizens, and may include certain officers and directors as well as principal stockholders of First Citizens.

         Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the effective date of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. Provident has agreed in the Merger Agreement to use its best efforts to publish such results no later than forty-five (45) days after the end of the month in which the Effective Time occurs.

         Provident and First Citizens have each agreed in the Merger Agreement to use their best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the Merger for pooling-of-interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling-of-interests.

NO APPRAISAL RIGHTS

         Pursuant to Section 262(b) of the Delaware General Corporation law, the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on Nasdaq, or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger to accept for their stock anything except (i) shares of the corporation surviving the merger, (ii) shares of stock which are either listed on a national securities exchange, designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders, or (iii) cash in lieu of fractional shares of stock described

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in (i) and (ii) above or any combination thereof. First Citizens stockholders are not entitled to appraisal rights generally because the shares of First Citizens Common Stock are listed on the Nasdaq and such stockholders are not entitled to appraisal rights in connection with the Merger because the shares of Provident Common Stock to be issued in the Merger are shares of the surviving corporation in the Merger and will be listed on the Nasdaq at the Effective Time, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of Provident Common Stock.

EXPENSES

         All costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that Provident and First Citizens shall share equally in the expenses incurred in connection with printing and mailing this Joint Proxy Statement/Prospectus.


                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT; TERMINATION FEE

         THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE STOCK OPTION AGREEMENT, WHICH IS ATTACHED HERETO AS ANNEX B, AS WELL AS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT (WHICH IS ATTACHED HERETO AS ANNEX A) WHICH PROVIDE FOR THE PAYMENT BY FIRST CITIZENS TO PROVIDENT OF A $1,700,000 CASH FEE (THE "TERMINATION FEE") IN CERTAIN CIRCUMSTANCES. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENT AND THE RELEVANT PROVISIONS OF THE MERGER AGREEMENT. EXECUTION OF THE STOCK OPTION AGREEMENT, AND THE INCLUSION IN THE MERGER AGREEMENT OF THE PROVISIONS RELATING TO THE TERMINATION FEE, WERE CONDITIONS TO PROVIDENT'S MERGER PROPOSAL.

         STOCK OPTION AGREEMENT. Pursuant to the Stock Option Agreement, First Citizens granted to Provident an option (the "Option") to purchase up to 291,388 shares (the "Option Shares") of First Citizens Common Stock (representing approximately 9.9% of the issued and outstanding shares of such First Citizens Common Stock without giving effect to the shares that may be issued upon exercise of such option) at an exercise price of $23.00 per share (the "Exercise Price"), subject to the terms and conditions set forth therein.

         The Stock Option Agreement provides that Provident may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); PROVIDED THAT Provident shall have sent to First Citizens written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in First Citizens. Any exercise of the Stock Option will be deemed to occur on the date such notice is sent.

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


         For purposes of the Stock Option Agreement:

         (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after March 10, 1997: (i) First Citizens or any subsidiary of First Citizens, without Provident's prior written consent, shall have entered into an agreement to engage in, or the First Citizens Board authorizes, recommends or proposes (or publicly announces its intention to take any of the foregoing actions with respect to) an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (ii) any person, other than Provident or any subsidiary of Provident, acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of the First Citizens Common Stock, or any person other than Provident or any subsidiary of Provident shall have commenced (as such term is defined under the rules and regulations of the Commission), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of First Citizens Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then-outstanding shares of First Citizens Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);
(iii)(A) the holders of First Citizens Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or (C) the First Citizens Board shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Provident, its recommendation that the stockholders of First Citizens approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than Provident or any subsidiary of Provident shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or (iv) First Citizens shall have breached any covenant or obligation or shall have willfully breached any representation or warranty contained in the Merger Agreement and such breach would entitle Provident to terminate the Merger Agreement in accordance with the terms thereof (without regard to any cure periods provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing the consummation of the Merger in accordance with the terms of the Merger Agreement) after (A) a bona fide proposal is made by any person other than Provident or any subsidiary of Provident to First Citizens or its stockholders to engage in an Acquisition Transaction, (B) any person other than Provident or any subsidiary of Provident states its intention to First Citizens or its stockholders to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates, or (C) any person other than Provident or any subsidiary of Provident shall have filed an application or notice, whether in draft or final form, with any Governmental Entity to engage in an Acquisition Transaction;

         (b) The term "Acquisition Transaction" means (w) a merger or consolidation, or any similar transaction, involving First Citizens or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries), (x) a purchase,

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


lease or other acquisition of all or a substantial portion of the consolidated assets of First Citizens and its subsidiaries, or (y) a purchase or other acquisition (including by way of merger, consolidation, Tender Offer or Exchange Offer (as such terms are hereinafter defined), share exchange or otherwise) of securities representing 10% or more of the voting power of First Citizens or any of its subsidiaries; and

         (c) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after March 10, 1997: (i) the acquisition by any person of beneficial ownership of 20% or more of the then-outstanding shares of First Citizens Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause (a)(i), except that for purposes of this clause (ii) the percentage referred to in subclause (y) of the definition of "Acquisition Transaction" set forth above is 20%.

         The Option will expire upon the occurrence of an "Exercise Termination Event," defined as: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or
(iii) twelve months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event (PROVIDED THAT if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such twelve-month period, the Option will terminate twelve months from the expiration of the last Initial Triggering Event to expire, but in no event more than fifteen months after such termination of the Merger Agreement).

         The closing of a purchase of shares pursuant to the Stock Option Agreement is subject to the obtaining of all necessary governmental approvals including, without limitation, any approvals required under the BHC Act; PROVIDED, HOWEVER, that if the Option cannot be exercised because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or shall have become permanent and no longer subject to appeal, as the case may be.

         As of the date of this Joint Proxy Statement/Prospectus, to the best knowledge of Provident and First Citizens, no Initial Triggering Event or Subsequent Triggering Event has occurred.

         The number and type of securities subject to the Option and the purchase price of shares will be adjusted for (i) any change in the First Citizens Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) the effect of any of the rights issued by First Citizens becoming exercisable, such that Provident will receive (upon exercise of the Option) the same number and type of securities as if the Option had been exercised immediately prior to the occurrence of such event (or the record date therefore). The number of shares of First Citizens Common Stock subject to the Option will also be adjusted in the event First Citizens issues additional shares of First Citizens Common Stock such that the number of shares of First Citizens Common Stock subject to the option, together with shares previously purchased pursuant thereto, represents 9.9% of the First Citizens Common Stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the Option. In no event will the number of Option Shares for which the Option is exercisable exceed 9.9% of First Citizens

Common Stock then issued and outstanding, without giving effect to the shares subject to or issuable pursuant to the Option.

         In the event First Citizens enters into any agreement (i) to merge into or consolidate with any person other than Provident or one of its subsidiaries such that First Citizens is not the surviving corporation, (ii) to permit any person, other than Provident or one of its subsidiaries, to merge into First Citizens and First Citizens is the surviving corporation, but, in connection with such merger, the then-outstanding shares of First Citizens Common Stock are changed into or exchanged for stock or other securities of First Citizens or any other person or cash or any other property or the outstanding shares of First Citizens Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than Provident or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option to purchase securities of either the acquiring person, any person that controls the acquiring person or First Citizens (if First Citizens is the surviving entity), in all cases at the election of Provident.

         Provident has the right to require First Citizens to repurchase (i) the Option and (ii) any Option Shares acquired pursuant to exercise of the Option of which Provident has beneficial ownership, upon the occurrence of any of the following circumstances (each a "Repurchase Event"):

         (a) the acquisition by any person or group (other than Provident or any of its subsidiaries) of beneficial ownership of 50% or more of the then-outstanding shares of First Citizens Common Stock; or

         (b) the consummation of any of the transactions described in clauses
(i) - (iii) of the preceding paragraph.

         Such repurchase will be at an aggregate price equal to the sum of: (i) the aggregate exercise price paid by Provident for any shares of First Citizens Common Stock acquired pursuant to the Option with respect to which Provident then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of First Citizens Common Stock over (y) the exercise price of the Option, multiplied by the number of shares of First Citizens Common Stock with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the exercise price of the Option paid by Provident for each share of First Citizens Common Stock with respect to which the Option has been exercised and with respect to which Provident then has beneficial ownership, multiplied by the number of such shares. Provident's right to require such repurchase generally expires twelve months after the first occurrence of a Repurchase Event. The aggregate amount that First Citizens may be required to pay to Provident upon exercise of the repurchase right described herein is capped at $3,500,000.

         For purposes of the Stock Option Agreement, "Applicable Price" means the highest of (i) the highest price per share of First Citizens Common Stock paid for any such share by any person or group described in subsection (a) of the second preceding paragraph, (ii) the price per share of First

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


Citizens Common Stock received by the holders of such common stock in connection with any merger or other business combination referred to in subsection (b) of the second preceding paragraph and (iii) the highest closing sales price per share of First Citizens Common Stock quoted on Nasdaq (or, if the First Citizens Common Stock is not quoted on Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days prior to Provident's exercise of its right to require First Citizens to repurchase the Option or the shares acquired upon exercise thereof, except that in the event of a sale of less than all of First Citizens' assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of First Citizens as determined by a nationally recognized investment banking firm selected by Provident, divided by the number of shares of First Citizens Common Stock outstanding at the time of such sale.

         First Citizens has granted Provident certain registration rights with respect to shares of First Citizens Common Stock acquired by Provident upon exercise of the Option. These rights include requiring First Citizens to file up to two registration statements under the Securities Act if requested by Provident within two years of the date the Option first becomes exercisable (the "Registration Period") provided such registration is necessary in order to permit the sale or other disposition of the shares acquired by Provident. Any such registration statement, and any sale covered thereby, will be at First Citizens' expense other than underwriting discounts or commissions, brokers' fees and the fees and disbursements of Provident's counsel related thereto. In addition, in the event that during the Registration Period First Citizens effects a registration under the Securities Act of First Citizens Common Stock (other than on Form S-4 or Form S-8 or any form with respect to a dividend reinvestment or similar plan), First Citizens will allow Provident to participate in such registration, subject to certain limitations. In connection with any registration described above, First Citizens and Provident will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

         Certain rights and obligations of Provident and First Citizens under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by Provident of more than 5% of the outstanding shares of First Citizens Common Stock.

         TERMINATION FEE. In the event that the Merger Agreement is terminated and both an Initial Triggering Event and a Subsequent Triggering Event have occurred prior to the occurrence of an Exercise Termination Event, then, in lieu of any other amounts payable by First Citizens under the Merger Agreement, but in addition to the obligations of First Citizens under the Stock Option Agreement, First Citizens will be obligated to pay to Provident a cash termination fee of $1,700,000.

         EFFECT OF STOCK OPTION AGREEMENT AND TERMINATION FEE. The Stock Option Agreement and the Termination Fee are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement and the Termination Fee may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in First Citizens from considering or proposing such an acquisition, even if such persons were prepared to

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pay a higher price per share for First Citizens Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of First Citizens or an interest in First Citizens, or an agreement to acquire all or part of First Citizens, could cause the Option to become exercisable and the Termination Fee to become payable. The existence of the Option and the Termination Fee could significantly increase the cost to a potential acquiror of acquiring First Citizens compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire First Citizens than it might otherwise have proposed to pay. Moreover, following consultation with First Citizens' independent accountants, the management of First Citizens believes that the exercise of the Option is likely to prohibit any acquiror of First Citizens from accounting for any acquisition of First Citizens using the pooling-of-interests accounting method for a period of two years following such exercise. Accordingly, the existence of the Stock Option Agreement may deter significantly, or completely preclude, an acquisition of First Citizens by certain other banking organizations. The First Citizens Board took this factor into account before approving the Stock Option Agreement. See "THE MERGER -- Recommendation of the First Citizens Board; First Citizens' Reasons for the Merger."

BANK MERGER AGREEMENT

         In connection with the Merger, Provident Bank and Citizens Savings have entered into the Bank Merger Agreement pursuant to which Citizens Savings will be merged with and into Provident Bank, which will continue as a wholly owned subsidiary of Provident. The Bank Merger Agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the Merger Agreement is terminated.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         Provident is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, Provident's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and Provident may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

         Provident Bank, as a Maryland-chartered FDIC-insured depository institution, is subject to the supervision, regulation, and examination of the State of Maryland and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of Provident Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices,

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branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of Provident Bank. The deposits of Provident Bank are insured up to applicable limits by the FDIC.

         Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

         The following description summarizes some of the laws to which Provident and Provident Bank are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

PAYMENT OF DIVIDENDS

         Provident is a legal entity separate and distinct from its subsidiaries. The principal source of Provident's cash revenues is dividends from Provident Bank and there are various legal and regulatory limitations under federal law and state law on the extent to which a bank subsidiary can finance and otherwise supply funds to its holding company.

         Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies.

         Under Maryland banking statutes, Provident Bank may not declare a cash dividend except out of its undivided profits, or from its surplus in excess of 100% of its required capital stock with the prior approval of the Maryland Commissioner of Financial Regulation both after providing for due or accrued expenses, losses, interest and taxes.

         In addition, Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

         The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of Provident and Provident Bank, be deemed to constitute such an unsafe or unsound practice.

TRANSACTIONS WITH AFFILIATES

         Provident Bank is subject to restrictions under federal law which limit certain transactions with Provident and its nonbanking subsidiaries, including loans, other extensions of credit,

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


investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to ten percent of a bank's capital and surplus and, with all affiliates together, to an aggregate of twenty percent of such bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to Provident, must be on terms and conditions that are, or in good faith would be, offered to nonaffiliated companies.

HOLDING COMPANY LIABILITY

         Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and to commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

         In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor bank holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

PROMPT CORRECTIVE ACTION

         Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

         The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agencies' corrective powers include, among other things: prohibiting the payment of principal and interest on subordinated debt; prohibiting the holding company from making distributions without prior regulatory approval; placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution

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from accepting deposits from correspondent banks; and in the most severe cases, appointing a conservator or receiver for the institution. A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of March 31, 1997, Provident Bank exceeded the required capital ratios for classification as "well capitalized." See " -- Capital Adequacy."

CAPITAL ADEQUACY

                     RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                                                       RISK-BASED RATIOS
                                             ----------------------------------------------------------------------
                                                     TIER I                  TOTAL                  LEVERAGE
        AS OF MARCH 31, 1997                        CAPITAL                 CAPITAL                   RATIO
------------------------------------         ----------------------   -------------------     ---------------------
Provident...........................                  9.48%                  10.65%                   7.20%
Provident Bank......................                  9.32%                  10.49%                   7.08%
Citizens Savings....................                 10.59%                  10.59%                   6.06%
Minimum required ratio..............                  4.00%                   8.00%                   3.00%*
"Well Capitalized" minimum
ratio...............................                  6.00%                   10.0%                   5.00%

  * For all but the most highly-rated bank holding companies and banks, the leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

         The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8.0 percent. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses ("Tier 2 capital"). The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3.0 percent of average total consolidated assets for the most highly rated bank holding companies and at least 100 to 200 basis points more for other bank holding companies.

         The federal banking regulatory agencies have also established risk-based and leverage capital guidelines which depository institutions are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for Provident, Provident Bank and Citizens Savings are provided in the chart above.

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


         The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal banking regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk, and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions. Compliance by affected institutions with the market rate adjustment is not mandatory until January 1, 1998.

         As discussed below under "Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

         The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Provident and Provident Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

FDIC INSURANCE ASSESSMENTS

         The deposits of Provident Bank are primarily insured by the Bank Insurance Fund ("BIF") of the FDIC to the extent provided by law. In addition, the deposits of Citizens Savings and certain deposits of Provident Bank are insured by the FDIC's Savings Association Insurance Fund ("SAIF").


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


         The FDIC has adopted a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities. Under this risk-based insurance system, BIF-insured deposits are assessed at a rate of between 0 to 27 cents per $100 of eligible deposits. Until recently, SAIF-insured deposits generally were assessed at a rate above that assessed on BIF-insured deposits.

         In response to concerns that the insurance premium disparity between deposits insured by BIF and SAIF would have a negative effect on SAIF-insured institutions and the SAIF, Congress passed legislation that was signed by the President on September 30, 1996 that, among other things, imposed a special one-time assessment on SAIF member institutions to recapitalize the SAIF. The new legislation also spread the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and BIF members. BIF deposits are currently assessed a FICO payment of 1.3 basis points, while SAIF deposits are assessed a FICO payment of 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The legislation specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time. FICO payments are to be paid directly by SAIF and BIF institutions in addition to deposit insurance assessments.

         In addition, the FDIC has lowered the rates on SAIF-assessable deposits to a rate ranging from 0 to 27 basis points. Future SAIF assessment rates are expected to depend primarily on the rate of any new losses from the SAIF. Under the recent legislation, however, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates.

CONTROL ACQUISITIONS

         The Change in Bank Control Act (the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Provident, would, under the circumstances set forth in the presumption, constitute acquisition of control of Provident.

         In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of Provident, or otherwise obtaining control or a "controlling influence" over Provident.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states will be permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution passes legislation prior to that date that expressly

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


prohibits interstate mergers. Such interstate mergers may be effected prior to June 1, 1997 so long as the home state of each participating banking institution has passed qualifying legislation that expressly permits such transactions. DE NOVO interstate branching will be permitted, if authorized by the law of the host state.

FUTURE LEGISLATION

         Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of Provident and its subsidiaries in substantial and unpredictable ways. Provident cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of Provident or its subsidiaries.


                     DESCRIPTION OF PROVIDENT CAPITAL STOCK

GENERAL

         The authorized capital stock of Provident consists of 30,000,000 shares of Provident Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share ("Provident Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the Provident Board determines. As of July 14, 1997, 9,280,484 shares of Provident Common Stock (including 228,066 shares of treasury stock) and no shares of Provident Preferred Stock had been issued.

         As of July 14, 1997, approximately 1,533,510 shares of Provident Common Stock had been reserved for issuance upon the exercise of outstanding stock options under Provident's Amended and Restated Stock Option Plan and 1,142,997 shares of Provident Common Stock were reserved for issuance pursuant to Provident's dividend reinvestment and stock purchase plans. No shares have been designated as Class A Preferred Stock, (the "Provident Class A Preferred Stock"), as provided in the Rights Plan described below.

         The following description contains a summary of all the material features of the capital stock of Provident but does not purport to be complete and is subject in all respects to the applicable provisions of the Maryland General Corporate Law (the "MGCL") and is qualified in its entirety by reference to the Articles of Incorporation of Provident (the "Provident Articles"), and the terms of the Rights Agreement (the "Provident Rights Agreement"), between Provident and Provident Bank, as Rights Agent, dated as of January 18, 1995, described below.

COMMON STOCK

         The outstanding shares of Provident Common Stock are fully paid and nonassessable. Holders of Provident Common Stock are entitled to one vote for each share held of record on all

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


matters submitted to a vote of the stockholders and have no preemptive rights. Holders of Provident Common Stock are not entitled to cumulative voting rights with respect to the election of directors. The Provident Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

         Subject to the preferences applicable to any shares of Provident Preferred Stock outstanding at the time, holders of Provident Common Stock are entitled to dividends when and as declared by the Provident Board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

         The Provident Articles and Provident's By-laws provide that the Provident Board is to be divided into three classes which shall be as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Provident are elected at each annual meeting of the stockholders. In addition, Provident's By-laws provide that the power to fill vacancies is vested in the Provident Board. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of Provident through an increase in the number of directors on the Provident Board and the election of designated nominees to fill such newly created vacancies.

RIGHTS PLAN

         On January 18, 1995, the Provident Board declared a dividend distribution of one right (a "Right") for each outstanding share of Provident Common Stock to stockholders of record at the close of business on January 30, 1995. Each Right entitles the registered holder to purchase from Provident a unit consisting of one one-hundredth of a share (a "Unit") of Provident Class A Preferred Stock at a Purchase Price of $80 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Provident Rights Agreement. Unless otherwise defined herein, all capitalized terms used in this section of the Joint Proxy Statement/Prospectus shall have the meanings set forth in the Provident Rights Agreement.

         The Rights will be evidenced by the Provident Common Stock certificates until the close of business on the earlier of the date (either, the "Separation Time") which is (i) the tenth business day (or such later date as the Provident Board may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person, as defined below, or (ii) the tenth business day (or such earlier or later date as the Provident Board may from time to time fix by resolution adopted prior to the Flip-in Date (as defined below) that would otherwise have occurred) after the first date of public announcement by Provident that such Person has become an Acquiring Person (the "Flip-in Date"); PROVIDED that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made. An Acquiring Person is any Person who is the Beneficial Owner (as defined in the Rights Agreement) of 10% or more of the outstanding shares of Provident Common Stock, PROVIDED, HOWEVER, such term shall not include (i) Provident, any wholly-owned subsidiary of Provident or any employee

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


stock ownership or other employee benefit plan of Provident, (ii) any person who is the Beneficial Owner of 10% or more of the outstanding Provident Common Stock as of the date of the Rights Agreement or who shall become the Beneficial Owner of 10% or more of the outstanding Provident Common Stock solely as a result of an acquisition of Provident Common Stock by Provident until such time as such Person acquires additional Provident Common Stock, other than through a dividend or stock split, (iii) any Person who becomes an Acquiring Person without any plan or intent to seek or affect control of Provident if such Person, promptly divests sufficient securities such that such 10% or greater Beneficial Ownership ceases or (iv) any Person who Beneficially Owns shares of Provident Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by Provident in connection with an agreement to merge with, or acquire, Provident prior to a Flip-in Date, (B) shares owned by such Person and its Affiliates and Associates at the time of such grant (C) shares, amounting to less than 1% of the outstanding Provident Common Stock, acquired by Affiliates and Associates of such Person after the time of such grant and (D) shares which are held by such Person in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, that are beneficially owned by third persons who are not Affiliates or Associates of such Person or acting together with such Person to hold such shares, or which are held by such Person in respect of a debt previously contracted.

         The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the Provident Common Stock. Provident Common Stock certificates issued prior to the Separation Time shall evidence one Right for each share of Provident Common Stock represented thereby and shall contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the aforementioned legend, certificates evidencing shares of Provident Common Stock outstanding on or prior to January 30, 1995 shall also evidence one Right for each share of Provident Common Stock evidenced thereby. Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Provident Common Stock at the Separation Time.

         The Rights will not be exercisable until the Business Day (as defined in the Rights Agreement) following the Separation Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on January 18, 2005, (iii) the date on which the Rights are redeemed as described below and (iv) upon the merger of Provident into another corporation pursuant to an agreement entered into prior to a Flip-in Date (in any such case, the "Expiration Time").

         The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a Provident Common Stock dividend on, or a subdivision or a combination into a smaller number of shares of, Provident Common Stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for Provident Common Stock.

         In the event that prior to the Expiration Time a Flip-in Date occurs, each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which

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Rights shall become void) shall constitute the right to purchase from Provident, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of Provident Common Stock having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of an Acquiring Person's becoming such (the "Stock Acquisition Date") that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the Provident Board may, at its option, at any time after a Flip-in Date and prior to the time an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Provident Common Stock, elect to exchange all (but not less than all) the then-outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of Provident Common Stock at an exchange ratio of one share of Provident Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Rights Exchange Ratio"). Immediately upon such action by the Provident Board (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Provident Common Stock equal to the Rights
Exchange Ratio.

         Whenever Provident shall become obligated under the preceding paragraph to issue shares of Provident Common Stock upon exercise of or in exchange for Rights, Provident, at its option, may substitute therefor shares of Provident Class A Preferred Stock, at a ratio of one one-hundredth of a share of Provident Class A Preferred Stock for each share of Provident Common Stock so issuable.

         In the event that prior to the Expiration Time Provident enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly,
(i) Provident shall consolidate or merge or participate in a binding share exchange with any other Person if, at the time of the consolidation, merger or share exchange or at the time Provident enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person Controls the Provident Board (as defined in the Rights Agreement) and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Provident Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) Provident shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of Provident and its subsidiaries (taken as a whole) to any other Person (other than Provident or one or more of its wholly-owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert, if, at the time such sale or transfer of assets or at the time Provident (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person Controls the Provident Board (a "Flip-over Transaction or Event"), Provident shall take such action as shall be necessary to ensure, and shall not enter into, consummate or permit to occur such Flip-over Transaction or Event until it shall have entered into a supplemental agreement with the Person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights;

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


PROVIDING THAT upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of Provident pursuant to the Rights Agreement. For purposes of the foregoing description, the term "Acquiring Person" shall include any Acquiring Person and its Affiliates and Associates counted together as a single Person.

         The Provident Board may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then-outstanding Rights at a price of $.01 per Right (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the Provident Board electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

         The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of Provident including, without limitation, the right to vote or to receive dividends.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Provident in a manner which causes the Rights to become discount Rights unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Provident and its stockholders as determined by the Provident Board or willing to negotiate with the Provident Board. The Rights should not interfere with any merger or other business combination approved by the Provident Board since the Provident Board may, at its option, at any time prior to the close of business on the Flip-in Date redeem all but not less than all the then-outstanding Rights at the redemption price.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

         Provident is incorporated under the laws of the State of Maryland and First Citizens is incorporated under the laws of the State of Delaware. If the Merger is consummated, the holders of First Citizens Common Stock, whose rights as stockholders are currently governed by the Delaware General Corporate Law (the "DGCL"), the First Citizens Certificate of Incorporation (the "First Citizens Certificate") and the By-laws of First Citizens (the "First Citizens By-laws") will, at the Effective Time, become holders of shares of Provident Common Stock and their rights as such will be governed by the MGCL, the Provident Articles and the By-laws of Provident (the "Provident Bylaws"). The material differences between the rights of holders of First Citizens Common Stock and the rights of holders of Provident Common Stock, resulting from the differences in their governing documents and the application of the DGCL or the MGCL thereto, are summarized below.

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


         The following summary does not purport to be a complete statement of the rights of holders of Provident Common Stock under applicable Maryland law, the Provident Articles and the Provident By-laws or a comprehensive comparison with the rights of the holders of First Citizens Common Stock under applicable Delaware law, the First Citizens Certificate and the First Citizens By-laws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and qualified in its entirety by reference to the MGCL and the governing corporate instruments of Provident (including the Provident Rights Agreement) and to the DGCL and the governing corporate instruments of First Citizens to which the holders of First Citizens Common Stock are referred. Copies of such governing corporate instruments of Provident and First Citizens are available, without charge, to any person, including any beneficial owner to whom this Joint Proxy Statement/Prospectus is delivered by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SPECIAL MEETING OF STOCKHOLDERS

         PROVIDENT. Under the MGCL, a special meeting of stockholders may be called by the president, the board of directors or any other person specified in the corporation's charter or by-laws. Under the Provident By-laws, a special meeting may be called by the Chairman of the Board, the President or the Board of Directors or upon the written request of the holders of at least a majority of the votes entitled to be cast at the meeting.

         First Citizens. Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or by-laws. Under the First Citizens By-laws and Certificate of Incorporation, a special meeting of stockholders may only be called by the Chairman of the Board, the President or the Board of Directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

         PROVIDENT. Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if (i) a unanimous written consent setting forth the action and signed by each stockholder entitled to vote on such matters and (ii) a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it, are filed with the records of the stockholders meeting.

         FIRST CITIZENS. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The First Citizens Certificate provides that stockholders may not act by written consent unless such consent is unanimous.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

         PROVIDENT. The Provident By-laws establish procedures that must be followed for stockholders to nominate individuals to the Provident Board or to propose business at an annual meeting of stockholders.

         In order to nominate individuals to the Provident Board, a stockholder must provide timely notice of such nomination in writing to the Secretary of Provident. A stockholder's notice must set forth (a) as to each person whom the stockholder proposed to nominate for election as director all information relating to the person that is required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the stockholder giving such notice (i) the name and record address of such stockholder, and (ii) the class and number of shares of capital stock of Provident which are owned beneficially or of record by such stockholder.

         In order to properly propose that an item of business come before the annual meeting of stockholders, a stockholder must provide timely notice in writing to the Secretary of Provident, which notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Provident's books, of the stockholder proposing such business, (iii) the class and number of shares of Provident capital stock beneficially owned by the stockholder giving such notice, and (iv) any material interest of such stockholder in such business.

         To be timely, a stockholder's notice of a nominee or proposed item of business to the Secretary must be delivered to or mailed and received at the principal executive offices of Provident not less than ninety (90) days prior to the date of the meeting; PROVIDED, HOWEVER, that in the event that less than one hundred (100) days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the meeting was made.

         FIRST CITIZENS. The First Citizens By-laws establish similar procedures that must be followed for stockholders to nominate individuals to the First Citizens Board or to propose business at the annual meeting of stockholders. The requirement to furnish certain information contained in the First Citizens By-laws in order to advance nominations to the First Citizens Board and items of business is substantially similar to that of Provident; except that a stockholder proposing new business must furnish the name, address, number of shares beneficially owned by, and any material interest in the new business, of any other stockholder that, to the knowledge of such stockholder proposing the new business, supports such proposal. In addition, the time requirements are different. Under the First Citizens By-laws, in order to be timely, notice must be delivered to First Citizens not less than thirty (30) days or more than ninety (90) days prior to the meeting; PROVIDED, HOWEVER, that in the event that less than 45 days' notice or prior public disclosures of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the meeting was made.

CERTAIN EXTRAORDINARY CORPORATE TRANSACTIONS

         PROVIDENT. Under the MGCL, the sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of business conducted by it, as well as any merger, consolidation or share exchange, requires approval by holders of two-thirds of the shares of the corporation entitled to vote on such matters.

         FIRST CITIZENS. The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares entitled to vote thereon.

ACQUISITIONS OF AND OFFERS TO ACQUIRE STOCK

         PROVIDENT. Neither the MGCL nor the Provident Articles restricts the ability of a person or entity to acquire or to offer to acquire any amount of the outstanding shares of the capital stock of Provident. However, the Change in Bank Control Act prohibits any person or group of persons from acquiring 10% or more of the outstanding shares of a class of voting stock of any bank holding company with a class of securities registered under Section 12 of the Exchange Act, including the Provident Common Stock, unless the Federal Reserve Board has been notified and has not objected to such acquisition. See "CERTAIN REGULATORY CONSIDERATIONS--Control Acquisitions."

         FIRST CITIZENS. The First Citizens Certificate of Incorporation provides that no person or group of persons may acquire 10% or more of the outstanding shares of voting stock of First Citizens without obtaining the prior approval of the holders of at least two-thirds of the outstanding shares of capital stock of First Citizens entitled to vote generally in the election of directors, as well as all required federal regulatory approvals. The First Citizens Certificate of Incorporation further provides that no person or group of persons may make any offer to acquire 10% or more of the outstanding shares of voting stock of First Citizens, if its common stock is then traded on a national securities exchange or quoted on the NASDAQ, unless either (i) such offer has been approved by at least two-thirds of the directors of First Citizens then in office at a duly constituted meeting of the First Citizens Board called for such purpose, or (ii) such person or group has received the prior approval of the OTS to acquire control of First Citizens pursuant to the Home Owners' Loan Act and the Change in Bank Control Act.

BUSINESS COMBINATIONS INVOLVING INTERESTED STOCKHOLDERS

         PROVIDENT. Under the MGCL, certain business combinations, including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an interested shareholder who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested shareholders with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested shareholder becomes an interested shareholder.

         Under the Provident Articles, the voting requirements for the approval of business combinations with interested stockholders are substantially similar to the requirements under the MGCL.

         FIRST CITIZENS. The DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the stockholder became "interested," the business combination gained the approval of both the corporation directors and two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may negate this provision through an amendment to the certificate of incorporation or by-laws adopted by a majority of the outstanding voting shares.

         The First Citizens Certificate provides that any Business Combination (defined to include a merger or share exchange) involving First Citizens and any Interested Shareholder (defined to include any beneficial owner of more than 10% of the outstanding First Citizens capital stock entitled to vote ("First Citizens Voting Stock")) must be approved by the holders of at least 80% of the voting power of the outstanding First Citizens Voting Stock (the "80% Voting Requirement"). For any Business Combination which has been approved by two-thirds of the Continuing Directors (defined generally to include any director on the First Citizens Board who is unaffiliated with, and not a representative of, the Interested Shareholder and who either was a director immediately prior to the time the Interested Shareholder became such a person or was recommended or elected to succeed such a Continuing Director by a majority of the Continuing Directors), the affirmative vote of two-thirds of the First Citizens Voting Stock will be required to approve the Business Combination. In addition to the approval of two-thirds of the Continuing Directors, certain "fair price" (defined generally to mean that the consideration to be received by stockholders in such Business Combination shall be at least equal to the higher of, and in the same form as, the consideration paid by the Interested Shareholder for the acquisition of First Citizens capital stock within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination or in the transaction in which such person became an Interested Shareholder) and other criteria must be met in order for any such Business Combination to be consummated without the satisfaction of the 80% Voting Requirement.

REMOVAL OF DIRECTORS

         PROVIDENT. The MGCL provides that, unless the articles of incorporation provides otherwise, the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. The Provident Articles provide that a director may be removed only for cause and then only by the affirmative vote of the holders of at least 80% of the shares of stock entitled to be cast for the election of directors.

         FIRST CITIZENS. The DGCL provides that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified (as is the First Citizens Board), stockholders may remove a director only for cause by a vote of the majority of the then-outstanding shares of the corporation entitled to vote thereon. Further, stockholders may not remove a director without cause. The First Citizens Certificate provides that a director may be removed only for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted.

CONSIDERATION OF OTHER CONSTITUENCIES

         PROVIDENT. The Provident Articles provide that the Provident Board in determining what is in the best interests of the corporation and its stockholders in actions that would or may involve a change in control, shall give due consideration to all relevant factors, including, but not limited to
(a) the economic effect, both immediate and long term, upon Provident's stockholders, (b) the social and economic effect on the employees, depositors and customers of, and others dealing with, Provident and its subsidiaries and on the communities in which Provident and its subsidiaries operate or are located,
(c) whether the proposal is acceptable based on the historical and current operating results or financial condition of Provident, (d) whether a more favorable price could be obtained, (e) the reputation and business practices of the offer, (f) the future value of the stock of Provident, and (g) any antitrust or other legal or regulatory issues raised by the proposal.

         FIRST CITIZENS. The First Citizens Certificate does not contain any provision specifically relating to the ability of the First Citizens Board of Directors to consider the interests of any constituencies of First Citizens other than its stockholders in considering whether to approve or oppose any corporate action, including without limitation any proposal to acquire First Citizens by means of a merger, tender offer or similar business combination. However, pursuant to case law interpreting the provisions of the DGCL, the board of directors of a Delaware corporation such as First Citizens generally may consider the impact of such a proposal on First Citizens' other constituencies, provided that doing so bears some reasonable relationship to general stockholder interests.

PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

         PROVIDENT. The Provident Articles provide that, to the fullest extent permitted by Maryland law, no director or officer shall be personally liable to Provident or its stockholders for monetary damages. Maryland law permits such a limitation generally, except to the extent there was an improper benefit or profit received by the officer or director, or that a final adjudication or judgment against the officer or director was based on a finding that the action of such person was a result of active and deliberate dishonesty and that such action was material to the result. The Provident Articles do not protect directors and officers against claims for equitable relief, such as an injunction or rescission based upon a breach of the duty of care.

         FIRST CITIZENS. The DGCL allows a corporation, through its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty. However, this provision excludes any limitation on liability (i) for any breach of the director duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The liability of officers may not be limited under Delaware law. The First Citizens Certificate contains a provision limiting the liability of its directors for monetary damages for breaches of fiduciary duty which tracks the Delaware statutory provision.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         PROVIDENT AND FIRST CITIZENS. Both the MGCL and the DGCL generally provide that directors and officers as well as other employees and individuals may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, suit or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The Provident By-laws provide that Provident shall indemnify, to the fullest extent permitted by law, all persons who may be indemnified pursuant to the MGCL. The First Citizens By-laws require authorization of indemnification by (i) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, independent legal counsel in a written opinion, or (iii) the shareholders, upon a determination that indemnification is proper because such individual has met the applicable standards of conduct as set forth in the First Citizens By-laws (which are substantially similar to the requirements of the DGCL).

AMENDMENTS TO BY-LAWS

         PROVIDENT. Under the MGCL, the exclusive power to change the by-laws may be left with the stockholders, vested in the directors or shared by both groups. The Provident Articles and By- laws provide that the By-laws may be amended by the Provident Board.

         FIRST CITIZENS. Under the DGCL, the power to change the by-laws belongs to the stockholders and, although it may be shared by directors, the stockholders may never be divested of this power. The First Citizens Certificate and By-laws provide that the by-laws may be amended by either the First Citizens Board (by the affirmative vote of at least two-thirds of the directors in office) or the stockholders (by the affirmative vote of at least two-thirds of the votes eligible to be voted).

RIGHTS PLAN

         PROVIDENT. On January 18, 1995, the Provident Board of Directors declared a dividend distribution of one right for each outstanding share of Provident Common Stock to stockholders of record at the close of business on January 30, 1995. For a description of the Rights and the related Provident Rights Agreement, see "DESCRIPTION OF PROVIDENT CAPITAL STOCK -- Rights Plan."

         FIRST CITIZENS. The First Citizens Board has not adopted a stockholder rights plan.

APPRAISAL RIGHTS

         PROVIDENT. Under the MGCL, shareholders of a corporation are entitled to appraisal rights in certain mergers, consolidations or share exchanges involving such corporation or upon the disposition of all or substantially all of its assets, as well as when such corporation amends its articles of incorporation in a way which alters the contractual rights of any outstanding shares as expressly set forth in the articles of incorporation and substantially adversely affects such shareholders' rights if the right to do so is not reserved in the articles of incorporation. However, except with respect to certain transactions involving an interested shareholder, shareholders generally have no appraisal rights with respect to their shares if (i) the shares are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) the shares are that of the successor in the merger, unless (a) the merger alters the contractual rights of the shares as expressly set forth in the articles of incorporation or declaration of trust, and the articles of incorporation or declaration of trust do not reserve the right to do so, or (b) the shares are to be changed or converted in whole or in part in the merger into something other than either shares in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares in the successor.

         FIRST CITIZENS. Under the DGCL, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger under the DGCL. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are or will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
(iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. The First Citizens Certificate has no provisions regarding appraisal rights, and First Citizens stockholders will not have appraisal rights in connection with the Merger.

DIVIDENDS AND DISTRIBUTIONS

         PROVIDENT. Under the MGCL, a board of directors may authorize a corporation to make distributions to its shareholders, subject to any restrictions in its articles and as provided under the MGCL. Under the MGCL, no distribution is permitted, however, if, after giving effect to the distribution, the corporation would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles permits otherwise, the amount needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

         FIRST CITIZENS. The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from a corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.


                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS



         The following statements set forth certain selected condensed financial information for Provident and First Citizens on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on March 31, 1997, in the case of the balance sheet information presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement information presented. The pro forma information in the statements assumes that the Merger is accounted for using the pooling-of-interests method of accounting. See "THE MERGER -- Anticipated Accounting Treatment." These statements should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of Provident and First Citizens incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The pro forma financial information set forth in the following tables does not reflect the expected cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger, except as set forth in Note 7 to the "Pro Forma Condensed Combined Financial Statements." The unaudited pro forma combined financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the Merger had been consummated on March 31, 1997 or at the beginning of the periods indicated or which may be obtained in the future.

                       PROVIDENT BANKSHARES CORPORATION/
                      FIRST CITIZENS FINANCIAL CORPORATION
                   PRO FORMA COMBINED STATEMENT OF CONDITION

                                 MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)



                                              --------------------------------------------------------------------------
                                                                                      PRO FORMA            PROVIDENT
                                                 PROVIDENT        FIRST CITIZENS     ADJUSTMENTS           PRO FORMA
                                              ----------------   -----------------   -----------        ----------------
ASSETS:
    Cash and due from banks................      $   57,182          $ 16,764        $    --              $   73,946
    Short-term investments.................           1,455                --             --                   1,455
    Mortgage loans held for sale...........          37,699             6,735             --                  44,434
    Securities available for sale..........         969,485            86,963             --               1,056,448
    Securities held-to-maturity............          31,878            55,740             --                  87,618
    Loans, net of unearned income and fees.       1,793,249           512,169             --               2,305,418
    Allowance for loan losses..............         (25,335)           (6,921)        (2,585) (3)            (34,841)
                                                 ----------          --------        -------              ----------
    Net  loans.............................       1,767,914           505,248         (2,585)              2,270,577
    Premises and equipment, net............          33,327             3,505           (822) (4)             36,010
    Other assets...........................          46,701            18,848          2,058  (5)             67,607
                                                 ----------          --------        -------              ----------
      Total assets.........................      $2,945,641          $693,803        $(1,349)             $3,638,095
                                                 ==========          ========        =======              ==========
LIABILITIES AND STOCKHOLDERS'
EQUITY:
    Non-interest bearing deposits..........      $  164,403          $ 18,997        $    --              $  183,400
    Interest-bearing deposits..............       1,740,512           525,464             --               2,265,976
                                                 ----------          --------                             ----------
      Total deposits.......................       1,904,915           544,461             --               2,449,376
    Short-term borrowings..................         552,271            24,305             --                 576,576
    Long-term debt.........................         263,444            73,350             --                 336,794

    Other liabilities......................          26,262             9,319          7,302 (6)              42,883
                                                 ----------          --------      ---------              ----------
      Total liabilities....................       2,746,892           651,435          7,302               3,405,629
STOCKHOLDERS' EQUITY:
    Common stock...........................           8,818                29          2,227 (2)              11,074
    Capital surplus........................          97,136            27,325         (2,227)(2)             122,234
    Retained earnings......................         101,969            15,782         (8,651)(7)             109,100
    Net unrealized gain (loss) on
      debt securities......................          (6,684)             (768)            --                  (7,452)
    Treasury stock.........................          (2,490)               --             --                  (2,490)
                                                 ----------          --------     ----------              ----------
      Total stockholders' equity...........         198,749            42,368         (8,651)                232,466
                                                 ----------          --------     ----------              ----------
      Total liabilities and stockholders'
        equity.............................      $2,945,641          $693,803       $ (1,349)             $3,638,095
                                                 ==========          ========     ==========              ==========

         See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                       PROVIDENT BANKSHARES CORPORATION/
                      FIRST CITIZENS FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                                                      PROVIDENT
                                                          PROVIDENT          FIRST CITIZENS           PRO FORMA
                                                     -------------------    -----------------     -----------------
Interest income................................             $53,583              $12,904               $66,487
Interest expense...............................              29,266                7,649                36,915
                                                            -------              -------               -------
Net interest income............................              24,317                5,255                29,572
Provision for loan losses......................                 834                   --                   834
                                                             ------             --------                ------
Net interest income after
   provision for loan losses...................              23,483                5,255                28,738
Non-interest income............................               9,513                  652                10,165
Net security gains.............................                  71                   --                    71
Non-interest expense...........................              23,137                3,580                26,717
                                                            -------              -------               -------
Income before income taxes.....................               9,930                2,327                12,257
Provision for income taxes.....................               3,415                  912                 4,327
                                                             ------               ------                ------
Net income.....................................             $ 6,515              $ 1,415               $ 7,930
                                                            =======              =======               =======
Pro forma weighted average shares
   outstanding(2):
   Primary.....................................           9,321,006            3,241,299            11,805,462
   Fully-diluted...............................           9,321,006            3,330,467            11,873,809
Earnings per share(8):
   Primary.....................................             $   .70              $   .44               $   .67
   Fully-diluted...............................             $   .70              $   .42               $   .67


         See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                       PROVIDENT BANKSHARES CORPORATION/
                      FIRST CITIZENS FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                                                                                      PROVIDENT
                                                          PROVIDENT          FIRST CITIZENS           PRO FORMA
                                                     -------------------    -----------------     -----------------
Interest income................................            $199,394              $48,085              $247,479
Interest expense...............................             108,107               29,170               137,277
                                                            -------               ------               -------
Net interest income............................              91,287               18,915               110,202
Provision for loan losses......................               9,918                   94                10,012
                                                            -------              -------               -------
Net interest income after
   provision for loan losses...................              81,369               18,821               100,190
Non-interest income............................              39,979                3,469                43,448
Net security gains.............................               5,507                   49                 5,556
Non-interest expense...........................              91,781               17,557               109,338
                                                            -------              -------              --------
Income before income taxes.....................              35,074                4,782                39,856
Provision for income taxes.....................              12,054                1,614                13,668
                                                            -------               ------               -------
Net income.....................................            $ 23,020              $ 3,168              $ 26,188
                                                           ========              =======              ========
Pro forma weighted average shares
   outstanding(2):
   Primary.....................................           9,224,560            3,195,716            11,674,076
   Fully-diluted...............................           9,268,360            3,207,160            11,726,648
Earnings per share(8):
   Primary.....................................             $  2.50               $  .99               $  2.24
   Fully-diluted...............................             $  2.48               $  .99               $  2.23


         See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                       PROVIDENT BANKSHARES CORPORATION/
                      FIRST CITIZENS FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                                                                                      PROVIDENT
                                                          PROVIDENT          FIRST CITIZENS           PRO FORMA
                                                     -------------------    -----------------     -----------------
Interest income................................            $179,806              $43,463              $223,269
Interest expense...............................              96,866               25,740               122,606
                                                            -------              -------              --------
Net interest income............................              82,940               17,723               100,663
Provision (recovery) for loan losses...........               1,545                  (28)                1,517
                                                            -------              --------              -------
Net interest income after
     provision for loan losses.................              81,395               17,751                99,146
Non-interest income............................              31,976                2,597                34,573
Net security gains (losses)....................              (2,729)                  46                (2,683)
Non-interest expense...........................              83,115               14,301                97,416
                                                            -------              -------               -------
Income before income taxes.....................              27,527                6,093                33,620
Provision for income taxes.....................               9,502                1,986                11,488
                                                            -------              -------               -------
Net income.....................................             $18,025               $4,107               $22,132
                                                            =======               ======               =======
Pro forma weighted average shares
   outstanding(2):
   Primary.....................................           9,032,520            3,171,484            11,463,462
   Fully-diluted...............................           9,032,520            3,174,533            11,465,800
Earnings per share(8):
   Primary.....................................              $ 2.00               $ 1.29                $ 1.93
   Fully-diluted...............................              $ 2.00               $ 1.29                $ 1.93


         See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                       PROVIDENT BANKSHARES CORPORATION/
                      FIRST CITIZENS FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                                                      PROVIDENT
                                                          PROVIDENT          FIRST CITIZENS           PRO FORMA
                                                     -------------------    -----------------     -----------------
Interest income................................            $134,222              $37,339              $171,561
Interest expense...............................              62,027               19,854                81,881
                                                            -------              -------               -------
Net interest income............................              72,195               17,485                89,680
Provision (recovery) for loan losses...........                 500                 (635)                 (135)
                                                             ------              --------              --------
Net interest income after
   provision for loan losses...................              71,695               18,120                89,815
                                                            -------              -------               -------
Non-interest income............................              26,699                2,423                29,122
Net security gains.............................                 571                  124                   695
Non-interest expense...........................              79,286               15,335                94,621
                                                            -------              -------               -------
Income before income taxes.....................              19,679                5,332                25,011
Provision for income taxes.....................               7,149                1,697                 8,846
                                                            -------              -------               -------
Net income.....................................             $12,530              $ 3,635               $16,165
                                                            =======              =======               =======
Pro forma weighted average shares
   outstanding(2):
   Primary.....................................           8,127,610            3,112,014            10,512,969
   Fully-diluted...............................           8,127,610            3,112,014            10,512,969
Earnings per share(8):
   Primary.....................................              $ 1.54               $ 1.17                $ 1.54
   Fully-diluted...............................              $ 1.54               $ 1.17                $ 1.54


         See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                       PROVIDENT BANKSHARES CORPORATION/
                      FIRST CITIZENS FINANCIAL CORPORATION

                     NOTES TO PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(1) The pro forma financial information presented has been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. Under generally accepted accounting principals, the assets and liabilities of First Citizens will be combined with those of Provident at book value. In addition, the statements of income for First Citizens will be combined with Provident as of the earliest period presented. Certain reclassifications have been included in the pro forma financial statements to conform to Provident's presentation.

(2) Pro forma adjustments to common stock and additional paid-in capital, at March 31, 1997, reflect the Merger accounted for as a pooling-of-interests, through: the exchange of 2,256,438 shares of Provident Common Stock at March 31, 1997 (using the Exchange Ratio of .7665) for 2,943,820 actual outstanding shares of First Citizens. The pro forma weighted average shares outstanding for the three months ended March 31, 1997, and for each of the combined three-year periods, reflects the Exchange Ratio of .7665 shares of Provident Common Stock for each share of First Citizens Common Stock.

(3) Principally reflects Provident's estimates of the effect of its intent to accelerate the resolution of certain of First Citizens' problem assets and its intent to discontinue certain business relationships. Management believes that this strategy of accelerating the resolution of certain problem assets is more cost effective than protracted workout proceedings. In addition, the pro forma adjustment reflects Provident's intent to apply its risk rating system to the First Citizens' loan portfolio upon consummation of the Merger. As a result, the allowance for loan losses will increase by approximately
         $2.6 million, pre-tax. This strategy will enable management to concentrate its efforts on growth and revenue enhancement of the combined entity.

(4) This adjustment reflects management's intention to write-off certain incompatible DP equipment and leasehold improvements at Citizens' headquarters building. It is anticipated that a portion of this building will remain vacant until the expiration of the lease in 1999.

(5) Adjustment reflects the total tax benefits of $3,738,000 from costs incurred as a direct result of the Merger in addition to those for expenses incurred in executing management's post-merger strategies. The tax benefit is netted with an increase in the Other Real Estate Owned valuation allowance of $1,680,000. The increase in the allowance is a reflection of management's intention to accelerate the workout efforts related to Other Real Estate Owned rather than using a long-term workout approach which is believed to be less economical.

(6) Reflects a combination of direct non-recurring merger liabilities and liabilities expected to be incurred as a result of the implementation of management's post merger strategies. A summary of these respective liabilities is as follows:

                                                                    EXPECTED COSTS
                                                               ------------------------------
                                                                (DOLLARS IN THOUSANDS)
Merger Liabilities....................................
       Legal Fees                                                          $1,043
       Advisory Fees                                                        1,638
       Contractual Severance Liabilities                                    2,582
       Other Direct Liabilities                                                90
                                                                        ---------
    Total Direct Merger Liabilities                                        $5,553
Post-Merger Planned Liabilities
       Lease Write-down                                                       574
       Contract Write-down                                                    203
       DP System Conversion Costs                                             416
       Employee Costs                                                         251
       Marketing Costs                                                        158
       Other Expenses and Restructuring
         Charges                                                              347
                                                                        ---------
    Total Post Merger Liabilities                                          $1,949

Total Merger and Post-Merger Liabilities                                   $7,302
                                                                        =========

(7) The pro forma condensed balance sheet reflects all of the charges presented in footnote 6 in addition to the $822,000 writedown in premises and equipment discussed in footnote 4, and the increases in the allowances for loan losses of $2,585,000 and in other real estate owned of $1,680,000. Total merger and post merger expenses amount to $12.4 million pre-tax, or $8.7 million net of taxes, which will be recognized upon consummation of the transaction. Such charges will reduce earnings per share for the period in which such charge is recognized by approximately $.73 (based on fully diluted pro forma weighted average shares outstanding of 11,873,809 on March 31, 1997). The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of March 31, 1997; however, since this charge is non-recurring, it has not been reflected in the pro forma combined statement of income.
(8) The per share amounts for Provident have been given retroactive treatment for the May 9, 1997 5% stock dividend.

                      ELECTION OF FIRST CITIZENS DIRECTORS

         The board of directors of First Citizens currently consists of eight members. The directors are divided into three classes as nearly equal in number as possible. In general, the term of office of only one class expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. Stanley Betts, who currently serves as a director in the class of directors whose terms of office expire at the First Citizens Meeting, has reached the age limitation for directors set forth in the First Citizens By-laws. Accordingly, effective at the First Citizens Meeting, the size of the board of directors will be reduced from eight to seven members, with the result that at the First Citizens Meeting, two directors will be elected, each for a three-year term and until their successors are elected and qualified (or, if earlier, until the Merger is consummated). As described below, the board of directors' nominees are Enos K. Fry and Melvin O. Wright. THE FIRST CITIZENS BOARD RECOMMENDS THAT YOU VOTE FOR THE FIRST CITIZENS BOARD'S TWO NOMINEES FOR ELECTION AS DIRECTORS.

         Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Fry and Wright for three-year terms. The First Citizens Board believes that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the First Citizens Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as a majority of the First Citizens Board may recommend. Pursuant to the First Citizens By-laws, directors are elected by plurality vote.

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

         The following table sets forth certain information regarding the First Citizens Board's two nominees for election as directors and those directors who will continue to serve as such after the First Citizens Meeting.

                                                       AGE AT                                          POSITION(S) HELD
                                                      JULY 14,         DIRECTOR         FOR TERM          WITH FIRST
                                                       1997            SINCE (1)        TO EXPIRE           CITIZENS
                                                     ---------         ---------        ---------      ----------------
NOMINEES:

Enos K. Fry ...................................          54              1987             2000          Vice Chairman
                                                                                                        and President

Melvin O. Wright...............................          68              1994             2000          Director

CONTINUING DIRECTORS:

Herbert W. Jorgensen...........................          68              1990             1998          Chairman of the
                                                                                                        Board and Chief
                                                                                                        Executive Officer

N. Richard Kimmel..............................          67              1986             1998          Vice Chairman

Albert M. Cowell, Jr...........................          65              1987             1998          Director

William J. Walsh, III..........................          52              1989             1999          Director

H. Deets Warfield, Jr..........................          65              1973             1999          Director

-----------------------------------------------
(1) Each of First Citizens' nominees for director and the continuing directors (except for Messrs. Jorgensen, Walsh and Wright) has served as a director of First Citizens since its formation in 1989. Messrs. Jorgensen and Walsh became directors of First Citizens in 1990. Mr. Wright became a director of First Citizens in 1994. Each director of First Citizens also serves as a director of Citizens Savings, First Citizens' principal subsidiary. The dates shown reflect the year in which these persons were first elected directors of Citizens Savings.


         ENOS K. FRY has served in various executive capacities since joining Citizens Savings in 1974. In 1974, he became vice president of the loan division, and in 1978 he was elected executive vice president. He was promoted to president of Citizens Savings in 1982. Mr. Fry was elected a director of Citizens Savings in 1987. Mr. Fry has served as president and a director of First Citizens since its formation in 1989. He was named a vice chairman of the board of directors of First Citizens and Citizens Savings in April 1994.

         MELVIN O. WRIGHT was formerly a senior vice president and senior executive with Dean Witter Reynolds, Inc. He became a director of First Citizens and Citizens Savings in September 1994. Mr. Wright is currently a trustee and past chairman of the Securities Industries Institute at the Wharton School of Business. Presently, he is active as a business and financial consultant.

         HERBERT W. JORGENSEN became chairman of the board and chief executive officer of First Citizens and Citizens Savings in April 1994. Prior thereto, he served as a vice chairman of the boards of directors of First Citizens and Citizens Savings. From 1989 until April 1994, Mr. Jorgensen also served as First Citizens' outside general counsel and from 1968 until April 1994 he served as Citizens Savings' outside general counsel.

         N. RICHARD KIMMEL retired in 1989 as secretary and treasurer of Kimmel & Kimmel, Inc., general contractors. He is now engaged in real estate development activities through Kimmel Properties. Mr. Kimmel was named a vice chairman of Citizens Savings in December 1988 and has served as a vice chairman of First Citizens since 1989.

         ALBERT M. COWELL, JR. has been president of A. Myron Cowell, Inc., a masonry contracting firm located in Gaithersburg, Maryland, since 1970. He is a past director of Montgomery General Hospital in Olney, Maryland; past president of the Olney Rotary Club; and past director of the Masonry Institute located in Bethesda, Maryland.

         WILLIAM J. WALSH, III is a senior vice president of Donohoe Real Estate Services, the leasing and management division of the Donohoe Companies, Inc., a full-service real estate, development and construction company. He has served as a director of the Donohoe Companies, Inc., as well as Federal Center Plaza Corp., a real estate corporation, and is a member of the Executive Committee and past president of the Apartment and Office Building Association of Washington, D.C.

         H. DEETS WARFIELD, JR. has been president of Damascus Motor Co., Inc., a Chevrolet dealership in Damascus, Maryland, since 1974, and has been with Damascus Motor Co., Inc., since 1955. He has been a member of the board of directors of Farmers & Mechanics National Bank, Frederick, Maryland, since 1974 and also serves on the board of directors of F&M Bancorp. The Depository Institution Management Interlocks Act imposes restrictions on service as an officer or director of more than one insured depository institution or depository institution holding company operating in the same metropolitan statistical area. Mr. Warfield's service as a director of First Citizens and Citizens Savings is grandfathered under the grandfathering provisions of such Act until November 1998.

OTHER EXECUTIVE OFFICERS

         The principal occupation during the past five years of First Citizens' and Citizens Savings' other executive officers follows:

         CHARLES R. DUDA (48) has served as executive vice president and chief operating officer of First Citizens and Citizens Savings since March 1994. Mr. Duda joined First Citizens and Citizens Savings in January 1994. Mr. Duda was chairman of credit policy and executive vice president of First American Bankshares, Inc., during 1992 and 1993. From 1989 to 1992, Mr. Duda was the executive vice president and chief credit officer of First American Metro Corporation.

         WILLIAM C. SCOTT (51) has served as senior vice president and chief financial officer of First Citizens and Citizens Savings since July 1994. Mr. Scott joined First Citizens and Citizens Savings in May 1994. From 1991 until joining Citizens Savings, Mr. Scott consulted with various financial institutions. Mr. Scott is a Certified Public Accountant with over 26 years' experience in financial management.

         BENJAMIN O. DELANEY, JR. (52) has served as president of First Citizens Mortgage Corporation, Citizens Savings' mortgage banking subsidiary, since December 1983.

         DAVID H. BOWMAN (38) has served as senior vice president, real estate division of Citizens Savings, since March 1993. Mr. Bowman joined Citizens Savings in September 1991 as vice president of the real estate division. Just prior to joining Citizens Savings, Mr. Bowman acted as a consultant to the RTC Northeast Consolidated Office.

         TIMOTHY E. HALL (51) has served as senior vice president, corporate lending division of Citizens Savings, since August 1994. Mr. Hall joined Citizens Savings in March 1994. From 1990 through 1992, Mr. Hall was a regional executive with First National Bank of Maryland and from 1992 to 1994 was group vice president, deputy director - real estate resolution group, at First American Bank.

         LUANN LOEBER (41) HAS SERVED AS SENIOR VICE PRESIDENT, COMMUNITY banking division of Citizens Savings, since October 1995. From 1991 until joining Citizens Savings, Ms. Loeber was an independent consultant to financial institutions.

         MARK A. SCHISSLER (36) has served as a senior vice president, human resources division of Citizens Savings, since November 1995. Mr. Schissler joined Citizens Savings as vice president, human resources, in July 1994. From 1989 until joining Citizens Savings, Mr. Schissler served in various positions, including regional human resources officer and commercial banking executive, at First National Bank of Maryland.

         J. TERRY THOMAS (54) has served as senior vice president, consumer lending division of Citizens Savings, since February 1995. Mr. Thomas joined Citizens Savings as vice president, consumer lending division, in March 1994. Mr. Thomas was group vice president, consumer lending risk management, for First American Metro Corporation from 1991 to 1994.

CORPORATE GOVERNANCE AND OTHER MATTERS

         The First Citizens Board has appointed an audit committee whose members currently consist of Messrs. Betts, Walsh, Warfield and Wright. The function of the audit committee is to review the annual financial statements of First Citizens, the scope of the annual audit and the independent accountant's letter to management concerning the effectiveness of First Citizens' internal financial and accounting controls and management's response thereto. In addition, the committee reviews and recommends to the board of directors the firm to be engaged as independent auditors. The audit committee held three meetings in 1996. Neither First Citizens nor Citizens Savings has a separate compensation committee of the board.

         The entire First Citizens Board acts as a nominating committee for selecting management's nominees for election as directors and has made its nominations for the First Citizens Meeting. The First Citizens By-laws require that stockholder nominations for directors be made pursuant to timely notice in writing to the secretary of First Citizens. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of First Citizens not less than 30 days nor more than 90 days prior to the date of the annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days prior to the meeting, in which event stockholders may deliver such notice not later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A stockholder's notice of nomination must set forth certain information specified in Article III, Section 13 of the First Citizens By-laws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. Stockholder nominations for the First Citizens Meeting are required to be received on or before July 26, 1997. The First Citizens By-laws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the First Citizens By-laws.

         During 1996, no incumbent director of First Citizens attended less than 75% of the total number of meetings of the board of directors of First Citizens and the total number of meetings held by all committees of the board on which he served.


COMPENSATION OF DIRECTORS

         During 1996, the First Citizens Board held six meetings and Citizens Savings' board of directors held 11 meetings. No separate board fees were paid to directors for attending meetings of the First Citizens Board during 1996. Each director of First Citizens also serves as a director of Citizens Savings. In 1996, non-employee directors of Citizens Savings were each paid an annual retainer of $12,500, except for Citizens Savings' non-employee vice chairman who received $17,500 and the chairman emeritus/director who received $25,000. In addition, during 1996, non-employee directors of Citizens Savings received $750 for each board of directors meeting of Citizens Savings attended and $450 for each meeting of committees of the board of directors of Citizens Savings attended (or $225 if these committees met on the same day as the board of directors). During 1996, Citizens Savings also paid premiums on term life insurance for Citizens Savings' non-employee directors. The annual premium expense was $65 for each non-employee director. Employee directors of Citizens Savings do not receive fees for attendance at board or committee meetings.

         Pursuant to First Citizens Directors' Stock Option Plan, any new non-employee directors of First Citizens each receive a grant of a non-qualifying option under the Plan for 6,669 shares of First Citizens Common Stock upon the first anniversary of their election as non-employee directors of First Citizens. Subsequently elected vice chairmen will receive additional option grants of 6,669 shares each upon their election as vice chairmen. Subsequently elected chairmen will receive additional option grants for 13,339 shares each upon their election to such position, reduced by any option granted to them while serving as a vice chairman of the board. In each case, the grant is subject to the person not serving at the time of grant as an officer or employee of First Citizens or any of its subsidiaries. The per share exercise price of such options equals the fair market value of a share of First Citizens Common Stock on the date of grant.

         Directors of First Citizens or Citizens Savings, as well as a director or an advisory director of any successor entity to First Citizens or Citizens Savings, who have completed at least three years of service as a director of First Citizens or Citizens Savings are eligible to receive annual retirement payments under the 1995 Directors Retirement Plan. The annual retirement payment equals the annual retainer payable to directors (or chairman or vice chairman, as applicable) in effect at the time of a Qualified Retirement (as defined), reduced by an amount equal to the retirement benefit received under Citizens Savings' pension plan (but not Citizens Savings' 401(k) plan) for any director who served as a full-time employee of First Citizens or any subsidiary thereof. The annual retirement payments are payable for a period equal to the number of full years, plus whole months, of service at the time of a Qualified Retirement but in no event longer than 10 years. Notwithstanding the foregoing, any person who served as a director of Citizens Savings on December 21, 1991, and who executed the supervisory agreement entered into by Citizens Savings with the OTS (which agreement was subsequently terminated by the OTS), and who otherwise meets the eligibility requirements, is entitled to receive retirement payments for 10 years, regardless of the actual length of service to First Citizens or Citizens Savings. If an eligible director serves as a director emeritus or chairman emeritus of First Citizens or Citizens Savings, or both, after a Qualified Retirement, such director also is entitled to receive 50% of the annual retainer then paid to a director or chairman and 50% of the regular meeting attendance fee for each meeting of the First Citizens Board actually attended by such director emeritus or chairman emeritus.

         Under the 1995 Directors' Retirement Plan, service as a director of either First Citizens or Citizens Savings or as a director of both is counted in determining the retirement period, but concurrent service as a director of both First Citizens and Citizens Savings is counted as the same period of service. In the case of a person serving as a director of both First Citizens and Citizens Savings, such director does not become entitled to receive retirement payments under the Plan until such director has ceased to be director of both First Citizens and Citizens Savings by reason of a Qualified Retirement. A "Qualified Retirement" under the Plan includes: (i) the failure of a director of First Citizens or Citizens Savings to be renominated by reason of age, (ii) resignation by reason of physical or other disability, (iii) resignation or a determination not to stand for reelection after attaining the age of 65 or older, (iv) death while serving as a director of First Citizens or Citizens Savings, (v) resignation or retirement in the event that continued service becomes prohibited under the Depository Institution Management Interlocks Act, or (vi) ceasing to be a director in connection with a "change in control" (as defined under OTS regulations). The board of directors of First Citizens may terminate or amend the Plan at any time without any further liability on the part of First Citizens, unless a change in control of First Citizens or Citizens Savings has occurred; however, in no event may vested retirement benefits to retired directors be reduced or terminated. The consummation of the Merger constitutes a change in control under the 1995 Directors' Retirement Plan. Following consummation of the Merger, all directors of First Citizens (other than Mr. Betts who will retire effective as of the First Citizens Meeting) will become fully vested in the retirement benefits provided for under the 1995 Directors' Retirement Plan, and First Citizens will be required to fully fund the amount of such benefits at the Effective Time. The aggregate amount of retirement benefits currently payable pursuant to the 1995 Directors' Retirement Plan is $924,000. Mr. Betts will be entitled to receive an annual payment of $25,000 for ten years following his retirement as a director effective as of the date of the First Citizens Meeting. The first annual payment to all other First Citizens directors under the Directors' Retirement Plan will be made within ten days following the Effective Date of the Merger, with all subsequent annual payments being made on the anniversary of the Effective Date of the Merger.

         Under a director deferred fee plan adopted by First Citizens and Citizens Savings in November 1995, effective commencing in 1996, directors of First Citizens and Citizens Savings are permitted to defer all or a portion of their director and committee fees until they cease to be directors. Directors of First Citizens and Citizens Savings currently receive fees only for attending meetings of the board of directors of Citizens Savings or committees thereof. Interest is credited on the director's deferred account on each December 15 at an annual rate compounded monthly equal to the "Prime Rate" of interest published by Dow Jones & Company, Inc. in THE WALL STREET JOURNAL on the first publication date of the calendar year. The interest crediting rate adjusts annually on the first day of each year. A director's deferred account balance, including interest, generally is payable to the director upon termination of service as a director, in the event of a director's disability or following a change in control of First Citizens or Citizens Savings. A director may elect to receive a lump sum payment of his deferral account balance or to receive payment over ten years. If the ten-year payment period is elected, the amount of the accrued benefit payment will be calculated using the interest crediting rate on the date the benefit payment commences. In the event of financial hardship (as defined in the plan), a director may receive early payment of his account balance. For 1996, Mr. Cowell elected to defer 80 percent of his annual retainer and all committee fees; Mr. Warfield elected to defer his annual retainer and all of the fees he received; and Mr. Wright elected to defer his annual retainer. In the event of a director's death, if life insurance is obtained on the life of any director, the plan also provides for a death benefit equal to the projected age 70 benefit based on the director's deferral account balance and projected further deferrals until age 70. If life insurance is not obtained on the life of the director, the benefit equals the deferral account balance on the date of death of such director. Any death benefits are payable in 120 equal monthly installments commencing following the director's death. Citizens Savings has purchased life insurance on the lives of Messrs. Cowell, Warfield and Wright. The consummation of the Merger will constitute a change in control of First Citizens under the deferred fee plan, and each of Messrs. Cowell, Warfield, Wright and Kimmel will be entitled to receive an amount in cash equal to such directors' deferred account balance at the Effective Time, payable within 90 days following the Effective Time.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows, for the years ended December 31, 1996, 1995 and 1994, the cash compensation paid by Citizens Savings, as well as certain other compensation paid or accrued for those years, to First Citizens' chief executive officer and each of the four other highest paid executive officers of First Citizens whose total annual salary and bonus exceeded $100,000 (the "named executive officers"). First Citizens has not paid any compensation to its executive officers since its formation in 1989. Each of the executive officers of First Citizens currently holds a position with, and receives compensation from, Citizens Savings.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                    COMPENSATION
----------------------------------------------------------------------------------------------------------------------
                                              ANNUAL COMPENSATION                     AWARDS
----------------------------------------------------------------------------------------------------------------------
                                                                                    SECURITIES
                                                                                    UNDERLYING             ALL OTHER
NAME AND                                           SALARY           BONUS             OPTIONS             COMPENSATION
PRINCIPAL POSITION(S)                YEAR           ($)              ($)                (#)                   ($)
---------------------                ----        ---------        -------           ---------               -----
Herbert W. Jorgensen (1)             1996         $136,000        $54,400             10,000                $2,981(2)
                                     ----
  Chairman of  the Board and         1995          124,000         35,000             11,000                 3,300
                                     ----
  Chief Executive Officer of         1994           67,307              0             12,705                 3,150
                                     ----
  First Citizens and Citizens
  Savings

Enos K. Fry                          1996          182,941         73,176             10,000                 5,112(2)
                                     ----
  Vice Chairman and                  1995          182,941         54,882             11,000                 3,314
                                     ----
  President of First Citizens        1994          182,941         10,000                  0                 2,814
                                     ----
  and Citizens Savings

Benjamin O. Delaney, Jr.             1996          150,000         40,000              7,500                 3,563(2)
                                     ----
  President, First Citizens          1995          150,000              0              8,250                 2,340
                                     ----
  Mortgage Corporation               1994          150,000         40,000                  0                 2,488
                                     ----

Charles R. Duda                      1996          125,000         43,750              7,500                 3,850(2)
                                     ----
  Executive Vice President           1995          125,000         31,250              8,250                 2,813
                                     ----
  and Chief Operating Officer        1994          112,981          7,500             25,410                   0
                                     ----
  of First Citizens and
  Citizens Savings

David H. Bowman                      1996          85,000          40,000              1,000                 2,550(2)
                                     ----
  Sr. Vice President of              1995          83,200          15,000              1,100                 1,931
                                     ----
  Citizens Savings                   1994          80,000          15,000                  0                  739
                                     ----

  (1) Mr. Jorgensen became chairman and chief executive officer of First Citizens and Citizens Savings in April 1994.
  (2) The amounts shown in 1996 reflect the following: (a) matching contributions made by Citizens Savings to the account of the named executive officers under Citizens Savings' 401(k) plan of $2,981, $4,750, $3,563, $3,750 and $2,550, respectively; and (b) benefit of discounted rate loans made to named executive officers of $-0-, $362, $-0-, $100 and $-0-, respectively.


         OPTION GRANTS. The following table contains information with respect to stock options granted during 1996 under the 1995 Plan to each of the named executive officers. All options granted in 1996 were ten-year non-qualified options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF STOCK
                                        INDIVIDUAL GRANTS                                             PRICE APPRECIATION FOR
                                                                                                          OPTION TERM (1)
-----------------------------------------------------------------------------------------------------------------------------
                                                  % OF TOTAL
                                                    OPTIONS         EXERCISE
                                  OPTIONS         GRANTED TO         OR BASE
                                  GRANTED          EMPLOYEES          PRICE      EXPIRATION
NAME                                (#)  (2)    IN FISCAL YEAR     ($/SH) (3)       DATE               5% ($)         10% ($)
---------                      -------------    --------------     ----------    --------------        ------         -------
Herbert W. Jorgensen               10,000            13.12%          $18.125     12/31/06             $114,188       $288,188
Enos K. Fry                        10,000            13.12            18.125     12/31/06              114,188        288,188
Benjamin O. Delaney, Jr.            7,500             9.84            18.125     12/31/06               85,640        216,141
Charles R. Duda                     7,500             9.84            18.125     12/31/06               85,640        216,141
David H. Bowman                     1,000             1.31            18.125     12/31/06               11,419         28,819

----------------------
(1) Estimated market value of underlying securities at assumed annual rates of stock price appreciation for option term minus the exercise or base price.
(2)    These options vested immediately.
(3) In each case, the exercise price equaled the fair market value of First Citizens' Common Stock on the date of grant, determined in accordance with the 1995 Plan.


         OPTIONS EXERCISES AND HOLDINGS. The following table sets forth information with respect to each of the named executive officers of First Citizens concerning the exercise of stock options during 1996, the number of securities underlying unexercised options at the 1996 year-end and the 1996 year-end value of all unexercised in-the-money options held by such individuals.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                                         VALUE OF
                                                                                                        SECURITIES
                                                                                   NUMBER OF            UNDERLYING
                                                                                  SECURITIES           UNEXERCISED
                                                                                  UNDERLYING           IN-THE-MONEY
                                                                                  UNEXERCISED           OPTIONS AT
                                                                                    OPTIONS               FY-END
                                                                                 AT FY-END (#)           ($) (1)

                                  SHARES ACQUIRED             VALUE              EXERCISABLE/          EXERCISABLE/
NAME                              ON EXERCISE (#)         REALIZED ($)           UNEXERCISABLE        UNEXERCISABLE
----                              ---------------         ------------           -------------        -------------
Herbert W. Jorgensen                     0                      0                   60,381/0            $459,370/0
Enos K. Fry                              0                      0                   61,020/0             707,059/0
Benjamin O. Delaney, Jr.                 0                      0                   45,098/0             519,002/0
Charles R. Duda                          0                      0                   41,160/0             225,928/0
David H. Bowman                          0                      0                   10,293/0             141,659/0

----------
   (1) Market value of underlying securities at year-end minus the exercise or base price.


         PENSION PLAN. Citizens Savings maintains a pension plan for the benefit of full-time employees. Effective January 1, 1989, the benefit is based upon 1% of an employee's final average earnings up to covered compensation (the FICA-taxable wage base) times years of credited service, plus 1.65% of the employee's final average earnings in excess of covered compensation times years of credited service (to a maximum of 35 years). The following table illustrates annual pension benefits under Citizens Savings' pension plan at age 65 for various levels of average remuneration and years of service. Annual pension benefits are currently subject to a statutory maximum of $125,000, subject to cost-of-living adjustments. Currently, compensation in excess of $160,000 (subject to cost-of-living increases) may not be used in the calculation of retirement benefits.

                               PENSION PLAN TABLE

                                                                                 YEARS OF SERVICE
                                                                                 ----------------
REMUNERATION                                             15             20              25             30             35
------------                                             --             --              --             --             --
$125,000.................................             $28,249        $37,665         $47,081        $56,498         $65,914
 150,000 or more.........................              34,436         45,915          57,394         68,873          80,351

         Messrs. Jorgensen, Fry, Delaney, Duda and Bowman have 3, 23, 13, 3 and 5 years, respectively, of credited service under the pension plan. Pursuant to supplemental retirement agreements entered into with Messrs. Fry and Delaney, Messrs. Fry and Delaney are entitled to receive certain supplemental retirement benefits. See "Employment and Other Agreements."

EMPLOYMENT AND OTHER AGREEMENTS

         In January 1995, First Citizens and Citizens Savings entered into new employment agreements with Enos K. Fry and Charles R. Duda, as amended. Pursuant to these employment agreements, Mr. Fry serves as president and Mr. Duda serves as chief operating officer of First Citizens and Citizens Savings. The initial terms of the employment agreements were for one year. First Citizens and Citizens Savings may give written notice of an offer to renew the employment agreements for one additional year on or before September 30 of each year, in the event they desire to renew the agreements, and the employee has 15 days within which to accept or decline any renewal offer. The employment agreements were renewed in 1996 for additional terms of one year each expiring on December 31, 1997. (In the event of a "change in control" of First Citizens or Citizens Savings, the terms of the employment agreements convert from one-year terms to three-year terms commencing on the date the change in control occurs.) Messrs. Fry and Duda's salaries for 1997 are $182,941 and $150,000, respectively. The salary of the employee may not be decreased without the employee's consent. Pursuant to the employment agreements, Messrs. Fry and Duda are eligible to receive bonuses as determined in the discretion of the boards of directors of First Citizens and of Citizens Savings of up to 50% of the employee's annual salary. Messrs. Fry and Duda are also eligible to participate in retirement and other benefit plans that First Citizens or Citizens Savings may adopt for the benefit of executive employees.

         The employment agreements with Messrs. Fry and Duda may be terminated by the boards of directors of First Citizens and Citizens Savings at any time. The employee would not be entitled to any benefits under his employment agreement if his employment were terminated for "cause," as defined in the agreement. If the employee is terminated "without cause," the employee would be entitled to receive a lump sum cash payment as liquidated damages equal to the employee's then-current salary (discounted to present value). If during the term of the employment agreements a "change in control" (as defined therein) occurs and the employee's employment is terminated, voluntarily or involuntarily, in connection with or within one year after the change in control (other than by reason of normal retirement, permanent and total disability or death), the employee would be entitled to receive a severance payment equal to (i) one year's current salary (discounted to present value), if the employee's employment is voluntarily terminated without "good reason" (as defined therein) or (ii) three times the employee's average annual compensation which was payable by Citizens Savings and includible in the employee's gross income for Federal income tax purposes (excluding for this purpose any income associated with the exercise of stock options) with respect to the five most recent taxable years of the employee ending prior to such change in control (or such portion of such period during which the employee was a full-time employee of First Citizens or Citizens Savings discounted to present value), if the employee's termination was either voluntary with "good reason" or involuntary. In the event of termination of employment without cause or following a change in control, the employee also would be entitled to be paid for all accrued and unused vacation and sick days, to continue to participate for the remaining term of the employment agreement in all retirement and other employee benefit plans maintained by Citizens Savings (to the extent permissible under the terms of the plans and applicable law) and to have all director and officer liability insurance and indemnification continue in effect until the running of applicable statutes of limitations. The employee may elect to defer the payment of any liquidated damage or severance amounts, in accordance with the terms of his employment agreement. The amounts paid under such employment agreements and all other agreements may not exceed the limit imposed by Section 280G of the Code.

         In November 1995, First Citizens and Citizens Savings entered into a new employment agreement with Mr. Jorgensen, as amended, pursuant to which Mr. Jorgensen serves as chief executive officer of First Citizens and Citizens Savings. Mr. Jorgensen's employment agreement is subject to annual renewal on the same basis as the employment agreements with Messrs. Fry and Duda, and has been extended through December 31, 1997. Other provisions of Mr. Jorgensen's employment agreement are substantially the same as the employment agreements with Messrs. Fry and Duda, except that Mr. Jorgensen would be entitled to receive a severance payment equal to three years' current salary and bonus, discounted to present value (but not to exceed three times his average compensation from First Citizens and Citizens Savings for the five calendar years preceding the year in which a change in control occurs, less one dollar), in the event his employment were terminated in 1997 either involuntarily or voluntarily with "good reason" in connection with or within one year following a change in control of First Citizens or Citizens Savings.

         First Citizens Mortgage Corporation ("FCMC"), Citizens Savings' mortgage banking subsidiary, has entered into an employment agreement with Mr. Delaney dated as of January 1, 1994, as amended, pursuant to which Mr. Delaney serves as president of FCMC. The initial term of Mr. Delaney's employment agreement was for three years ending on December 31, 1996. FCMC may renew the employment agreement for one additional year on each December 31 during the term of the agreement, unless Mr. Delaney gives contrary written notice prior to such renewal date. Mr. Delaney's employment agreement was renewed in 1996 and currently expires on December 31, 1999. Mr. Delaney's salary for 1997 under his employment agreement is $150,000, and is subject to annual cost of living increases and performance or merit increases as determined by the board of directors of FCMC. Mr. Delaney would not be entitled to any benefits under his employment agreement if his employment were terminated for "cause," as defined in the employment agreement. If the employee is terminated "without cause," the employee would be entitled to receive a lump sum cash payment as liquidated damages equal to the employee's then-current salary applied to the remaining term of the agreement (discounted to present value). Mr. Delaney would also be entitled to have all director and officer liability insurance and indemnification continue in effect until the running of applicable statutes of limitations. In no event may the aggregate of such payments, however, exceed three times Mr. Delaney's average annual compensation for the five most recent taxable years. Mr. Delaney would also be entitled to receive a similar severance payment in the event his employment was terminated voluntarily with "good reason" or involuntarily after a change in control of First Citizens or Citizens Savings.

        Consummation of the Merger will constitute a "change in control" under the employment agreements for each of Messrs. Jorgensen, Fry, Duda and Delaney. Pursuant to the Merger Agreement, at the Effective Time, Messrs. Jorgensen and Fry will be entitled to receive the cash severance payments and other amounts that are payable to them under their respective employment agreements upon an involuntary termination or a voluntary termination with "good reason" following a change in control. The cash severance amounts payable to Messrs. Jorgensen and Fry at the consummation of the Merger will be approximately $246,235 and $552,374, respectively. Mr. Fry also will be entitled to receive $131,045 in respect of accrued sick leave and $17,119 in accrued but unused vacation time (subject to the limitations, if any, imposed by Section 280G of the Code), and will enter into new employment and change in control agreements with Provident at the Effective Time. At the Effective Time, Mr. Jorgensen also will enter into a consulting agreement with Provident. See "THE MERGER--Interests of Certain Persons in the Merger."

        In addition, it is expected that neither Mr. Duda nor Mr. Delaney will remain employed with Provident following the Merger, and therefore that, at the Effective Time, each of Messrs. Duda and Delaney will be entitled to receive the cash severance payments and other amounts payable under their respective employment agreements upon an involuntary termination or a voluntary termination with "good reason" following a change in control. Mr. Duda will be entitled to receive approximately $386,135 in cash severance, $16,227 in respect of accrued sick leave, $15,125 in accrued but unused vacation time and certain additional benefits provided for under his employment agreement having an aggregate present value of approximately $25,000. The value of all payments and benefits to be provided to Mr. Duda under his employment agreement may not exceed the limits imposed by Section 280G of the Code. Mr. Delaney will be entitled to receive approximately $473,660 in cash severance.

         Citizens Savings and FCMC, respectively, have entered into supplemental retirement agreements with Messrs. Fry and Delaney, as amended, under which Messrs. Fry and Delaney are to receive annual payments equal to 70 percent and 60 percent, respectively, of their respective final two-year average annual cash compensation, less amounts payable to them under certain qualified retirement plans and other specified retirement income sources, for a period of 15 years or life (whichever is longer) commencing following their retirement after age 65. Mr. Fry has agreed to perform consulting services to Citizens Savings and Mr. Delaney to FCMC during the 60-month period immediately following retirement from active employment for up to 120 hours per year. No supplemental retirement benefit will be paid for any month during which Mr. Fry or Mr. Delaney, as applicable, is employed by a "substantial competitor" (as defined therein). If either Mr. Fry or Mr. Delaney voluntarily terminates his employment before attaining age 65 for any reason other than for "good reason" (as defined therein), he will be entitled to receive a prorated supplemental retirement benefit (reduced by five percent for each full year by which his age is less than 55 years) commencing at age 65 but he will be subject to a noncompetition agreement for a period of 36 months after such termination. If Mr. Fry's or Mr. Delaney's employment is terminated for cause (as defined) before age 65, he will forfeit his right to the supplemental retirement benefit. If Citizens Savings or FCMC, as the case may be, terminates the employment of Mr. Fry or Mr. Delaney before age 65 other than for cause, or he terminates his employment for "good reason," he will be entitled to the prorated supplemental retirement benefit beginning at age 65. If Mr. Fry or Mr. Delaney dies before the supplemental benefit becomes payable, the beneficiary would receive 180 monthly payments beginning on the first day of the month following the date of death, equal to the monthly amount the decedent would have received at age 65. Based on their annual compensation for the two most recent taxable years, Messrs. Fry and Delaney would be entitled to annual payments under their respective supplemental retirement agreements equal to the excess of $172,879 and $102,000, respectively, over the sum of the amounts payable to them under certain qualified retirement plans and other specified retirement income sources.

         Pursuant to the terms of the Employment Agreement to be entered into by Mr. Fry, Provident and Provident Bank at the Effective Time, the accrued benefits which Mr. Fry would be entitled to receive under his supplemental retirement agreement had he terminated his employment with First Citizens at age 55 for "good reason" will become immediately and fully vested and non-forfeitable, and such benefits will be paid to Mr. Fry beginning upon the later of the date of termination of his employment with Provident and his attainment of age 65. See "THE MERGER -- Interests of Certain Persons in the Merger."

        Pursuant to Mr. Delaney's supplemental retirement agreement, following consummation of the Merger, Mr. Delaney will be entitled to receive the prorated supplemental retirement benefit described above beginning at age 65. In addition, Provident will waive the post-retirement consulting and non-compete obligations contained in the respective supplemental retirement agreements of each of Messrs. Fry and Delaney.

REPORT ON EXECUTIVE COMPENSATION OF THE BOARDS OF DIRECTORS OF FIRST CITIZENS AND CITIZENS SAVINGS AND FIRST CITIZENS' STOCK OPTION COMMITTEE

         Decisions on executive compensation are made by Citizens Savings' board of directors, except for the grant of stock options. First Citizens' Stock Option Committee, consisting of three of First Citizens' non-employee directors, makes all decisions concerning stock option grants. The decisions of the Stock Option Committee are taken into account by the board of directors of Citizens Savings in determining overall compensation levels for executive officers.

         The executive compensation policies of First Citizens and Citizens Savings are intended to provide competitive levels of compensation designed to integrate pay with achievement of performance goals. Underlying this objective are the following concepts: an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance, motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement, providing competitive compensation levels to enable First Citizens and Citizens Savings to compete for and retain talented executives who are critical to First Citizens' long-term success, and aligning the interests of executives with the long-term interests of First Citizens' stockholders.

         Compensation paid to Citizens Savings' executive officers in fiscal 1996 consisted of the following components:

         BASE SALARY. The board of directors of Citizens Savings reviews executive base salaries annually. In determining the level of salaries for 1996, Citizens Savings' board of directors considered, among other factors, individual performance, the number of employees and departments supervised, the individual's contribution to the success of Citizens Savings and Citizens Savings' earnings performance.

         INCENTIVE BONUSES. Incentive bonuses paid to executive officers for 1996 were calculated under Citizens Savings' 1996 Management Incentive Compensation Plan, which was implemented in 1996 to provide an opportunity for senior management to share in the rewards of successful Citizens Savings performance. Under the Plan, incentive bonuses for the president and the chief operating officer were based on attainment of a net income goal for Citizens Savings. The determination of bonuses for other executive officers was based on two criteria: achievement of Citizens Savings' net income goal (50%) and achievement of department operating goals (50%). Potential incentive bonus payments ranged from up to 25% of base pay for the president, 20% of base pay for the chief operating officer and up to 15% for the other executive officers, with a possible 5% increase in the bonus amount with each 5% increase in Citizens Savings' net income over budget. One of Citizens Savings' executive officers received a discretionary bonus for 1996 of approximately 50% of base salary.

         STOCK OPTIONS. First Citizens provides a long-term incentive through First Citizens' Stock Option Plans. Key employees, including executive officers, are eligible to receive stock option grants. Awards are intended to provide incentives for executive officers and key employees to enhance long-term corporate performance, as reflected in stock price, thereby increasing stockholder value, and to provide non-cash compensation to such individuals as part of their overall compensation package. During 1996, the Stock Option Committee made option grants to executive officers to coincide with the following officer levels: chief executive officer - 10,000; president - 10,000; executive vice president and the president of FCMC - 7,500; senior vice presidents - l,000 and vice presidents - 750.

         OTHER. In addition to the compensation paid to executive officers as described above, executive officers receive, along with and on the same terms as other employees, certain benefits pursuant to Citizens Savings' pension plan, matching contributions under Citizens Savings' 401(k) plan and participation in Citizens Savings' employee and insider loan program. Citizens Savings and FCMC also have entered into supplemental retirement agreements with two executive officers. See "Employment and Other Agreements."

         CEO COMPENSATION. The annual salary for the chairman and chief executive officer of Citizens Savings was increased from $100,000 to $136,000 commencing in April 1995. For 1996, the board of directors of Citizens Savings also awarded Mr. Jorgensen a bonus of $54,400. During 1996, Mr. Jorgensen also was granted a stock option for 10,000 shares of First Citizens Common Stock. The per share exercise price was $18.125, which equaled the fair market value of a share of First Citizens Common Stock on the date of grant. In setting the chief executive officer's annual salary at $136,000, the board of directors of Citizens Savings took into consideration the amount of time required by the position; the salaries paid chief executive officers of similar-sized banks; and the overall performance of Citizens Savings and the increase in Citizens Savings' profitability.

Boards of Directors                            Stock Option Committee
of First Citizens and Citizens Savings         of First Citizens
--------------------------------------         ----------------------
Herbert W. Jorgensen, Chairman                 Albert M. Cowell, Jr., Chairman
Enos K. Fry                                    N. Richard Kimmel
N. Richard Kimmel                              Melvin O. Wright
Stanley Betts
Albert M. Cowell, Jr.
William J. Walsh, III
H. Deets Warfield, Jr.
Melvin O. Wright

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Jorgensen and Fry serve on the boards of directors of First Citizens and Citizens Savings. As such, they participate in executive officer compensation decisions. Neither Mr. Jorgensen nor Mr. Fry vote on or participate in decisions on their own compensation. Mr. Betts, who is retiring as a member of the board of directors of First Citizens and Citizens Savings effective as of the First Citizens Meeting, is a former chief executive officer of First Citizens and Citizens Savings.

         Mr. Jorgensen is an attorney with, and during 1996 served on the compensation committee of, the law firm of Heise Jorgensen & Stefanelli P.A., which performs various legal work for First Citizens and Citizens Savings. During 1996, Citizens Savings paid $177,933 in legal fees to Heise Jorgensen & Stefanelli P.A. Citizens Savings paid $269,514 in fees to Fenton Title Company during 1996 in connection with home equity loan settlement services performed for customers of Citizens Savings by that company. In March 1996, Mr. Jorgensen retired as president of Fenton Title Company. His daughter is a 57 percent stockholder of Fenton Title Company. First Citizens believes the fees paid to the law firm of Heise Jorgensen & Stefanelli P.A. and Fenton Title Company were no less favorable to Citizens Savings than fees that would have been paid to other firms providing comparable services. Mr. Jorgensen does not perform legal work for either First Citizens or Citizens Savings.

         In 1996, Citizens Savings listed for sale a residential real estate owned property with the Long & Foster real estate firm. Mr. Walsh's spouse was the listing agent for the property. The sale price of the property was $246,000. Citizens Savings paid Long & Foster a 5.5% sales commission on the sale of the property, of which Mrs. Walsh received $6,150. First Citizens believes the brokerage fees paid to Long & Foster were no less favorable to Citizens Savings than brokerage fees that would have been paid to other firms providing comparable services.

         First Citizens, through Citizens Savings, makes loans to its directors, executive officers and other employees for the financing of their homes, as well as deposit account-secured, other consumer and commercial loans. In the ordinary course of business, Citizens Savings also makes loans to relatives and affiliates of First Citizens' directors, executive officers and employees. It is the belief of management that these loans are made in the ordinary course of business and neither involve more than the normal risk of collectibility nor present other unfavorable features. Except for loans on owner-occupied residences and automobile loans made to directors, executive officers and employees, all loans to such persons are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with non-affiliated persons. Effective November 21, 1996, following enactment of the Economic Growth and Regulatory Paper Reduction Act of 1996, Citizens Savings modified its Employee and Insider Discounted Interest Rate Loan Policies to provide discounted rate loans to directors and executive officers on the same basis as made available to full-time employees of Citizens Savings. On loans on owner-occupied residences made to directors, executive officers and other employees (with at least one year of service), the rate charged on the loan is generally 1% below the rate offered to the public, but not below Citizens Savings' current cost of funds. Citizens Savings offers a one-half percent interest rate discount on new or used automobile loans for full-time employees and insiders of Citizens Savings. Interest charged is at the discounted rate until such time, if at all, that the borrower's employment or service is terminated with less than ten years of service (unless following a change in control of Citizens Savings) or the borrower were to refinance the loan at a lower prevailing rate of interest. Citizens Savings pays up to two points and a one point origination fee on residential mortgage loans to directors, executive officers and employees.

         The following table sets forth certain information with regard to loans at a discounted rate to directors of First Citizens which were outstanding in amounts greater than $60,000 in the aggregate at any time since January 1, 1996.

                                        HIGHEST
                                        AMOUNT
                                      OUTSTANDING    UNPAID BALANCE
                                         SINCE            AS OF         CURRENT                YEAR
                            TYPE OF    JANUARY 1,        JUNE 30,      INTEREST   CONTRACT  ORIGINALLY
NAME                       LOAN (1)      1996             1997           RATE       RATE       MADE
----                       --------   -----------     --------------   --------   --------  ----------
Enos K. Fry                Mortgage     $436,250        $428,736         5.87%      6.87%      1996
N. Richard Kimmel          Mortgage      591,859         577,614         8.50       9.50       1988
William J. Walsh, III      Mortgage      365,000         363,428         5.625      6.625      1997
H. Deets Warfield, Jr.     Mortgage      160,172         136,980         6.625      7.625      1988
Melvin O. Wright           Mortgage      400,000         366,037         5.00       6.00       1997

----------------------
(1)  All mortgage loans are for owner-occupied residences.

STOCK PERFORMANCE GRAPH

    The following graph shows a five-year comparison of cumulative to total returns for First Citizens, the Nasdaq-US Composite Index and the Nasdaq-Financial Composite Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
      FIRST CITIZENS FINANCIAL CORPORATION, NASDAQ-US AND NASDAQ-FINANCIAL


                  [Graph appears here--see plot points below]


                                                                        SUMMARY

                                      1991          1992          1993           1994           1995          1996
                                   -----------   -----------   -----------   ------------    ----------   -------------
First Citizens                        $100          $550         $1,299         $1,433         $2,304         $2,435
Nasdaq Stock Market (U.S.)             100           143            166            167            243            311
Nasdaq Financial                       100           116            134            131            185            227

Assumes $100 invested on December 31, 1991 with full reinvestment of dividends, if any.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires First Citizens' directors, officers and beneficial owners of more than 10 percent of the outstanding Common Stock to file with the SEC initial reports of ownership of First Citizens' equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to First Citizens in 1996, First Citizens believes that all Section 16(a) filing requirements for that year applicable to such persons were complied with on a timely basis, except for Ms. Loeber and Mr. Kimmel who were each late in filing one change of ownership report.

CERTAIN TRANSACTIONS

         In December, 1996, Citizens Savings made a $300,000 residential mortgage loan to Mr. Duda. The interest rate on the loan is 6.375% which represents a one percent discount from the interest rate in effect at the time the loan was made. Citizens Savings also paid two points and a one point origination fee on the loan, which was made under Citizens Savings' Employee and Insider Discounted Interest Rate Loan Policies.

         For a description of certain transactions involving First Citizens and certain of its directors, see "Compensation Committee Interlocks and Insider Participation."

INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP to act as First Citizens' independent public accountants for 1997. Representatives of Arthur Andersen will be present at the First Citizens Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         On March 16, 1995, First Citizens appointed Arthur Andersen LLP as its independent auditors for 1995. KPMG Peat Marwick LLP had been First Citizens' independent auditors previously. KPMG Peat Marwick's reports on the First Citizens financial statements for 1994 and 1993 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to retain Arthur Andersen and not to re-hire KPMG Peat Marwick was recommended by the audit committee of the First Citizens Board, and was based upon bids received from those firms.

         During the two fiscal years and the subsequent interim period immediately preceding the change in independent auditors, there were no disagreements with KPMG Peat Marwick on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. First Citizens did not, during the two fiscal years and the subsequent interim period immediately prior to engaging Arthur Andersen, consult that firm regarding (i) either (a) the application of accounting principles to a specific transaction, either completed or proposed, or (b) the type of audit opinion that might be rendered on First Citizens' financial statements; or (ii) any matter that was either the subject of a disagreement with KPMG Peat Marwick or a "reportable event" (as defined in the relevant SEC regulations).

STOCK OWNED BY MANAGEMENT

         The following table sets forth information as of the First Citizens Record Date with respect to the shares of First Citizens Common Stock beneficially owned by each director of First Citizens, each named executive officer of First Citizens and by all directors and executive officers as a group. All persons shown in the table have sole investment or voting power, except as otherwise indicated.


                                                                                           PERCENT OF FIRST CITIZENS
NAME AND POSITION(S)                                     AMOUNT AND NATURE OF                    COMMON STOCK
WITH FIRST CITIZENS                                     BENEFICIAL OWNERSHIP(1)                   OUTSTANDING
-------------------                                     -----------------------            -------------------------
Herbert W. Jorgensen
  Chairman of  the Board                                      81,372(2)(3)                           2.70%
   and Chief Executive Officer

Enos K. Fry                                                   82,891(3)                              2.75
  Vice Chairman and President

N. Richard Kimmel                                            174,050(4)                              5.85
  Vice Chairman

Stanley Betts                                                 69,294                                 2.32
   Director and Chairman Emeritus

Albert M. Cowell, Jr.                                         38,882(5)                              1.31
  Director

William J. Walsh, III                                         23,525(6)                                 *
  Director

H. Deets Warfield, Jr.                                        35,198(3)                              1.19
  Director

Melvin O. Wright                                               7,878                                    *
   Director

Benjamin O. Delaney, Jr.                                      47,837                                 1.60
  President, First Citizens Mortgage
  Corporation

Charles R. Duda                                               42,370                                 1.42
   Executive Vice President and
   Chief Operating Officer

David H. Bowman                                               10,293                                    *
  Sr. Vice President, Real Estate
  Lending

                                                                                          PERCENT OF FIRST CITIZENS
NAME AND POSITION(S)                                     AMOUNT AND NATURE OF                    COMMON STOCK
WITH FIRST CITIZENS                                     BENEFICIAL OWNERSHIP(1)                   OUTSTANDING
--------------------                                    -----------------------           --------------------------
All directors and executive                                    613,590                               18.62
 officers as a group
 (11 persons)

----------
   *Less than 1%.
   (1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security for purposes of the Rule if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days after the First Citizens Record Date. This table includes 345,137 shares of First Citizens Common Stock subject to outstanding options which are exercisable within 60 days of the First Citizens Record Date. Of such shares, Mr. Jorgensen holds options to purchase 60,381 shares; Mr. Fry holds options to purchase 61,020 shares; Mr. Kimmel holds options to purchase 24,578 shares; Mr. Betts holds options to purchase 38,019 shares; Messrs. Cowell and Walsh each hold options to purchase 20,006 shares; Mr. Warfield holds options to purchase 17,908 shares; Mr. Wright holds options to purchase 6,668 shares; Mr. Delaney holds options to purchase 45,098 shares; Mr. Duda holds options to purchase 41,160 shares; and Mr. Bowman holds options to purchase 10,293 shares.
   (2) Includes 11,763 shares held by Mr. Jorgensen as trustee of the Heise Jorgensen & Stefanelli P.A. Profit Sharing Plan and Trust.
   (3) Includes 4,154 shares, 673 shares, and 11,420 shares, respectively, owned individually by the director's spouse.
   (4) Includes 29,504 shares held by the Kimmel Grandchildren Trust, of which Mr. Kimmel serves as trustee.
   (5) Includes 11,861 shares held by two trust funds for which Mr. Cowell serves as trustee.
   (6)   Includes 105 shares held individually by the director's children.

PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of the First Citizens Record Date with respect to the ownership of shares of First Citizens Common Stock by each person believed by management to be the beneficial owner of more than 5% of First Citizens' outstanding Common Stock. The information is based on the most recent Schedule 13D filed on behalf of such persons or other information made available to First Citizens. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

                                                                               PERCENT OF
                                                                             FIRST CITIZENS
NAME AND ADDRESS OF                        AMOUNT AND NATURE OF               COMMON STOCK
BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP                OUTSTANDING
-------------------                        --------------------              --------------
Able Associates, Inc.
Box 180                                          336,839(1)                       11.42%
Swarthmore, Pennsylvania  19081

N. Richard Kimmel
15821 Crabbs Branch Way                          174,050(2)                        5.85%
Rockville, Maryland  20855

----------
(1) The First Citizens Certificate prohibited, until after December 24, 1991, any person or company from directly or indirectly offering to acquire or acquiring beneficial ownership of more than 10% of any class of equity security of First Citizens. Thereafter, no person may offer to acquire 10% or more of the outstanding voting stock of First Citizens unless the offer shall first have been approved by the First Citizens Board or the person making the offer shall have received required regulatory approvals to consummate the proposed acquisition of shares, and no person may acquire 10% or more of the outstanding voting stock of First Citizens unless the acquisition has been approved prior to its consummation by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares. Pursuant to the First Citizens Certificate, any shares beneficially owned by any person in excess of such 10% limit in effect until December 24, 1991 shall be considered "excess shares" and shall not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote. First Citizens believes that 49,128 of the shares held by Able Associates, Inc. should be considered "excess shares," which, pursuant to the terms of the First Citizens Certificate, may not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. In June 1993, Able Associates, Inc. and Dale L. Reese, Able Associates, Inc.'s sole stockholder, entered into a rebuttal agreement with the OTS with respect to Able Associates' ownership of shares of First Citizens Common Stock. The rebuttal agreement, in general, provides that Able Associates and Dale Reese will not, unless they shall have first filed a notice under the Change in Control Act, or an application under the Savings and Loan Holding Company Act, as appropriate, and either shall have obtained approval of the application or clearance of the notice in accordance with applicable Federal regulations: (i) seek or accept representation of more than one member of the board of directors of First Citizens or Citizens Savings; (ii) have or seek to have any representative serve as chairman of the board of directors, or chairman of an executive or similar committee of First Citizens' or Citizens Savings' board of directors or as president or chief executive officer of First Citizens or Citizens Savings; (iii) engage in any intercompany transaction with First Citizens, Citizens Savings or their affiliates;
         (iv) propose a director in opposition to nominees proposed by the management of First Citizens or Citizens Savings for the board of directors of First Citizens or Citizens Savings, other than as permitted under (i) above; (v) solicit proxies or participate in any solicitation of proxies with respect to any matter presented to the stockholders of First Citizens other than in support of, or in opposition to, a solicitation conducted on behalf of management of First Citizens; and (vi) do any of the following, except as necessary solely in connection with the performance by any representative of Able Associates as a member of First Citizens or Citizens Savings' board of directors: (a) influence or attempt to influence in any respect the loan and credit decisions or policies of First Citizens or Citizens Savings, the pricing of services, any personnel decision, the location of any offices, branching, the hours of operation or similar activities of First Citizens or Citizens Savings; (b) influence or attempt to influence the dividend policies and practices of First Citizens or Citizens Savings or any decisions or policies of First Citizens or Citizens Savings as to the offering or exchange of any securities; (c) seek to amend, or otherwise take action to change, the by-laws, articles of incorporation, or character of First Citizens or Citizens Savings; (d) exercise, or attempt to exercise, directly or indirectly, control or controlling influence over the management, policies or business operations of First Citizens or Citizens Savings; or (e) seek or accept any non-public information concerning First Citizens or Citizens Savings.
(2) Includes 24,578 shares of First Citizens Common Stock subject to outstanding options which are exercisable within 60 days of the First Citizens Record Date.

                                 LEGAL MATTERS

      The validity of the shares of Provident Common Stock which will be issued in the Merger will be passed upon for Provident by Muldoon, Murphy & Faucette, Washington, D.C. In addition, Muldoon, Murphy & Faucette, Washington, D.C., will pass upon the tax-free nature of the Merger for Provident and First Citizens.

                                    EXPERTS

      The consolidated financial statements of Provident and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in the 1996 Provident Form 10-K incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part in reliance upon the report of Coopers & Lybrand L.L.P., independent auditors, included in the 1996 Provident Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of First Citizens and its subsidiary as of December 31, 1996 and 1995 and for each of the years then ended, included in the 1996 First Citizens Form 10-K incorporated by reference into this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated on their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

      The consolidated statements of income, stockholders' equity, and cash flows of First Citizens and its subsidiary for the year ended December 31, 1994, included in the 1996 First Citizens Form 10-K incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which the Joint Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in the 1996 First Citizens Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

      Any proposal of a stockholder intended to be presented at the 1998 Annual Meeting of Provident must be received by Provident at 114 East Lexington Street, Baltimore, Maryland 21202 prior to November 17, 1997 to be eligible for inclusion in the proxy statement and form of proxy. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of Provident by Certified Mail-Return Receipt Requested.

      It is possible that First Citizens' next Annual Meeting of Stockholders will be held prior to consummation of the Merger. Any stockholder who wishes to submit a proposal for presentation to such annual meeting, and for inclusion, if appropriate, in First Citizens' proxy statement and the form of proxy relating to such annual meeting, must comply with the rules and regulations of the SEC then in effect and must submit such proposal to the Corporate Secretary of First Citizens. In the event that First Citizens' Annual Meeting of Stockholders is held on or before April 23, 1998, any stockholder proposal must have been received by First Citizens not later than November 24, 1997. In the event that First Citizens' Annual Meeting of Stockholders is held after May 23, 1998, any stockholder proposal must be received by First Citizens a reasonable time before the solicitation of proxies for such meeting.

                                                                         ANNEX A
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                        PROVIDENT BANKSHARES CORPORATION


                                      AND


                      FIRST CITIZENS FINANCIAL CORPORATION


                    AMENDED AND RESTATED AS OF JULY 14, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                                  THE MERGER

1.1.     The Merger..........................................................  2
1.2.     Effective Time......................................................  2
1.3.     Effects of the Merger...............................................  2
1.4.     Conversion of Company Common Stock..................................  2
1.5.     Stock Options.......................................................  4
1.6.     Buyer Common Stock..................................................  5
1.7.     Articles of Incorporation...........................................  6
1.8.     By-Laws.............................................................  6
1.9.     Directors and Officers..............................................  6
1.10.    Tax Consequences....................................................  6

                                   ARTICLE II
                               EXCHANGE OF SHARES

2.1.     Buyer to Make Shares Available......................................  7
2.2.     Exchange of Shares..................................................  7

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1.     Corporate Organization.............................................. 10
3.2.     Capitalization...................................................... 12
3.3.     Authority; No Violation............................................. 14
3.4.     Consents and Approvals.............................................. 16
3.5.     Regulatory Reports; Examinations.................................... 17
3.6.     Financial Statements................................................ 18
3.7.     Broker's Fees....................................................... 19
3.8.     Absence of Certain Changes or Events................................ 19
3.9.     Legal Proceedings................................................... 20
3.10.    Taxes............................................................... 21
3.11.    Employees........................................................... 23
3.12.    SEC Reports......................................................... 25
3.13.    Company Information................................................. 26
3.14.    Compliance with Applicable Law...................................... 26
3.15.    Certain Contracts................................................... 26
3.16.    Agreements with Regulatory Agencies................................. 28
3.17.    Investment Securities............................................... 28
3.18.    Takeover Provisions................................................. 28
3.19.    Environmental Matters............................................... 29
3.20.    Opinion............................................................. 30
3.21.    Loan Portfolio...................................................... 31
3.22.    Accounting for the Merger; Reorganization........................... 32
3.23.    Property............................................................ 32
3.24.    Approvals........................................................... 33

3.25.    Equity and Real Estate Investments.................................. 33

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.     Corporate Organization.............................................. 33
4.2.     Capitalization...................................................... 35
4.3.     Authority; No Violation............................................. 36
4.4.     Consents and Approvals.............................................. 38
4.5.     Financial Statements................................................ 39
4.6.     Broker's Fees....................................................... 40
4.7.     Absence of Certain Changes or Events................................ 40
4.8.     Legal Proceedings................................................... 41
4.9.     Compliance with Applicable Law...................................... 41
4.10.    SEC Reports......................................................... 42
4.11.    Buyer Information................................................... 42
4.12.    Ownership of Company Common Stock................................... 43
4.13.    Taxes............................................................... 43
4.14.    Employees........................................................... 44
4.15.    Agreements with Regulatory Agencies................................. 45
4.16.    Regulatory Reports; Examinations.................................... 45
4.17.    Environmental Matters............................................... 46
4.18.    Accounting for the Merger; Reorganization........................... 47
4.19.    Loan Portfolio...................................................... 47
4.20.    Opinion............................................................. 49
4.21.    Approvals........................................................... 49

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1.     Covenants of the Company............................................ 49
5.2.     Covenants of Buyer.................................................. 54

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

6.l.     Regulatory Matters.................................................. 56
6.2.     Access to Information............................................... 57
6.3.     Shareholder Meetings................................................ 59
6.4.     Legal Conditions to Merger.......................................... 59
6.5.     Affiliates; Publication of Combined Financial Results............... 60
6.6.     NASDAQ Approval..................................................... 60
6.7.     Employee Benefit Plans; Existing Agreements; Employment
         and Consulting Agreements........................................... 61
6.8.     Indemnification..................................................... 64
6.9.     Subsequent Interim Financial Statements............................. 67
6.10.    Additional Agreements............................................... 67
6.11.    Advice of Changes................................................... 68
6.12.    Current Information................................................. 68

6.13.    Directorships....................................................... 69
6.14.    Accountants' Letters................................................ 69
6.15.    Execution and Authorization of Bank Merger Agreement................ 70

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

7.1.     Conditions to Each Party's Obligation To Effect the Merger.......... 70
7.2.     Conditions to Obligations of Buyer.................................. 72
7.3.     Conditions to Obligations of the Company............................ 75

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

8.1.     Termination......................................................... 77
8.2.     Effect of Termination; Expenses..................................... 80
8.3.     Amendment........................................................... 80
8.4.     Extension; Waiver................................................... 81

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1.     Closing............................................................. 81
9.2.     Nonsurvival of Representations...................................... 82
9.3.     Expenses............................................................ 82
9.4.     Notices............................................................. 82
9.5.     Interpretation...................................................... 83
9.6.     Counterparts........................................................ 84
9.7.     Entire Agreement.................................................... 84
9.8.     Governing Law....................................................... 84
9.9.     Enforcement of Agreement............................................ 84
9.10.    Severability........................................................ 84
9.11.    Publicity........................................................... 85
9.12.    Assignment; No Third Party Beneficiaries............................ 85

EXHIBIT LIST

Exhibit 3.2 - Option Agreement

Exhibit 6.7(e)(i) - Employment Agreement

Exhibit 6.7(e)(ii) - Change in Control Agreement

Exhibit 6.7(e)(iii) - Consulting Agreement

Exhibit 6.15 - Bank Merger Agreement

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 10, 1997, as amended and restated as of July 14, 1997, by and between Provident Bankshares Corporation, a Maryland corporation ("Buyer"), and First Citizens Financial Corporation, a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Buyer ; and

         WHEREAS, as soon as practicable after the execution and delivery of this Agreement, it is contemplated that Provident Bank of Maryland, a Maryland-chartered commercial bank and a wholly owned subsidiary of Buyer ("Buyer Bank", and sometimes referred to herein as the "Surviving Bank"), and Citizens Savings Bank, F.S.B., a federally chartered savings bank and a wholly owned subsidiary of the Company (the "Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of the Bank with and into Buyer Bank, and it is intended that the Subsidiary Merger be consummated immediately following consummation of the Merger; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporate Law (the "MGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into the Buyer. The Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. The name of the surviving corporation shall continue to be Provident Bankshares Corporation. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

         1.2. Effective Time. The Merger shall become effective at the date and time set forth in the articles of merger (the "Articles of Merger") which shall be filed with the Department of Assessment and Taxation of the State of Maryland (the "Department") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

         1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

         1.4. Conversion of Company Common Stock.

                  (a) At the Effective Time, subject to Sections 2.2(e) and 8.1(g) hereof and the last sentence of this Section 1.4(a), each share of the common stock, par value $.01 per share, of the

Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held (1) in the Company's treasury or (2) directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined in Section 3.1(a)) which are not Trust Account Shares or DPC shares (as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for .73 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Buyer ("Buyer Common Stock") (together with the number of Buyer Rights (as defined in
Section 4.2 hereof) associated therewith). All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date hereof and the Effective Time, the shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, splitup, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be appropriately adjusted.

                  (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

         1.5. Stock Options. (a) At the Effective Time, each option granted by the Company (a "Company Option") to purchase shares of Company Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's Director's Stock Option Plan, the 1986 Stock Option Plan and the Employee Stock Option Plan (collectively, the "Company Option Plans")):

                  (1) The number of shares of Buyer Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                  (2) The exercise price per share of Buyer Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Buyer.

                  (b) Prior to the Effective Time, Buyer shall reserve for issuance, the number of shares of Buyer Common Stock necessary to satisfy Buyer's obligations under this Section 1.5. Within thirty days after the Effective Time, Buyer shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Buyer Common Stock subject to options to acquire Buyer Common Stock issued pursuant to Section 1.5(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

         1.6. Buyer Common Stock. Except for shares of Buyer Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Buyer as contemplated by Section 1.4 hereof, the shares of Buyer Common Stock outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

         1.7. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Buyer, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

         1.8. By-Laws. At the Effective Time, the By-Laws of the Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.9. Directors and Officers. Except as provided in Section 6.13 hereof, the directors and officers of the Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and ByLaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         1.10. Tax Consequences. It is intended that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                                   ARTICLE II
                               EXCHANGE OF SHARES

         2.1. Buyer to Make Shares Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent") selected by Buyer and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

         2.2. Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                  (b) No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon which theretofore had become payable with respect to the shares of Buyer Common Stock represented by such Certificate.

                  (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer
Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this
Article II.

                  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the average of the closing sales prices of Buyer Common Stock on the Nasdaq National Market ("NASDAQ") as reported by THE WALL STREET JOURNAL (or, if not reported thereby, another authoritative source) for the five consecutive trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

                  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of

Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows:

         3.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company is duly registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. The Certificate of Incorporation and Amended Bylaws of the Company, copies of which have previously been delivered to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer or the Company, as the case may be, any effect that (i) is material and adverse to the business, results of operations or financial condition of Buyer and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or the Buyer to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings and loan industries, (b) changes in generally accepted accounting principles or regulatory accounting principles that are generally applicable to the banking or savings and loan industries, (c) expenses incurred in connection with the transactions contemplated hereby and (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                  (b) The Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States. The Bank is the only Subsidiary of the Company that is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the SEC. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Bank. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The charter and bylaws of the Subsidiaries of the Company, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                  (c) The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1993 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         3.2. Capitalization. (a) The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 2,943,320 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options except for (i) 639,126 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and (ii) 291,388 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Buyer pursuant to the Stock Option Agreement, dated March 10, 1997, between Buyer and the Company (the "Option Agreement"), and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Disclosure Schedule which is being delivered to Buyer concurrently herewith (the "Company Disclosure Schedule"), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 3.2(a) of the Company Disclosure Schedule.

                  (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

         3.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) The Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Bank. Upon the due and valid approval of the Bank Merger Agreement by the Company as the sole stockholder of the Bank and by the Board of Directors of the Bank, no other corporate proceedings on the part of the Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Bank, will be duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by Buyer Bank) will constitute a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the Option Agreement by the Company or the Bank Merger Agreement by the Bank, nor the consummation by the Company or the Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Amended By-Laws of the Company or the charter, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in
Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company.

         3.4. Consents and Approvals. Except for (a) the filing of applications or notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such applications or notices, (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (c) the filing of applications or notices, as applicable, with the Office of Thrift Supervision (the "OTS") and the approval of such applications or notices, (d) the filing of applications or notices, as applicable, with the Commissioner of Financial Regulation of the State of Maryland (the "Commissioner") and approval of such applications or notices, (e) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of the Company's stockholders and Buyer's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (f) the approval of this Agreement by the requisite vote of the stockholders of the Company, (g) the filing of the Articles of Merger with the Department pursuant to the MGCL, (h) the filings required by the Bank Merger Agreement, (i) the approval of the Bank Merger

Agreement by the Company as the sole stockholder of the Bank, and (j) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Exchange Act (each a "Governmental Entity"), or with any third party are necessary on behalf of the Company in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Bank of the Bank Merger Agreement, and (4) the consummation by the Bank of the Subsidiary Merger.

         3.5. Regulatory Reports; Examinations. The Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1993. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

         3.6. Financial Statements. The Company has previously delivered to Buyer copies of (a) the consolidated statement of financial condition of the Company and its Subsidiaries as of December 31,

1995, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to the Company, (b) the consolidated statement of financial condition of the Company and its Subsidiaries as of December 31, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years 1993 and 1994, as reported in the 1995 10-K, accompanied by the audit report of KPMG Peat Marwick LLP, and (c) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of September 30, 1995 and September 30, 1996 and the related unaudited consolidated statements of income, cash flows and stockholders' equity for the nine month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC pursuant to the Exchange Act. The December 31, 1995 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         3.7. Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Option Agreement or the Bank Merger Agreement, except that the Company has engaged, and will pay a fee or commission to, Endicott Financial Advisors L.L.C. ("Endicott") in accordance with the terms of a letter agreement between the Company and Endicott, a true, complete and correct copy of which has previously been delivered by the Company to Buyer.

         3.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Company Disclosure Schedule, (i) since September 30, 1996, neither the Company nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) since September 30, 1996, no event has occurred which has caused or would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) for the period from September 30, 1996 to the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices (excluding the execution of this Agreement and related matters).

                  (b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since September 30, 1996, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 1996 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year end bonuses for fiscal 1996 as listed in Section 3.8 of the Company Disclosure Schedule, (ii) suffered any strike, work stoppage, slowdown or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         3.9. Legal Proceedings. (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or would be reasonably expected to have a Material Adverse Effect on the Company.

                  (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

         3.10. Taxes. (a) Except as set forth in Section 3.10 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as hereinafter defined). No deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due,
(ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither the Company nor any of its Subsidiaries has made any payment or will be obligated to make any payment in connection with this transaction (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

                  (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                  (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         3.11. Employees. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement (including, without limitation, each employment, severance and similar agreement) that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any director, employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

                  (b) The Company has heretofore delivered to Buyer true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

                  (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects including with respect to requirements of reporting and disclosure, in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter nor is the Company aware of any disqualifying defect which has been either voluntary corrected or corrected under an administrative program sponsored by the Internal Revenue Service, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary),
(v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code and the Company is not aware of any excise tax liability under Section 4972 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502 (i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

         3.12. SEC Reports. The Company has previously made available to Buyer an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since January 1, 1994, and no such Company Report (including exhibits and amendments thereto) or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it pursuant to the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         3.13. Company Information. The information relating to the Company and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement and the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         3.14. Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

         3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Buyer, the Company, the Bank, the Surviving Corporation, the Surviving Bank, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed with or incorporated by reference in the Company Reports, (iv) which is an agreement, not otherwise described by clauses (i) through (iii) hereof, involving the payment by the Company or any of its Subsidiaries of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business of the Company or any of its Subsidiaries, or (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (other than those plans, agreements or arrangements set forth in Section 3.11(a) of the Company Disclosure Schedule). Each contract, arrangement, plan, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract"). The Company has made available to Buyer true, complete and correct copies of each Company Contract and any amendments or modifications thereof.

                           (b) Except as set forth in Section 3.15(b) of the
Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect on the Company, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, individually or in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect on the Company and (iv) no other party to such Company Contract is, to the best knowledge of the Company, in default in any respect thereunder, except where such default, individually or in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect on the Company.

         3.16. Agreements with Regulatory Agencies. Except as set forth in
Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         3.17. Investment Securities. Section 3.17 of the Company Disclosure Schedule sets forth the book and market value as of December 31, 1996 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries.

         3.18. Takeover Provisions. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, the Bank Merger Agreement and the Option Agreement such that the provisions of Section 203 of the DGCL will not, assuming the accuracy of the representations contained in
Section 4.12 hereof, apply to this Agreement, the Bank Merger Agreement, the Option Agreement or any of the transactions contemplated hereby or thereby.

         3.19. Environmental Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule:

                  (a) To the best of the Company's knowledge, each of the Company, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials (collectively, "Hazardous Materials") in the environment or workplace ("Environmental Laws"), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) There is no suit, claim, action or proceeding, pending or, to the best of the Company's knowledge, threatened, before any Governmental Entity or other forum in which the

Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company;

                  (c) During the period and, to the best knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company; and

                  (d) The following definitions apply for purposes of this
Section 3.19: (x) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         3.20. Opinion. The Company has received a written opinion from Endicott to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

         3.21. Loan Portfolio. (a) Except as set forth in Section 3.21 of the Company Disclosure Schedule, as of February 28, 1997, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments and guarantees) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or, to the best of the Company's knowledge, greater than five percent stockholder of the Company or any of its Subsidiaries, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than Loans the unpaid principal balance of which does not exceed $150,000.
Section 3.21 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention" "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

                  (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Company.

         3.22. Accounting for the Merger; Reorganization. As of the date hereof, the Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

         3.23. Property. Except as set forth on Section 3.23 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title, and has provided the Buyer with evidence of same, as of the date hereof, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of the Company as of September 30, 1996 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or (iv) for dispositions and encumbrances of, or on, such properties or assets for adequate consideration in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property which, individually or in the aggregate, are material and are valid and enforceable in accordance with their respective terms, and the Company has provided to Buyer evidence of same as of the date hereof, and neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any other party thereto is in default in any material respect thereunder.

         3.24. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained.

         3.25. Equity and Real Estate Investments. Except as set forth in
Section 3.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any (i) equity investments other than investments in wholly owned Subsidiaries, or (ii) investments in real estate, other than assets classified as "other real estate owned", or real estate development projects.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company as follows:

         4.1. Corporate Organization. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. Buyer is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and Bylaws of Buyer, copies of which have previously been delivered to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                  (b) Buyer Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer Bank is the only Subsidiary of the Buyer that is a "significant subsidiary" as such term is defined in Regulation S-X promulgated by the SEC. The deposits of Buyer Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Buyer Bank. Each other Subsidiary of Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. The certificate of incorporation or bylaws of Buyer Bank and each other subsidiary of Buyer, copies of which have been previously delivered to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                  (c) The minute books of Buyer and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1993 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         4.2. Capitalization. (a) The authorized capital stock of Buyer consists of 30,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share ("Buyer Preferred Stock"), of which no shares have been designated as Class A Preferred Stock of Buyer (the "Class A Preferred Stock"). As of the date of this Agreement, there were 8,589,678 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding and 228,666 shares of Buyer Common Stock held in Buyer's treasury. As of the date of this Agreement, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except that 1,148,926 shares of Buyer Common Stock were reserved for issuance pursuant to the Buyer's dividend reinvestment plan, 1,430,953 shares of Buyer Common Stock were reserved for issuance pursuant to the Buyer's Amended and Restated Stock Option Plan (the "Buyer Stock Plan") and no shares of Class A Preferred Stock were reserved for issuance upon exercise of the rights (the "Buyer Rights") distributed to holders of Buyer Common Stock pursuant to the Stockholder Protection Rights Agreement, dated as of January 18, 1995, between Buyer and Buyer Bank, as Rights Agent (the "Buyer Rights Agreement"). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  (b) Section 4.2(b) of the Disclosure Schedule which is being delivered by Buyer to the Company herewith (the "Buyer Disclosure Schedule") sets forth a true and correct list of all of the Subsidiaries of Buyer as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Buyer Disclosure Schedule, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         4.3. Authority; No Violation. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has directed that this Agreement and the transactions contemplated hereby be submitted to Buyer's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Buyer's stockholders, no other corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Buyer Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Buyer Bank. Upon the due and valid approval of the Bank Merger Agreement by Buyer as the sole stockholder of Buyer Bank, and by the Board of Directors of Buyer Bank, no other corporate proceedings on the part of Buyer Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Buyer Bank, will be duly and validly executed and delivered by Buyer Bank and will (assuming due authorization, execution and delivery by the Bank) constitute a valid and binding obligation of Buyer Bank, enforceable against Buyer Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (c) Except as set forth in Section 4.3(c) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer or the Bank Merger Agreement by Buyer Bank, nor the consummation by Buyer or Buyer Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Buyer or Buyer Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Buyer or the articles of incorporation or by-laws or similar governing documents of any other Subsidiaries of Buyer or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Buyer.

         4.4. Consents and Approvals. Except for (a) the filing of applications or notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications or notices, (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (c) the filing of applications or notices, as applicable, with the OTS and approval of such applications or notices, (d) the filing of applications or notices, as applicable, with the Commissioner and approval of such applications and notices,
(e) the filing with the SEC of the Proxy Statement and with the SEC of the S-4,
(f) the approval of this Agreement by the requisite vote of the stockholders of Buyer, (g) the filing of an application with NASDAQ to list the Buyer Common Stock to be issued in the Merger on the NASDAQ and the approval of such application, (h) the filing of the Articles of Merger with the Department pursuant to the MGCL, (i) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (j) the filings required by the Bank Merger Agreement, (k) the approval of the Bank Merger Agreement by Buyer as the sole stockholder of Buyer Bank, and (l) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Buyer in connection with (1) the execution and delivery by Buyer of this Agreement, (2) the consummation by Buyer of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Buyer Bank of the Bank Merger Agreement, and (4) the consummation by Buyer Bank of the Subsidiary Merger.

         4.5. Financial Statements. Buyer has previously delivered to the Company copies of the consolidated statements of condition of Buyer and its Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Coopers & Lybrand L.L.P., independent public accountants with respect to Buyer. The December 31, 1996 consolidated statement of condition of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         4.6. Broker's Fees. Neither Buyer nor any Subsidiary of Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Option Agreement or the Bank Merger Agreement, except that Buyer has engaged and will pay a fee or commission to Keefe, Bruyette & Woods, Inc. ("KBW") in accordance with the terms of a letter agreement between Buyer and KBW, a true, complete and correct copy of which has previously been delivered by Buyer to the Company.

         4.7. Absence of Certain Changes or Events. Except as may be set forth in Section 4.7 of the Buyer Disclosure Schedule, since December 31, 1996, (i) neither Buyer nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and except in connection with acquisitions permitted by
Section 5.2(d) hereof, (ii) no event has occurred which has caused or would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect on Buyer and (iii) for the period from December 31, 1996 to the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices (excluding the execution of this Agreement and related matters).

         4.8. Legal Proceedings. (a) Except as set forth in Section 4.8 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Buyer's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have or would be reasonably expected to have a Material Adverse Effect on Buyer.

                  (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer.

         4.9. Compliance with Applicable Law. Buyer and each of its Subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Buyer, and neither Buyer nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

         4.10. SEC Reports. Buyer has previously made available to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its shareholders since January 1, 1994, and no such Buyer Report (including exhibits and amendments thereto) or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         4.11. Buyer Information. The information relating to Buyer and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         4.12. Ownership of Company Common Stock. Except for the shares covered by the Option Agreement and except as set forth in Section 4.12 of the Buyer Disclosure Schedule, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

         4.13. Taxes. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, each of Buyer and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Buyer (in accordance with GAAP) for all material Taxes. No deficiencies for any Taxes have been proposed, asserted, or assessed against or with respect to Buyer or any of its Subsidiaries. Except as set forth in
Section 4.13 of the Buyer Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Buyer or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Buyer and its Subsidiaries, the federal and state income Tax Returns of Buyer and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Buyer nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Buyer was the parent of the group filing such Tax Return, (v) neither Buyer nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a) (1) under the Code), (vi) neither Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither Buyer nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and
(viii) neither Buyer nor any of its Subsidiaries has made any payment or will be obligated to make any payment in connection with this transaction (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

         4.14. Employees. (a) Section 4.14(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement (including, without limitation, each employment, severance and similar agreement) that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Buyer Plans") by Buyer, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any director, employee or former employee of Buyer, any Subsidiary or any Buyer ERISA Affiliate.

                  (b) All of the Buyer Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and have been operated in material compliance with their terms; neither Buyer nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Buyer Plan which is likely to result in any material penalties or taxes to the Buyer and its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

         4.15. Agreements with Regulatory Agencies. Except as set forth in
Section 4.15 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Buyer Regulatory Agreement.

         4.16. Regulatory Reports; Examinations. Buyer and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Buyer and its Subsidiaries, and except as set forth in Section 4.16 of Buyer Disclosure Schedule, no

Governmental Entity has initiated any proceeding or, to the best knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 1993. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

         4.17. Environmental Matters. Except as set forth in Section 4.17 of the Buyer Disclosure Schedule:

                  (a) To the best of Buyer's knowledge, each of Buyer, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable Environmental Laws, except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Buyer;

                  (b) There is no suit, claim, action or proceeding, pending or, to the best of Buyer's knowledge, threatened, before any Governmental Entity or other forum in which Buyer any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to Hazardous Material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Effect on Buyer;

                  (c) During the period or, to the best knowledge of Buyer, prior to the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Buyer; and

                  (d) The following definitions apply for purposes of this
Section 4.17: (x) "Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Buyer or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         4.18. Accounting for the Merger; Reorganization. Assuming compliance by Buyer with Section 6.14 hereof, as of the date hereof, Buyer has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

         4.19. Loan Portfolio. (a) Except as set forth in Section 4.19 of the Buyer Disclosure Schedule, as of December 31, 1996 neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or
(ii) Loan as of the date of this Agreement with any director, executive officer or, to the best of Buyer's knowledge, greater than five percent stockholder of Buyer or any of its Subsidiaries, or to the best knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than Loans the unpaid principal balance of which does not exceed $150,000. Section
4.19 of the Buyer Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of Buyer or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e.,commercial, consumer, etc.), all of the other Loans of Buyer and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Buyer that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

         (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Buyer.

         4.20. Opinion. Buyer has received an opinion from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the aggregate consideration to be issued by Buyer pursuant to this Agreement is fair to Buyer and its stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

         4.21. Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Option Agreement or the Bank Merger Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact,
(y) keep available to itself and Buyer the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except to the extent that reasonable retention bonuses are paid to certain Company employees pursuant to Section 5.1(k), as set forth in Section 5.1(k) or Section 5.1 of the Company Disclosure Schedule, or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock;

                  (b) (i) split, combine or reclassify any shares of its capital stock or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company;

                  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Company Option Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

                  (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

                  (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations, or
(iii) provide third parties with any nonpublic information, relating to any such inquiry or proposal; PROVIDED, HOWEVER, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5.l(e). The Company will notify Buyer promptly if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement, the Option Agreement or the Bank Merger Agreement;

                  (f) make any capital expenditures other than expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000;

                  (g) enter into any new line of business;

                  (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement except, in every case, as may be required by applicable law provided, however, that nothing herein shall prevent the Company from taking any action required by the Option Agreement;

                  (j) change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                  (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except as set forth in Schedule 5.1(k) or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof

(including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) enter into or amend the terms of loans with any director, officer or employee on terms more preferable than those terms offered to non-affiliated parties; provided, however, that reasonable retention bonuses as contemplated by Section 5.1(k) of the Company Disclosure Schedule may be paid by the Company to selected employees and officers of the Company after consultation with the Buyer;

                  (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (n) file any application to relocate or terminate the operations of any banking office;

                  (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

                  (p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

                  (q) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of the Bank's deposits; or

                  (r) agree to do any of the foregoing.

         5.2. Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement or with the prior written consent of the Company, Buyer and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Without limiting the generality of the foregoing and except as set forth in Section 5.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of Buyer, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; PROVIDED, HOWEVER, that nothing contained herein shall prohibit Buyer from increasing the quarterly cash dividend on the Buyer Common Stock in an amount consistent with past practice;

                  (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law provided, however, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Option Agreement;

                  (c) amend its Articles of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Buyer Common Stock or the ability of Buyer to consummate the transactions contemplated hereby;

                  (d) make or undertake any acquisition of any company or business that could jeopardize the receipt of any Requisite Regulatory Approval (as defined in Section 7.1(c)) or materially delay the consummation of the Merger or the Subsidiary Merger; or

                  (e) agree to do any of the foregoing.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

         6.l. Regulatory Matters. (a) The parties shall cooperate with respect to the preparation of the Proxy Statement and the S-4 and shall promptly file such documents with the SEC. The Buyer shall use all reasonable efforts to have the S-4 declared effective by the SEC under the Securities Act as promptly as practicable after the filing thereof, and each of the Company and Buyer shall thereafter mail the Proxy Statement to each of its stockholders. Buyer shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

                  (b) The parties hereto shall cooperate with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger). The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement.

                  (d) Buyer and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.l(c)) will not be obtained or that the receipt of any such approval will be materially delayed.

         6.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Buyer will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 3, 1997, between Buyer and the Company (the "Confidentiality Agreement").

                  (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Buyer and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Buyer contained herein are true and correct and that the covenants of Buyer contained herein have been performed in all material respects. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company will hold all such information in confidence to the extent required by, and in accordance with, the provision of the Confidentiality Agreement.

                  (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

         6.3. Shareholder Meetings. The Company and Buyer each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company and Buyer each will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board, recommend to its respective shareholders approval of this Agreement and the transactions contemplated hereby. The Company and Buyer shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party's shareholders on the same day.

         6.4. Legal Conditions to Merger. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective

Subsidiaries in connection with the Merger or the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         6.5. Affiliates; Publication of Combined Financial Results. (a) Each of Buyer and the Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and in any event prior to the earlier of the date of the stockholders meeting called by the Company to approve this Agreement and the date of the stockholders meeting called by Buyer to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto (in the case of affiliates of Buyer) or 6.5(b) hereto (in the case of affiliates of the Company).

                  (b) Buyer shall use its best efforts to publish, not later than forty-five (45) days after the end of the month in which the Effective Time occurs, financial results covering at least thirty (30) days of post-Merger combined operations as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

         6.6. NASDAQ Approval. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for quotation on NASDAQ, subject to official notice of issuance, as of the Effective Time.

         6.7. Employee Benefit Plans; Existing Agreements; Employment and Consulting Agreements. (a) The parties agree that, except as otherwise provided in Section 6.7(b) below,

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

appropriate steps shall be taken to terminate all employee benefit plans of the Company as of the Effective Time or as promptly as practicable thereafter. Immediately following the termination of such plans, Buyer agrees that the officers and employees of the Company or the Bank (each a "Company Employee") who are employed by the Buyer or Buyer Bank immediately following the Effective Time shall be eligible to participate in Buyer's employee benefit plans, including welfare and fringe benefit plans, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of Buyer (it being understood that inclusion of Company Employees in Buyer's Plans may occur at different times with respect to different plans); PROVIDED, HOWEVER, that with respect to each Buyer Plan including, without limitation, severance benefits and vacation entitlement, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, (but not for accrual of pension benefits), service with the Company or the Bank shall be treated as service with the Buyer or Buyer Bank; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan or in the alternative, Buyer shall reimburse employees of the Company for amounts paid under Buyers Plans for purpose of applying deductibles, co-payments and out-of-pocket maximums.

                  (b) The parties further agree that Citizens Savings Bank, F.S.B. 401(k) Savings Plan (the "Savings Plan") will either be merged into the Employee Retirement Savings Plan of Provident Bank of Maryland (the "PB-Plan") effective as of a date following the Effective Time of the Merger selected by the Buyer or, if so elected by the Buyer, terminated immediately prior to, on, or after the Effective

Time of the Merger. The determination as to whether the Savings Plan shall be terminated or merged into the PB-Plan shall be made by the Buyer.

                  (c) Buyer agrees and acknowledges that, upon the Effective Time, a "change in control" shall have occurred for purposes of the Plans.

                  (d) Following the Effective Time, Buyer shall honor and shall cause the Surviving Corporation and the Surviving Bank to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including but not limited to severance benefit plans, as in effect prior to the execution of this Agreement and set forth in Section 6.7(d) of the Company Disclosure Schedule (or as amended to the extent permitted under Section 5.1(k) hereof) except as provided in Section 6.7(e). Buyer shall (i) pay, or cause to be paid, to Mr. Herbert W. Jorgensen, at the Effective Time, all amounts set forth under Section 8(a)(ii) of the Employment Agreement, dated November 22, 1995, between Mr. Jorgensen and the Company, (ii) provide to Mr. Jorgensen, commencing at the Effective Time and continuing for a period of three years, the benefits described under Section 7(a)(iii) of such Employment Agreement, (iii) pay, or cause to be paid, to Mr. Enos K. Fry, at the Effective Time, all amounts set forth under Section 9(a)(ii) of the Employment Agreement, dated January 1, 1995, between Mr. Fry and the Company and (iv) provide to Mr. Fry, commencing upon a termination of his employment with the Buyer prior to the third anniversary of the Effective Date, and continuing for the balance of the period from such termination through the third anniversary of the Effective Date, the benefits described under Section 8(a)(iii) of such Employment Agreement. Notwithstanding the foregoing, each of Messrs. Jorgensen, Fry and Delaney shall have the option, if he so elects prior to the date of the meeting of the Company's shareholders contemplated by Section 6.3 hereof, to receive the cash payments payable to him pursuant to this Section 6.7(d) (in the case of

Messrs. Jorgensen and Fry) and pursuant to Section 9(e)(1) of his employment agreement (in the case of Mr. Delaney) on a deferred basis over a period of time specified by the electing executive and through a grantor trust meeting the requirements of Section 670 of the Code pursuant to a trust agreement having terms reasonably acceptable to such electing executive. The provisions of this
Section 6.7(d) are intended to be for the benefit of, and shall be enforceable by, Messrs. Jorgensen, Fry and Delaney and each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her heirs and representatives. The method of calculating the cash payments owed under the employment or other agreements is set forth in Section 6.7(d) of the Company Disclosure Schedule.

                  (e) At the Effective Time, Buyer, the Surviving Bank and Mr. Enos K. Fry shall enter into an Employment Agreement and Buyer, the Surviving Bank and Mr. Fry shall enter into a Change in Control Agreement in the forms of
Exhibit 6.7(e)(i) and Exhibit 6.7(e)(ii), respectively, and Buyer and Mr. Jorgensen shall enter into a Consulting Agreement in the form of Exhibit 6.7(e)(iii). The provisions of this Section 6.7(e) are intended to be for the benefit of, and shall be enforceable by, each party to the foregoing agreements and his or her heirs and representatives.

                  (f) As of the Effective Time all plans and arrangements of the Company not otherwise addressed above, including any deferral fee or retirement plan for directors or any supplemental retirement plan shall be terminated to the extent the Buyer informs the Company that the Buyer shall not continue such plan or arrangement. The payments owed under such agreements is set forth in
Section 6.7(f) of the Company Disclosure Schedule; provided, however, that any such termination shall not affect an individual's right to any benefit accrued under such plan or arrangement as of the Effective Time.

                  (g) Any Company Employee whose employment with Buyer or Buyer Bank is terminated shall receive severance benefits consistent with Buyer's past practice determined on an individual basis plus any accrued but unused vacation time pursuant to Buyer's vacation plan or policy following the Effective Time.

                  (h) Cash bonuses in respect to calendar year 1997 will be paid to Company employees immediately following the Effective Time in an amount equal to the product of (A) the amount that would have been paid to such Company Employee under the Company's existing bonus plan in respect of calendar year 1997 assuming the Company had achieved its target level of performance thereunder and (B) a fraction the numerator of which is the number of days for which such Company Employee shall have been employed by the Company or the Bank prior to the Effective Time and the denominator of which is 365; PROVIDED, HOWEVER, that in calculating the amounts payable under such bonus plan, net income as defined in the bonus plan shall be calculated without regard to merger related costs and charges.

         6.8. Indemnification.   (a)  In the event of any threatened or actual
claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by Maryland law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; PROVIDED, HOWEVER, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 6.8 except to the extent such failure to notify materially prejudices Buyer. Buyer's obligations under this
Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                  (b) Buyer shall cause the Company to maintain the Company's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of three years following the Effective Time; PROVIDED, HOWEVER, that in no event shall Buyer be required to expend on an annual basis more than 150% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.8(b) Buyer shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

                  (c) In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

                  (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         6.9. Subsequent Interim Financial Statements. As soon as reasonably available, but in no event later than March 31, 1997, the Company will deliver to Buyer, its Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Buyer will deliver to the Company, and the Company will deliver to Buyer, their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

         6.10. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

         6.11. Advice of Changes. Buyer and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such

Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

         6.12. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Buyer and to report the general status of the ongoing operations of the Company and its Subsidiaries. Each of the parties will promptly notify the other of any material change in the normal course of business or in the operation of the properties of it or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it or any of its Subsidiaries, and will keep the other fully informed of such events.

         6.13. Directorships. (a) Buyer shall cause its Board of Directors to be expanded by two members and shall appoint Herbert W. Jorgensen and Enos K. Fry (such persons, and any substitute person as provided in the last sentence of this paragraph, the "Nominees") to fill the vacancies on Buyer's Board of Directors created by such increase as of the Effective Time. In the event any Nominee shall be nominated and elected to a class of directors of Buyer which provides for less than a two-year term following the Effective Time, Buyer shall include such person on the list of nominees for director presented by the Board of Directors of Buyer and for which said Board shall solicit proxies at the annual meeting of shareholders of Buyer following the Effective Time at which directors of Buyer are elected for such class. In the event that any Nominee is unable to serve as a director of Buyer as a result of illness, death, resignation or any other reason, such Nominee (or in the event of the death of nominee, the other Nominee) shall select a substitute nominee to serve as a member of the Board of Directors of Buyer, subject to the approval of Buyer, which shall not be unreasonably withheld and in accordance with the Buyer's Bylaws. The provisions of this
Section 6.13(a) are intended to be for the benefit of, and shall be enforceable by, each Nominee.

                  (b) Following the Effective Time, Buyer shall establish an advisory board with respect to its Montgomery County operations, which shall meet at such times and at such places as Buyer shall determine. Each advisory board member shall receive annual retainer and meeting fees as determined by the Board of Directors of Buyer. Buyer's obligations under this Section 6.13(b) shall continue for a period of three years following the Effective Time. Herbert
W. Jorgensen shall serve as the chairman of such advisory board.

         6.14. Accountants' Letters. Each of Buyer and the Company shall use its commercially reasonable efforts to cause to be delivered to the other party a letter of its respective independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

         6.15. Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) Buyer shall (i) cause the Board of Directors of Buyer Bank to approve the Bank Merger Agreement,
(ii) cause Buyer Bank to execute and deliver the Bank

Merger Agreement, and (iii) approve the Bank Agreement as the sole shareholder of Buyer Bank, and (b) the Company shall (i) cause the Board of Directors of the Bank to approve the Bank Merger Agreement, (ii) cause the Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Bank. The Bank Merger Agreement shall be in the form attached hereto as Exhibit 6.15.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Buyer Common Stock entitled to vote thereon.

                  (b) NASDAQ Approval. The shares of Buyer Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for quotation on NASDAQ, subject to official notice of issuance.

                  (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (d) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) No Injunctions or Restraints; No Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Subsidiary Merger or any of the other transactions contemplated by this Agreement, the Bank Merger Agreement and the Option Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

         7.2. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole as represented herein. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or the Surviving Bank pursuant to the Merger or the Subsidiary Merger, as the case may be, to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Buyer (after giving effect to the transactions contemplated hereby).

                  (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (e) Federal Tax Opinion. Buyer shall have received an opinion of Muldoon, Murphy & Faucette, counsel to Buyer ("Buyer's Counsel"), in form and substance reasonably satisfactory to Buyer, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                           (i) No gain or loss will be recognized by the Buyer or the Company as a result of the Merger, except to the extent the Company or the Bank may be required to recognize any income due to the recapture of bad debt reserves.

                           (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock);

                           (iii) The aggregate tax basis of the Buyer Common Stock received by shareholders who exchange all of their Company Common Stock solely for Buyer Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractual share interest for which cash is received).

         In rendering such opinion, the Buyer's Counsel may require and rely upon representations and covenants contained in certificates of officers of Buyer, the Company and others.

                  (f) Pooling of Interests. Buyer shall have received a letter from Coopers & Lybrand L.L.P., addressed to Buyer, dated as of the Effective Time, to the effect that, based on a review of this Agreement and related agreements (including without limitation the agreements referred to in Section
6.5 hereof) and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under GAAP.

                  (g) Proof of Title. The evidence of good and marketable title or the evidence of valid and enforceable leases for the Company's branch offices, as referred to in Section 3.23 of this Agreement, shall have been delivered to the Buyer in a form reasonably satisfactory to the Buyer, except where the Company's failure to establish either good and marketable title or valid and enforceable leases would not have a Material Adverse Effect on the Company.

         7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, financial condition or results of operations of Buyer and its Subsidiaries taken as a whole as represented herein. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

                  (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

                  (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Buyer (after giving effect to the transactions contemplated hereby).

                  (d) No Pending Governmental Actions. No Pending proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (e) Federal Tax Opinion. The Company shall have received an opinion of the Buyer's Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Effective Date, substantially to the effect set forth in Section 7.2(e) herein.

                  (f) Pooling of Interests. Buyer shall have received a letter from Coopers & Lybrand L.L.P, addressed to Buyer, dated as of the Effective Time, to the effect that, based on a review of this Agreement and related agreements (including without limitation the agreements referred to in Section
6.5 hereof) and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under GAAP.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

         8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Buyer:

                  (a) by mutual consent of the Company and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either Buyer or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, PROVIDED, HOWEVER, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                  (c) by either Buyer or the Company if the Merger shall not have been consummated on or before December 31, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (d) by either Buyer or the Company (provided that the terminating party shall not be in material breach of any of its obligations under Section 6.3 and any related obligations hereunder) if any approval of the stockholders of either of the Company or Buyer required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                  (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; PROVIDED, HOWEVER, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.l(e) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by Buyer);

                  (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto;

                  (g) by the Company, by action of its Board of Directors by giving written notice of such election to Buyer within two business days after the Valuation Period (as defined below) in the event the Average Closing Price (as defined below), is less than $35.625 per share; PROVIDED, HOWEVER, that no right of termination shall arise under this Section 8.1(g) if Buyer elects within five business days of receipt of such written notice to notify the Company in writing that it has increased the Exchange Ratio such that the value of the product of such increased Exchange Ratio and the Average Closing Price is not less than $26.006 per share. As used herein, the term "Average Closing Price" means the average closing sales price per share of Buyer Common Stock on NASDAQ (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source), for the 10 consecutive trading days (the "Valuation Period") ending on the date on which the last approval of all the regulatory approvals required to consummate the transactions is obtained, without regard to any requisite waiting period in respect thereof;

                  (h) by Buyer, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer; or

                  (i) by the Company, if the Board of Directors of Buyer does not publicly recommend in the Proxy Statement that Buyer's shareholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of Buyer shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the Company.

         8.2. Effect of Termination; Expenses. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of each of Sections 6.2(a) and 6.2(b), and Sections 8.2 and 9.3, shall survive any termination of this Agreement, (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement and (iii) in the event that both an Initial Triggering Event and a Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event (as such terms are defined in the Option Agreement), then, in lieu of any other amounts payable by the Company hereunder, but in addition to the Company's obligations under the Option Agreement, the Company shall pay to Buyer a Termination Fee of $1,700,000.

         8.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Buyer; PROVIDED, HOWEVER, that after any approval of this Agreement by Buyer's or the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1. Closing. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Sections 7.1(a) and 7.1(c) hereof (the "Closing Date"), at the offices of Buyer's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

         9.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         9.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Proxy Statement to the shareholders of the Company and Buyer shall be borne equally by Buyer and the Company, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated hereby, shall be borne equally by Buyer and the Company, PROVIDED FURTHER, HOWEVER, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

         9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Buyer, to:

                                        Provident Bankshares Corporation
                                        114 East Lexington Street
                                        Baltimore, Maryland  21202
                                        Attn:    Robert L. Davis
                                                 General Counsel and Secretary

                           with a copy to:

                                        Muldoon, Murphy & Faucette
                                        501 Wisconsin Avenue, NW, Suite 508
                                        Washington, D.C. 20016
                                        Attn:    Mary M. Sjoquist, Esq.

                  (b)      if to the Company, to:

                                        First Citizens Financial Corp.
                                        22 First Field Road
                                        Gaithersburg, Maryland  20878
                                        Attn:    Enos K. Fry
                                                 Vice Chairman of the Board and
                                                 President
                           with a copy to:

                                        Skadden, Arps, Slate, Meagher & Flom LLP
                                        919 Third Avenue
                                        New York, New York  10022
                                        Attn:    William S. Rubenstein, Esq.


         9.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 10, 1997.

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


         9.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Bank Merger Agreement, the Option Agreement and the Confidentiality Agreement.

         9.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

         9.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.2(a) and the last sentence of Section 6.2(b) of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of
Section 6.2(a) and of the last sentence of Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.11. Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         9.12. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                      PROVIDENT BANKSHARES CORPORATION

                                      By: /s/ Carl W. Stearn
                                         --------------------------------------
                                               Name:  Carl W. Stearn
                                               Title: Chairman of the Board and
                                                      Chief Executive Officer
Attest:

/s/ Robert L. Davis
-----------------------------
Name:  Robert L. Davis
Title: General Counsel

                                      FIRST CITIZENS FINANCIAL CORP.

                                      By: /s/ Enos K. Fry
                                         ---------------------------------------
                                               Name:  Enos K. Fry
                                               Title: Vice Chairman of the Board
                                                      and President

Attest:

/s/ Barbara Guy
-----------------------------
Name:  Barbara Guy
Title: Corporate Secretary

                                                                  Exhibit 6.5(a)
                                                                  --------------


                                                ____ __, 1997



[Company]

Gentlemen:

                  I have been advised that I might be considered to be an "affiliate" of __________________, a Maryland Corporation (the "Buyer"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and for purposes of generally accepted accounting principles ("GAAP") as such term relates to pooling of interests accounting treatment for certain business combinations under GAAP and the interpretations of the SEC or its staff, including, without limitation, Section 201.01 of the SEC's Codification of Financial Reporting Policies ("Section 201.01") and the SEC's Staff Accounting Bulletin No. 65.

                  Buyer and ________________________, a Delaware corporation (the "Company") have entered into an Agreement and Plan of Merger, dated as of March __, 1997 (the "Merger Agreement"), pursuant to which, among other things, the Company will merge with and into the Buyer (the "Merger").

     A. I represent and warrant to, and agree with, the Company as follows:

         1. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the Common Stock, par value $1.00 per share, of Buyer ("Buyer Common Stock") and any other capital stock of Buyer, and Company Common Stock and any other capital stock of the

[Company]
____ __, 1997
Page 2




Company, to the extent I felt necessary, with my counsel or counsel for the Buyer.

         2. Notwithstanding the foregoing and any other agreements on my part in connection with the Buyer Common Stock and any other capital stock of Buyer Common Stock and any other capital stock of the Buyer and Company, I hereby agree that, without the consent of Company, I will not sell or otherwise reduce my risk relative to any shares of Company Common Stock, Buyer Common Stock or any other capital stock of the Company or Buyer during the period beginning thirty days prior to the effective date of the Merger and continuing until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger.

[Company]
________ __, 1997
Page 3


         3. Stop transfer instructions will be given to the transfer agents of Buyer with respect to the shares of Buyer Common Stock and and any other capital stock of Buyer and of the Company, with respect to the shares of Company Common Stock and any other shares of Capital Stock in the Company, in connection with the restrictions set forth herein.

[Company]
________ __, 1997
Page 4




         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect when financial results covering at least thirty days of combined operations following the effective date of the Merger have been published within the meaning of Section 201.01, provided, however, that this paragraph shall not prevent me from selling, transferring or disposing (in each case, with prior approval of Buyer) of such number of shares of Buyer Common Stock or Company Common Stock as will not, in the reasonable judgment of the accountants of Buyer, interfere with or prevent the Merger from being accounted for as a "pooling of interests", taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of Buyer and all other affiliates of the Company.

[Company]
________ __, 1997
Page 5



         Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Buyer as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

         This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                Very truly yours,


                                --------------------------------





Accepted this __ day
of ________ __, 1997

[Parent]


By
  ------------------------------
 Name:
 Title:

                                                                  Exhibit 6.5(b)
                                                                  --------------


                                                    ________ __, 1997


[Buyer]

Gentlemen:

                  I have been advised that I might be considered to be an "affiliate" of __________________, a Delaware corporation (the "Company"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and for purposes of generally accepted accounting principles ("GAAP") as such term relates to pooling of interests accounting treatment for certain business combinations under GAAP and the interpretations of the SEC or its staff, including, without limitation, Section 201.01 of the SEC's Codifica-tion of Financial Reporting Policies ("Section 201.01") and the SEC's Staff Accounting Bulletin No. 65.

         ________________________, a Maryland corporation ("Buyer"), and the Company have entered into an Agreement and Plan of Merger, dated as of __________ __, 1997 (the "Merger Agreement"), pursuant to which, among other things, the Company will merge with and into Buyer (the "Merger"). Upon consummation of the Merger, I will be entitled to receive shares of common stock, par value $1.00 per share, of Buyer ("Buyer Common Stock") in exchange for my shares of common stock, par value $.01 per share, of the Company ("Company Common Stock"). This agreement is hereinafter referred to as the "Letter Agreement."

     A. I represent and warrant to, and agree with, Buyer as follows:

         1. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Buyer Common Stock and any other capital stock of Buyer, and Company Common Stock and any other capital stock of the Company, to the extent I felt necessary, with my counsel or counsel for the Company.

[Parent]
___________, __ 1997
Page 2




         2. I shall not make any offer, sale, pledge, transfer or other disposition in violation of the Act or the rules and regulations of the SEC thereunder of the shares of Buyer Common Stock I receive pursuant to the Merger.

         3. Notwithstanding the foregoing and any other agreements on my part in connection with the Buyer Common Stock and any other capital stock of Buyer and Company Common Stock and any other capital stock of the Company, I hereby agree that, without the consent of Buyer, I will not sell or otherwise reduce my risk relative to any shares of Company Common Stock, Buyer Common Stock or any other capital stock of the Company or Buyer during the period beginning thirty days prior to the effective date of the Merger and continuing until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger within the meaning of Section 201.01, provided, however, that this paragraph shall not prevent me from selling, transferring or disposing (in each case, with prior approval of Buyer) of such number of shares of Buyer Common Stock or Company Common Stock as will not, in the reasonable judgment of the accountants to Buyer, interfere with or prevent the Merger from being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of Buyer and all other affiliates of the Company.

     B. I understand and agree that:

         1. I have been advised that any issuance of shares of Buyer
Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an "affiliate" of the Company at the time the Merger will be submitted for a vote of the stockholders of the Company and my disposition of such shares has not been registered under the Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a

[Parent]
___________, __ 1997
Page 3




prospectus under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act (and I agree to provide those representations as Buyer may request in order to determine such conformity) or
(iii) in an opinion of counsel, in form and substance reasonably satisfactory to Buyer, some other exemption from registration is available with respect to any such proposed disposition of such shares.

         2. Stop transfer instructions will be given to the transfer agents of the Company with respect to the shares of Company Common Stock and with respect to the shares of Buyer Common Stock and any other capital stock of the Company and Buyer in connection with the restrictions set forth herein, and there will be placed on the certificate representing shares of Buyer Common Stock I receive pursuant to the Merger, or any certificates delivered in substitution therefor, a legend stating in substance:

     The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement between the registered holder hereof and _____________, a copy of which agreement is on file at the principal offices of __________. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by ___________ of a written request.

         3. Unless a transfer of my shares of Buyer Common Stock is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to any effective registration statement under the Act, Buyer reserves the right to put an appropriate legend on the certificates issued to my transferee.

         4. I understand that Buyer is under no obligation to register the Buyer Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any

[Parent]
___________, __ 1997
Page 4




other action necessary in order to make compliance with an exemption from registration available.

         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in Paragraph B.2. above shall be lifted forthwith upon the later of (i) such time as financial results covering at least thirty days of combined operations following the effective date of the Merger have been published within the meaning of Section 201.01 and (ii) delivery by the undersigned to Buyer of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Buyer, or other evidence reasonably satisfactory to Buyer, to the effect that a transfer of my shares of Buyer Common Stock will not violate the Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph B.2. above shall be removed forthwith from the certificate or certificates representing my shares of Buyer Common Stock if I shall have delivered to Buyer a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Buyer, or other evidence satisfactory to Buyer that a transfer of my shares of Buyer Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Act.

         5. I recognize and agree that the foregoing provisions also apply to
(i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

[Parent]
___________, __ 1997
Page 5




         6. I further recognize that in the event I become a director or officer of Buyer upon consummation of the Merger, any purchase or sale of the capital stock of Buyer by me may be subject to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         7. Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

         This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                Very truly yours,


                                --------------------------------



Accepted this __ day
of __________, 1997

[Buyer]


By
  ------------------------------
 Name:
 Title:

                                                                    Exhibit 6.15
                                                                    ------------



                    SUBSIDIARY AGREEMENT AND PLAN OF MERGER


                  SUBSIDIARY AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of ________________ __, 1997, between [_________________________] (the
"Bank"), a savings bank organized under the laws of the United States of America and a wholly owned subsidiary of [_________________________], a Delaware corporation (the "Company"), and [_________________________] ("Parent Bank"), a
commercial bank organized under the laws of the State of Maryland and a direct wholly owned subsidiary of [_________________________], a Maryland corporation ("Parent"). The principal banking office of the Bank is located at ____________, ______________. The principal banking office of Parent Bank is located at

-------------------, -------------.

         WHEREAS, the Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of ________________ __, 1997 (the "Parent Merger Agreement"), by and between the Company and Parent, pursuant to which, among other things, the Company will merge with and into Parent (the "Parent Merger"); and

         WHEREAS, not less than (a) two-thirds of the entire Board of Directors of the Bank and (b) a majority of the entire Board of Directors of Parent Bank have approved, and deem it advisable to consummate, the merger between the Bank and Parent Bank (the "Subsidiary Merger") provided for herein, in accordance with the provisions of 12 C.F.R. Section 552.13 and Md. Code Ann., Fin. Inst.
Section 3-703;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Parent Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

         1.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, the Subsidiary Merger shall become effective in accordance with the terms of the Certificate of Merger (the "Certificate of Merger") to be issued by the Commissioner of Financial Regulation of the State of Maryland (the "Commissioner"). The term "Subsidiary Merger Effective Time" shall mean the date and time when the Subsidiary Merger becomes effective, as specified on the Certificate of Merger, which shall be immediately following the effective time of the Parent Merger.

         1.2 Closing. Notwithstanding anything to the contrary contained in the Parent Merger Agreement, the closing of the Subsidiary Merger will take place immediately following the Parent Merger on the date and at the location specified in the Parent Merger Agreement or at such other time, date or place as may be agreed to by the parties hereto (the "Subsidiary Merger Closing Date").

         1.3 Effects of the Merger. (a) At the Subsidiary Merger Effective Time,
(i) the separate existence of the Bank, shall cease and the Bank shall be merged with and into Parent Bank (Parent Bank is sometimes referred to herein as the "Surviving Bank") and the Bank's Charter shall be deemed cancelled as of the Subsidiary Merger Effective Time and shall be surrendered to the Office of Thrift Supervision (the "OTS") as soon as practicable thereafter, (ii) the Charter of Parent Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be "Provident Bank of Maryland," (iv) the By-laws of Parent Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the By-laws of the Surviving Bank, (v) the main office and other offices of the Bank established and authorized immediately prior to the Subsidiary Merger Effective Time shall become established and authorized offices of the Surviving Bank and
(vi) except as set forth in Section 1.6, the directors and executive officers of Parent Bank immediately prior to the Subsidiary Merger Effective Time shall be the directors and executive officers of the Surviving Bank, each to hold office in accordance with the Charter and By-laws of the Surviving Bank until their respective successor are duly elected or appointed and qualified.

           (b) At and after the Subsidiary Merger Effective Time, the Subsidiary Merger shall have all the effects set forth in Md. Code Ann., Fin. Inst. Section 3-712.

         1.4 Headquarters. The principal banking office of the Surviving Bank shall be at [_________________________], and the other offices of the Surviving Bank shall be located as listed in Appendix 1.4 hereto.

         1.5 Savings Accounts. After the Subsidiary Merger Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Subsidiary Merger Effective Time.

         1.6 Board of Directors. At the Subsidiary Merger Effective Time, the Board of Directors of Parent Bank shall be expanded by two members and Herbert
W. Jorgensen and Enos K. Fry shall be appointed to such Board of Directors in accordance with the terms of the Employment Agreement to be entered into as of the Effective Time among Buyer, Buyer Bank and Mr. Fry and the Consulting Agreement to be entered into at the Effective Time between Buyer and Mr. Jorgensen, respectively.

                                   ARTICLE II
                     CAPITAL STOCK OF THE CONSTITUENT BANKS
                             AND THE SURVIVING BANK

         2.1 Bank Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of common stock, $[____] par value per share, of the Bank (the "Bank Common Stock"), all shares of Bank Common Stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         2.2 Parent Bank Common Stock. The shares of common stock, $[_____] par value per share, of Parent Bank issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

         2.3 Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be

____ shares of common stock, par value ___ per share, and ___ shares of preferred stock, par value ___ per share.

                                  ARTICLE III
                                   COVENANTS

         3.1 Covenants of Parent Bank and the Bank. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Parent and the Company in the Parent Merger Agreement that pertain or are applicable to the Bank and Parent Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

         3.2 Liquidation Account. For the purposes of granting a limited priority claim to the assets of the Surviving Bank in the unlikely event (and only upon such event) of a complete liquidation of the Surviving Bank to persons who continue to maintain savings accounts with the Surviving Bank after the Subsidiary Merger and who, immediately prior to the Subsidiary Merger, had a subaccount balance as defined in 12 C.F.R. Section 563b.3(f)(4) with respect to the liquidation account of the Bank, the Surviving Bank shall, at the time of the Subsidiary Merger, establish a liquidation account in an amount equal to the liquidation account of the Bank immediately prior to the Subsidiary Merger, which liquidation account shall participate PARI PASSU with Parent Bank's existing liquidation account. If the balance in any savings account to which a subaccount balance relates at the close of business on the last day of any fiscal year of the Surviving Bank after consummation of the Subsidiary Merger is less than the balance in such savings account at the close of business on the last day of any other fiscal year of the Surviving Bank after consummation of the Subsidiary Merger, such subaccount balance shall be reduced in an amount proportionate to the reduction in such savings account balance. No subaccount balance shall be increased, notwithstanding any increase in the balance of the related savings account. If such related savings account is closed, such subaccount shall be reduced to zero upon such closing; PROVIDED, HOWEVER, that the subaccount balance shall be maintained for as long as the account holder maintains an account with the Surviving Bank under the same social security number. In the event of a complete liquidation of the Surviving Bank, and only in such event, the amount distributable to each accountholder will be determined in accordance with the rules and regulations pertaining to conversions by a thrift from mutual to stock form of organization set forth in 12 C.F.R. Section 563.3(f) on the basis of such accountholder's subaccount balance with the Surviving Bank at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not the Surviving Bank is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

         4.1 Conditions to Each Party's Obligation to Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction prior to the Subsidiary Merger Closing Date of the following conditions:

           (a) Consummation of Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

           (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

           (c) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of Parent Bank and the Bank in accordance with the provisions of 12 C.F.R. Section 552.13(h) and Md. Code Ann., Fin. Inst. ss. 3-703, respectively.

           (d) Other Approvals and Notifications. All requisite regulatory approvals and notifications relating to the Subsidiary Merger, including without limitation (i) notification to the OTS as required by 12 U.S.C. Sections 552.13 and 563.22, (ii) approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1843(i)), (iii) approval of the Federal Deposit Insurance Corporation under the Bank Merger Act (12 U.S.C. Section 1828(c)(2)) and (iv) approval of the Commissioner under Md. Code Ann., Fin. Inst. Section 3-709, shall have been filed and/or obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired. In addition, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Subsidiary Merger shall have been filed and/or obtained and shall continue to be in full force and effect.

                                   ARTICLE V
                           TERMINATION AND AMENDMENT

         5.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of the Bank or Parent Bank upon any termination of the Parent Merger Agreement. This Agreement may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Bank and Parent Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

         5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Bank, Parent Bank or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

         5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE VI
                               GENERAL PROVISIONS

         6.1 Definitions. All capitalized terms which are used but not defined herein shall have the meanings set forth in the Parent Merger Agreement.

         6.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Subsidiary Merger Effective Time, except to the extent set forth herein or in the Parent Merger Agreement.

         6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Parent Bank or the Bank, respectively, at the addresses for notices to the Company or Parent, respectively, as set forth in the Parent Merger Agreement, with copies to the persons referred to therein.

         6.4 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         6.5 Entire Agreement. Except as otherwise set forth in this Agreement or the Parent Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the

State of Maryland without regard to any applicable conflicts of law.

         6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the date first above written.


                           [THE BANK]


                           By:________________________
                              Name:
                              Title:


ATTEST

-------------------------
Name:
Title:

                           [PARENT BANK]



                           By:________________________
                              Name:
                              Title:




ATTEST

-------------------------
Name:
Title:

                                  APPENDIX 1.4


                               Branch Offices of
                               The Surviving Bank


Branch Name and Address                        Branch Name and Address
-----------------------                        -----------------------

                                                                         ANNEX B


                        THE TRANSFER OF THIS AGREEMENT IS
                     SUBJECT TO CERTAIN PROVISIONS CONTAINED
               HEREIN AND MAY BE SUBJECT TO TRANSFER RESTRICTIONS
                        UNDER THE FEDERAL SECURITIES LAWS


                             STOCK OPTION AGREEMENT

                  STOCK OPTION AGREEMENT, dated as of March 10, 1997 (the "Agreement"), by and between First Citizens Financial Corporation, a Delaware corporation ("Issuer"), and Provident Bankshares Corporation, a Maryland corporation ("Grantee").

                  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of Issuer with Grantee; and

                  WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

                  1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 291,388 shares (subject to adjustment as set forth herein) (the "Option Shares") of common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") at a purchase price (subject to adjustment as set forth herein) of $23.00 per Option Share (the "Purchase Price"), provided that in no event shall the number of Option Shares for which the Option is exercisable exceed 9.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

                  3. Exercise of Option. (a) Provided that (i) Grantee is not in material breach of the agreements or covenants contained in the Merger Agreement and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); PROVIDED, HOWEVER, that Grantee shall have sent the written notice of such exercise (as provided in subsection (d) of this Section 3) within 90 days following such Subsequent Triggering Event; and PROVIDED FURTHER, HOWEVER, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and PROVIDED FURTHER, HOWEVER, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an Exercise Termination Event: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event; PROVIDED, HOWEVER, that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 15 months after such termination of the Merger Agreement. The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The rights set forth in
Section 8 hereof shall terminate at the time set forth in Section 8.

                           (b) The term "Initial Triggering Event" shall mean
any of the following events or transactions occurring after the date hereof:

                           (i) Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than Grantee or any of its Subsidiaries) or Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in, an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (x) a purchase, lease or other acquisition of all or a substantial portion of the consolidated assets of Issuer and its Subsidiaries, or (y) a purchase or other acquisition (including by way of merger, consolidation, Tender Offer or Exchange Offer (as such terms are hereinafter defined), share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any of its Subsidiaries;

                           (ii) Any person other than Grantee or any Subsidiary of Grantee shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the Securities and Exchange Commission (the "SEC")), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

                           (iii)(A) the holders of Issuer Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

                           (iv) Issuer shall have breached any covenant or obligation or shall have willfully breached any representation or warranty contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement in accordance with the terms thereof (without regard to any cure periods provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing the consummation of the Merger in accordance with the terms of the Merger Agreement) after (A) a bona fide proposal is made by any person other than Grantee or any Subsidiary of Grantee to Issuer or its stockholders to engage in an Acquisition Transaction, (B) any person other than Grantee or any Subsidiary of Grantee states its intention to

         Issuer or its stockholders to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates, or (C) any person other than Grantee or any Subsidiary of Grantee shall have filed an application or notice, whether in draft or final form, with any Governmental Entity to engage in an Acquisition Transaction.

                           (c) The term "Subsequent Triggering Event" shall mean
either of the following events or transactions occurring after the date hereof:

                           (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or

                           (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 3, except that the percentage referred to in clause (y) shall be 20%.

As used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                           (d)      In the event Grantee is entitled to
under the terms of this Agreement and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall cooperate in good faith with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which, as the case may be (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period shall have passed.

                  4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

                           (b)   At each Closing, simultaneously with the
delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

                           (c)      In addition to any other legend that
is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS
         CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS
         ARISING UNDER THE FEDERAL SECURITIES LAWS AND
         PURSUANT TO THE TERMS OF A STOCK OPTION
         AGREEMENT DATED AS OF MARCH 10, 1997. A COPY OF
         SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER

         HEREOF WITHOUT  CHARGE UPON RECEIPT BY THE ISSUER
         OF A WRITTEN  REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of outside counsel reasonably satisfactory to Issuer in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act").

                  5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                           (a)      Due Authorization.  Issuer has full
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

                           (b)      No Violation.  Neither the execution
and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation (the "Organization Certificate") or Amended ByLaws of Issuer or the certificates of incorporation, by-laws or similar governing documents of any of its Subsidiaries or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of Option Shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

                           (c)      Authorized Stock.  Issuer has taken
all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever (except any such lien or encumbrance created by Grantee), including any preemptive rights of any stockholder of Issuer.

                  6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                           (a)      Due Authorization.  Grantee has corporate
power and authority to enter into this Agreement and, subject to any required regulatory approvals or consents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                           (b)      Purchase Not for Distribution.  This Option
is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                  7. Adjustment upon Changes in Capitalization, etc. (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

                           (b) In the  event that Issuer shall  enter into an
agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common

Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of any of (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation or (III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

                           (c)  The Substitute Option shall have the same terms
as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                           (d)  The Substitute Option shall be exercisable for
such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

                           (e)      The following terms have the meanings
indicated:

         (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
(ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Issuer's assets (or the assets of its Subsidiaries).

         (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

         (III) "Assigned Value" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Common Stock quoted on National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ") (or if Issuer Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement referred to in Section 7(c) hereof; PROVIDED, HOWEVER, that in the event of a sale of all or substantially all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee or by a Grantee Majority (as defined below), divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee (or a majority of interest of the Grantees if there shall be more than one Grantee (a "Grantee Majori-ty")) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

                           (f)      In no event, pursuant to any of the
foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

                           (g)      Issuer shall not enter into any
transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock may be restricted securities, as defined in Rule 144 under the

Securities Act) than other shares of common stock issued by the Substitute Option Issuer).

                           (h)      The provisions of Sections 8, 9 and 10 shall
apply to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

                  8. Repurchase at the Option of Grantee. (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (I) the Option and
(II) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                           (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                           (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                           (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exer-cised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

                           (b)      If Grantee exercises its rights under this
Section 8, Issuer shall, within 10 business days after the Request Date, pay the
Section 8 Repurchase Consideration to Grantee in immediately available funds by wire transfer to a bank account designated by Grantee, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8 or to require that Issuer (a) deliver from time to time that portion of the
Section 8 Repurchase Consideration that it is not then so prohibited from paying and (b) promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option and/or Option Shares it is then prohibited from repurchasing, and Grantee shall have the right
(x) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) hereof or (y) to revoke its request for repurchase with respect to any Option Shares in respect of which such payment has been made and exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date. Notwithstanding anything herein to the contrary, (i) all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) hereof, unless this Option shall have been exercised in whole or part prior to the date of termination and (ii) if this Option shall have been exercised in whole or in part prior to the date of termination described in clause (i) above, then Grantee's rights under this
Section 8 shall terminate 12 months after such date of termination.

                           (c)      For purposes of this Agreement, the
"Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in
Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof or (iii) the highest closing sales price per share of Issuer Common Stock quoted on NASDAQ (or if Issuer Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date; PROVIDED, HOWEVER, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

                           (d)      As used herein, a "Repurchase Event"
shall occur if (i) any person (other than Grantee or any of its Subsidiaries) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) (other than Grantee or any Subsidiary of Grantee) shall have been formed which beneficially owns or has the right to acquire beneficial owner-ship of, 50% or more of the then outstanding shares of Issuer Common Stock or
(ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof shall be consummated.

                           (e)      Notwithstanding anything herein to the
contrary, the aggregate amount payable to Grantee pursuant to this Section 8 shall not exceed $3,500,000.

                  9. Registration Rights. Issuer shall, if requested by Grantee (or if applicable, a Grantee Majority) at any time and from time to time within two years of the date on which the Option first becomes exercisable, provided that such period of time shall be extended by the number of days, if any, by which Issuer shall delay the registration of the Issuer Common Stock pursuant to the proviso contained at the end of this sentence, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary (or in any event up to two suitable disclosure statements for federal securities law purposes if no such registration is required under the Securities Act) in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; PROVIDED, HOWEVER, that Issuer may delay for a period not to exceed 90 days filing a registration or equivalent statement if Issuer shall in good faith determine that (i) any such registration would adversely affect an offering or contemplated offering of securities by Issuer or (ii) the filing of such registration or equivalent statement would, if not so delayed, materially and adversely affect a then proposed or pending financial project, acquisition, merger or corporate reorganization; and PROVIDED FURTHER, that nothing contained herein shall limit or adversely affect in any manner Grantee's rights contained in the fourth following sentence hereof. Issuer shall use its best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration or similar statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration or similar statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholder of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; PROVIDED, HOWEVER, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, Issuer shall not be required to register Option Shares pursuant to this Section 9 (i) prior to the occurrence of a Subsequent Triggering Event, (ii) within 90 days after the effective date of a registration referred to in the second preceding sentence pursuant to which Grantee was afforded the opportunity to register Option Shares and such shares were registered as requested, (iii) unless a request therefor is made to Issuer by a Grantee or Grantees which hold at least 25% of the aggregate number of Option Shares (including shares of Issuer Common Stock upon exercise of the Option) then outstanding and (iv) on more than two occasions by reason of the fact that there shall be more than one Grantee as a result of any assignment of this Agreement or division of this Agreement pursuant to Section 11 hereof.

                  10. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on NASDAQ or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on NASDAQ or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

                  11. Division of Option. Upon the occurrence of a Subsequent Triggering Event, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  12. Rights Agreement. Issuer shall not approve, adopt or amend, or propose the approval and adoption or amendment of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that (a) the Rights issued pursuant thereto will not become exer-cisable by virtue of the fact that Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) acquired or acquirable pursuant to the grant or exercise of this Option and (y) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed to the extent such Rights relate to the shares of Issuer Common Stock described in clause (a) of this Section 12. This covenant shall survive for so long as Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(x) of this Section 12.

                  13. Miscellaneous. (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                           (b)      Waiver and Amendment.  Any provision of this
Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                           (c)      Entire Agreement; No Third-Party
Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other agreements and instruments referred to herein and therein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, this Agreement shall be deemed to amend the confidentiality agreement, dated as of February 3, 1997, between Issuer and Grantee so as to permit Grantee to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire Issuer Common Stock upon exercise of the Option. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Common Stock as provided in Section 3 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

                           (d)      Governing Law.  This Agreement shall
be governed and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law rules.

                           (e)      Descriptive Headings.  The descriptive
headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                           (f)      Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Issuer to:

                       First Citizens Financial Corporation
                       22 First Field Road
                       Gaithersburg, Maryland 20878
                       Attention: Chief Executive Officer

                  with a copy to:

                       Skadden, Arps, Slate, Meagher & Flom
                       919 Third Avenue
                       New York, New York 10022
                       Attention: William S. Rubenstein, Esq.

                  If to Grantee to:

                       Provident Bankshares Corporation
                       114 East Lexington Street
                       Baltimore, Maryland 21202
                       Attention:  Chief Executive Officer

                  with a copy to:

                       Muldoon, Murphy & Faucette
                       501 Wisconsin Avenue, N.W.
                       Suite 508
                       Washington, D.C. 20016
                       Attention: Mary M. Sjoquist, Esq.

                           (g)      Counterparts.  This Agreement and any
amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

                           (h)      Assignment.  Neither this Agreement nor any
of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and after the occurrence of a Subsequent Triggering Event Grantee may assign its rights under this Agreement to one or more third parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

                           (i)      Further Assurances.  In the event of any
exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                           (j)      Specific Performance.  The parties hereto
agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                       FIRST CITIZENS FINANCIAL CORPORATION


                                            /s/ Enos K. Fry
                                       By _________________________________
                                               Name:  Enos K. Fry
                                               Title: President


                                       PROVIDENT BANKSHARES CORPORATION


                                            /s/ Carl W. Stearn
                                       By _________________________________
                                               Name:  Carl W. Stearn
                                               Title: Chairman and CEO

                                                                         ANNEX C




July 15, 1997

Board of Directors
First Citizens Financial Corporation
22 Firstfield Road
Gaithersburg, Maryland  20878-1758

Attention:        Mr. Herbert W. Jorgensen
                  Chairman of the Board

Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $.01 per share (the "First Citizens Shares"), of First Citizens Financial Corporation ("First Citizens") of the exchange ratio (as described below, the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of March 10, 1997 (the "Agreement"), between First Citizens and Provident Bankshares Corporation ("Bankshares").

      Pursuant to the Agreement, First Citizens will merge with and into Bankshares (the "Merger") and each First Citizens Share issued and outstanding immediately prior to the Effective Time (subject to certain exceptions) shall be converted into and exchangeable for .7665 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of Bankshares ("Bankshares Common Stock") and cash will be paid in lieu of fractional shares issued. It is our understanding that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

      The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      In connection with this opinion, we have reviewed and considered, among other things: (a) the Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for First Citizens for the four fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for Bankshares for the four fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996; (d) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of First Citizens and Provident for the quarter ended March 31,

Board of Directors
First Citizens Financial Corporation
July 15, 1997

1997; (e) financial analyses and forecasts for First Citizens and Bankshares prepared by and/or reviewed with the respective managements of First Citizens and Bankshares; (f) the views of senior management of First Citizens and Bankshares of their respective past and current business operations, results thereof, financial condition and future prospects; (g) certain reported price and trading activity for the First Citizens and Bankshares common stock, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (h) the financial terms of recent business combinations in the banking industry; (i) the pro-forma impact of the transaction on Bankshares; (j) the current market environment generally and the banking environment in particular; and (k) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

      In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of First Citizens or Bankshares or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of First Citizens and Bankshares). With respect to the financial projections reviewed with management, we have assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of First Citizens and Bankshares and of the combined company, and that such performances will be achieved. We have also assumed that there has been no material change in First Citizens's or Bankshares's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for First Citizens and Bankshares were adequate to cover such losses. We have further assumed that the conditions precedent in the Agreement are not waived.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

      We have acted as First Citizens's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

      It is understood that this opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Endicott's prior written consent, provided, however, that we hereby consent to the inclusion of this

Board of Directors
First Citizens Financial Corporation
July 15, 1997


opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is quoted in full in such Registration Statement or proxy statement.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of First Citizen Shares.

                                       Very truly yours,


                                       /s/ Endicott Financial Advisors, L.L.C.

                                       ENDICOTT FINANCIAL ADVISORS, L.L.C.

                                                                         ANNEX D






                                                                   July 15, 1997

Board of Directors
Provident Bankshares Corporation
1114 East Lexington Street
Baltimore, Maryland 21202

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness from a financial point of view to the shareholders of Provident Bankshares Corporation ("Provident") of the exchange ratio in the proposed merger (the "Merger") of First Citizens Financial Corporation ("First Citizens"), with and into Provident, pursuant to the Merger Agreement and Plan of Merger dated as of March 10, 1997, among Provident and First Citizens (the "Merger Agreement"). Under the terms of the Merger Agreement, each outstanding share of First Citizens Common Stock will, with certain exceptions, be converted into and exchangeable for .7665 shares, as adjusted for the 5% stock dividend (the "Exchange Ratio") of Provident Common Stock. It is our understanding that the Merger will be structured as a pooling-of-interests transaction under generally accepted accounting practices.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, First Citizens and Provident and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Citizens and Provident for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Provident. We have acted for the Board of Directors of Provident in rendering this fairness opinion and will receive a fee from Provident for our services.

Board of Directors
Provident Bankshares Corporation
Page 2


         In connection with this opinion, we have reviewed, among other things,
(i) the Merger Agreement; (ii) the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus relating to the meetings of stockholders of Provident and First Citizens at which such shareholders will be asked to approve the Merger Agreement; (iii) Annual Reports to stock holders for the three years ended December 31, 1995 for Provident and First Citizens; (iv) certain interim reports to stockholders of Provident and First Citizens and Quarterly Reports on Form 10-Q of Provident and First Citizens and certain other communications from Provident and First Citizens to their respective stock holders; (v) other financial information concerning the business and operations of Provident and First Citizens furnished to KBW by Provident and First Citizens for the purpose of KBW's analysis, including certain internal financial analyses and forecasts for Provident and First Citizens prepared by senior management of Provident and First Citizens; (vi) certain publicly available information concerning the trading of, and the trading market for the Common Stock of Provident and First Citizens; and (vii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry. KBW also held discussions with senior management of each of Provident and First Citizens regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Provident and First Citizens with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Provident and First Citizens as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of each of Provident and First Citizens and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We also have assumed that the aggregate allowances for loan losses for Provident and First Citizens are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Provident and First Citizens, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of each of Provident and First Citizens; (ii) the assets and liabilities of each of Provident and First Citizens; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies and thrifts and thrift holding companies. We also have taken into account our assessment of general economic, market and financial

Board of Directors
Provident Bankshares Corporation
Page 3


conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Provident Common Stock.


                                           Very truly yours,

                                           /s/ Keefe, Bruyette & Woods, Inc.

                                           KEEFE, BRUYETTE & WOODS, INC.

               PART II -- Information Not required in Prospectus

Item 20.          Indemnification of Directors and Officers

     Provident's Bylaws provide that Provident shall indemnify, to the fullest extent permitted by law, all persons who may be indemnified pursuant to the MGCL.

     Section 2-418 of the MGCL permits indemnification of any director or officer with respect to any proceedings unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings; provided, however, that if the proceeding is won by, or in the right of, the corporation, indemnity is permitted only for reasonable expenses and not with respect to any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgement, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.


Item 21.          Exhibits and Financial Statement, Schedules.

                  (a)  Exhibits.

     2.1 Amended and Restated Agreement and Plan of Merger, amended and restated as of July 14, 1997, by and between Provident Bankshares Corporation and First Citizens Financial Corporation is included as Annex A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     3.1 Certificate of Incorporation of the Registrant, as amended, previously filed and incorporated by reference to Provident Bankshares Corporation's Registration Statement on Form S-3 (File No. 33-73162) filed August 18, 1994.

     3.2 By-laws of the Registrant, previously filed and incorporated by reference to Provident Bankshares Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

     4.1 Rights Agreement, previously filed and incorporated by reference to Provident Bankshares Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

     5.1          Opinion of Muldoon, Murphy & Faucette regarding legality.

     8.1          Opinion of Muldoon, Murphy & Faucette regarding tax matters.

     10.1 Stock Option Agreement, dated as of March 10, 1997, by and between Provident Bankshares Corporation and First Citizens Financial Corporation is included as Annex B to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     10.2 Form of Employment Agreement between Provident Bankshares Corporation and Enos K. Fry.

     10.3 Form of Change in Control Agreement between Provident Bankshares Corporation and Enos K. Fry.

     10.4 Form of Consulting Agreement between Provident Bankshares Corporation and Herbert W. Jorgensen.

     23.1 Consent of Muldoon, Murphy & Faucette (included in Exhibit 5.1 hereto).

     23.2 Consent of Muldoon, Murphy & Faucette (included in Exhibit 8.1 hereto).

     23.3         Consent of Coopers & Lybrand, L.L.P.

     23.4         Consent of Arthur Andersen LLP.

     23.5         Consent of KPMG Peat Marwick LLP.

     23.6         Consent of Endicott Financial Advisors, L.L.C.

     23.7         Consent of Keefe, Bruyette & Woods, Inc.

     24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

     99.1 Opinion of Endicott Financial Advisors, L.L.C. is included as Annex C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     99.2 Opinion of Keefe Bruyette & Woods, Inc. is included as Annex D to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     (b)          Financial Statement Schedules.

                           None.

     (c)          Item 4(b)  Information.

                           None.


Item 22.          Undertakings.

     (a)          The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; PROVIDED, HOWEVER, that paragraphs
                  (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of

Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, on July 15, 1997.

                                      PROVIDENT BANKSHARES CORPORATION



                                             By:    /s/ Carl W. Stearn
                                                    _________________________
                                                    Carl W. Stearn
                                                    Chairman of the Board and
                                                    Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 15, 1997.

                  We, the undersigned officers and directors of Provident Bankshares Corporation hereby severally and individually constitute and appoint Carl W. Stearn, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorney and agent to any and all such amendments and instruments.

     NAME                                                  TITLE
     ----                                                  -----
/s/ Carl W. Stearn                                Chairman of the Board and
____________________________
Carl W. Stearn                                    Chief Executive Officer

/s/ James R. Wallis                               Executive Vice President
____________________________
James R. Wallis                                   (Principal Financial Officer)

/s/ R. Wayne Hall                                 Treasurer (Principal
____________________________
R. Wayne Hall                                     Accounting Officer)

/s/ Robert B. Barnhill, Jr.                       Director
____________________________
Robert B. Barnhill, Jr.

/s/ Melvin A. Bilal                               Director
____________________________
Melvin A. Bilal

/s/ Dr. Calvin W. Burnett                         Director
____________________________
Dr. Calvin W. Burnett

/s/ Charles W. Cole, Jr.                          Director
____________________________
Charles W. Cole, Jr.

/s/ M. Jenkins Cromwell, Jr.                      Director
____________________________
M. Jenkins Cromwell, Jr.

/s/ Pierce B. Dunn                                Director
____________________________
Pierce B. Dunn

/s/ Clivie C. Haley, Jr.                          Director
____________________________
Clivie C. Haley, Jr.

/s/ Mark K. Joseph                                Director
____________________________
Mark K. Joseph

/s/ Norman J. Louden                              Director
____________________________
Norman J. Louden

/s/ Barbara B. Lucas                              Director
____________________________
Barbara B. Lucas

/s/ Peter M. Martin                               Director
____________________________
Peter M. Martin

/s/ Sister Rosemarie Nassif                       Director
____________________________
Sister Rosemarie Nassif

/s/ C. William Pacy                               Director
____________________________
C. William Pacy

/s/ Francis G. Riggs                              Director
____________________________
Francis G. Riggs

/s/ Sheila K. Riggs                               Director
____________________________
Sheila K. Riggs

                                 EXHIBIT INDEX




     2.1 Amended and Restated Agreement and Plan of Merger, amended and restated as of July 14, 1997, by and between Provident Bankshares Corporation and First Citizens Financial Corporation is included as Annex A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     3.1 Certificate of Incorporation of the Registrant, as amended, previously filed and incorporated by reference to Provident Bankshares Corporation's Registration Statement on Form S-3 (File No. 33-73162) filed August 18, 1994.

     3.2 By-laws of the Registrant, previously filed and incorporated by reference to Provident Bankshares Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

     4.1 Rights Agreement, previously filed and incorporated by reference to Provident Bankshares Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

     5.1   Opinion of Muldoon, Murphy & Faucette regarding legality.

     8.1   Opinion of Muldoon, Murphy & Faucette regarding tax matters.

     10.1 Stock Option Agreement, dated as of March 10, 1997, by and between Provident Bankshares Corporation and First Citizens Financial Corporation is included as Annex B to the Joint Proxy
           Statement/Prospectus which is part of this Registration Statement.

     10.2 Form of Employment Agreement between Provident Bankshares Corporation and Enos K. Fry.

     10.3 Form of Change in Control Agreement between Provident Bankshares Corporation and Enos K. Fry.

     10.4 Form of Consulting Agreement between Provident Bankshares Corporation and Herbert W. Jorgensen.

     23.1 Consent of Muldoon, Murphy & Faucette (included in Exhibit 5.1 hereto).

     23.2 Consent of Muldoon, Murphy & Faucette (included in Exhibit 8.1 hereto).

     23.3  Consent of Coopers & Lybrand, L.L.P.

     23.4  Consent of Arthur Andersen LLP.

     23.5  Consent of KPMG Peat Marwick LLP.

     23.6  Consent of Endicott Financial Advisors, L.L.C.

     23.7  Consent of Keefe, Bruyette & Woods, Inc.

     24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

     99.1 Opinion of Endicott Financial Advisors, L.L.C. is included as Annex C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

     99.2 Opinion of Keefe Bruyette & Woods, Inc. is included as Annex D to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.